Exhibit 10.7

CLIFFORD CHANCE PARTNERSCHAFT MIT BESCHRÄNKTER BERUFSHAFTUNG

Execution version

EUR 16,000,000

SECURED MEZANNINE FACILITY AGREEMENT

dated 21 December 2022

for

AEG MH 03 LTD

arranged by

DEUTSCHE BANK AG

with

LAW DEBENTURE CORPORATE SERVICES LIMITED

acting as Mezzanine Agent

and

THE LAW DEBENTURE TRUST CORPORATION P.L.C.

acting as Security Agent

MEZZANINE REVOLVING FACILITY AGREEMENT

Notice: Under the Credit Reporting Act 2013 lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register. This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements.

CLIFFORD CHANCE PARTNERSCHAFT MIT BESCHRÄNKTER BERUFSHAFTUNG VON RECHTSANWÄLTEN,

STEUERBERATERN UND SOLICITORS · SITZ: FRANKFURT AM MAIN · AG FRANKFURT AM MAIN PR 2669

CONTENTS

Clause	Page

1.	Definitions and Interpretation	2

2.	The Facility	49

3.	Purpose	56

4.	Conditions of Utilisation	56

5.	Utilisation	61

6.	Repayment	63

7.	Prepayment and Cancellation	64

8.	Interest	71

9.	Interest Periods	72

10.	Changes to the Calculation of Interest	73

11.	Fees	74

12.	Tax Gross Up and Indemnities	76

13.	Increased Costs	83

14.	Other Indemnities	85

15.	Mitigation by the Lenders	88

16.	Costs and Expenses	88

17.	Bank Accounts	91

18.	Deposits into and Withdrawals from Accounts	94

19.	Senior ACcounts	97

20.	Guarantee and Indemnity	98

21.	Representations	102

22.	Information Undertakings	113

23.	Financial Covenants	126

24.	General Undertakings	127

25.	Events of Default	143

26.	Changes to the Lenders	151

27.	Restrictions on Debt Purchase Transactions	156

28.	Changes to the Obligors	156

29.	Role of the Mezzanine Agent and, the Arranger and the Reference Banks	159

30.	The Security Agent	171

31.	Conduct of business by the Finance Parties	183

32.	Sharing among the Finance Parties	183

33.	Payment Mechanics	186

34.	Set-off	190

35.	Application of Proceeds	190

36.	Notices	192

- i -

37.	Calculations and Certificates	195

38.	Partial Invalidity	195

39.	Remedies and Waivers	195

40.	Amendments and Waivers	195

41.	Confidential Information	201

42.	Confidentiality of Funding Rates and Reference Bank Quotations	206

43.	Bail-In	208

44.	Counterparts	210

45.	Governing Law	211

46.	Jurisdiction	211

- ii -

THIS AGREEMENT is dated         December 2022 and made between:

(1)	AEG MH 03 LIMITED, a private limited company incorporated and existing under the laws of Ireland having its registered office at Suite 9/10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, Dublin, D15R504, Ireland with registration number 720886, as borrower (the "Borrower");

(2)	AEG MH 01 LIMITED, a private limited company incorporated and existing under the laws of Ireland having its registered office at Suite 9/10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, Dublin, D15R504, Ireland with registration number 714976, as parent of the Borrower and as original guarantor (the "Parent" or the "Original Guarantor", together with the Borrower, the "Original Obligors");

(3)	DEUTSCHE BANK AG as mandated lead arranger (the "Arranger");

(4)	THE FINANCIAL INSTITUTION listed in Schedule 1 (The Original Lender) as lender (the "Original Lender");

(5)	LAW DEBENTURE CORPORATE SERVICES LIMITED, as agent of the other Finance Parties (the "Mezzanine Agent"); and

(6)	THE LAW DEBENTURE TRUST CORPORATION P.L.C., as security trustee for the Secured Parties (as defined herein) (the "Security Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Acceptable Bank" means a bank or financial institution which has the Requisite Rating.

"Accepting Lender" has the meaning given to that term in paragraph (k) of Clause 2.3 (Increase – Accordion Option).

"Accordion Availability Period" has the meaning given to that term in paragraph (a) of Clause 2.3 (Increase – Accordion Option).

"Accordion Increase Amount" means the amount of the proposed increase of the Total Commitments pursuant to Clause 2.3 (Increase – Accordion Option) as set out in the Accordion Increase Request.

"Accordion Increase Date" has the meaning given to that term in paragraph (e) of Clause 2.3 (Increase – Accordion Option).

"Accordion Increase Request" means a request by the Borrower to increase the Total Commitments delivered in accordance with paragraphs (a) and (b) of Clause 2.3 (Increase – Accordion Option).

"Accordion Increase Supplemental Security" means, in relation to an Accordion Increase Amount, such documents (if any) as are reasonably necessary to provide the Accordion Increase Lenders with the benefit of Security, guarantees, indemnities and other assurance against loss equivalent to the Security, guarantees, indemnities and other assurance against loss provided to the Lenders under the Facility pursuant to the Finance Documents (other than any lack of equivalence directly consequent to:

(a)	being provided later in time; or

(b)	constituting new / an increase of the respective Secured Obligations under the relevant Security Documents).

"Account" means the Disbursement Account, the Debt Service Account, the Disposal Proceeds Account and the Distribution Account.

"Account Bank" means JP Morgan, Dublin and each other bank in which an Account is opened and maintained to effect the replacement referenced pursuant to paragraph (b) of Clause 17.3 (Account Bank).

"Accounting Principles" means, in respect of any Obligor and each of its respective Subsidiaries, generally accepted accounting principles in the Original Jurisdiction of that Obligor or, as applicable, its respective Subsidiaries, in each case including IFRS.

"Acquisition" means the acquisition (whether direct or indirect) of an Eligible Project or, as the case may be, of a ProjectCo owning an Eligible Project, by an Obligor.

"Acquisition Agreement" means any sale and purchase agreement for the acquisition of a ProjectCo or several ProjectCos (or any other entity with the intention that such entity becomes a Subsidiary) made between the Senior Borrower or any Country HoldCo and/or and Project HoldCo (as applicable) and the respective vendor.

"Acquisition Costs" means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Borrower, the Sponsor or any other member of the Group in connection with an Acquisition or the Transaction Documents relating to such Acquisition and/or the relevant ProjectCo, in each and every case, as set out in the Financial Model (as the same has been updated in connection with approving a solar PV project as a Warehouse Project under this Agreement and the Senior Facility Agreement).

"Acquisition Date" means, with respect to each ProjectCo or, as applicable, Eligible Project, the date of the completion of the acquisition of it by a member of the Group (being a Subsidiary of the Senior Borrower).

"Acquisition Document" means:

(a)	each Acquisition Agreement; and

(b)	each Eligible Letter of Credit.

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 28.2 (Additional Guarantors).

"Advisers" means each of the Lenders' Technical Adviser, the Lenders' Tax and Accounting Adviser, the Lenders' Insurance Adviser, the Lenders' Legal Advisers and the Model Auditor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"AIF" has the meaning given to that term under AIFMD Law.

"AIFM" has the meaning given to that term under AIFMD Law.

"AIFMD" means Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010 (in each case as incorporated into English law under the European Union (Withdrawal) Act 2018 (as amended), as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualifications).

"AIFMD Law" means

(a)	the AIFMD, and

(b)	any applicable law of a member state of the European Union implementing the AIFMD.

"Allocated Loan Amount" means, with respect to any Warehouse Project, the aggregate of:

(a)	the Allocated Senior Facility Amount; and

(b)	the Allocated Mezzanine Facility Amount, for such Warehouse Project.

"Allocated Mezzanine Facility Amount" means the amount of the Loan(s) which shall be allocated to each Warehouse Project as determined on the basis of the Financial Model by applying the Mezzanine Debt Sizing Assumptions.

"Allocated Senior Facility Amount" means the amount confirmed as such with respect to a Warehouse Project by the Senior Agent.

"Anti-Bribery and Corruption Laws" means:

(a)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997,

(b)	the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998; and as may be further amended and supplemented from time to time,

(c)	the Bribery Act 2010;

(d)	the Irish Prevention of Corruption Acts 1889 to 2012, the Irish Criminal Justice (Corruption Offences) Act 2018, the Irish Protected Disclosures Act 2014; or

(e)	any similar applicable law or regulation.

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Asset Management Agreement " means each asset management agreement delivered by the Original Obligors for the purposes of paragraph 1(e) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent in determining whether a solar PV project, or portfolio of solar PV projects, is an Eligible Project for the purposes of the Finance Documents.

"Asset Manager" means each person proposed to act as the asset manager in connection with an Eligible Project as identified pursuant to paragraph 1(f) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Assignment of Acquisition Receivables Agreement" means each assignment agreement governed by the laws of the relevant Eligible Jurisdiction pursuant to which the receivables of the purchaser under the relevant Acquisition Agreement and related Eligible Letter of Credit are assigned to the Security Agent.

"Assignment of Parent Shareholder Loans" has the meaning given to it in Schedule 4 (Mezzanine Only Security Documents).

"Assumptions" means the assumptions set out in the Original Base Case (including technical, economic (including merchant price forecasts based on the relevant most recent Market Study), accounting, timing and tax assumptions) on which the projections of Revenue, Operating Costs, Debt Service and other amounts in the Original Base Case are based, as updated from time to time in accordance with Clause 22.6 (Assumptions).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period commencing on the Signing Date to and including the date falling thirty (30) months thereafter.

"Available Cashflow" means, in relation to any period, the sum (without double counting) of:

(a)	Revenue for such period,

minus

(b)	the aggregate amounts of:

(i)	Operating Costs and Project Costs, in each case to the extent not funded by way of the Loans paid or payable during such period; and

(ii)	Fees, Costs paid or payable during such period; and

provided that, for the purpose of determining Available Cashflow for any period, with respect to any amount received (or projected to be received) by the Group in a currency other than the currency of the Loans:

(A)	if such amount or part thereof is converted or expected to be converted into the currency of the Loans, only the amount received or expected to be received upon such conversion shall be taken into account; and

(B)	otherwise, such amount shall not be taken into account.

"Available Commitment" means a Lender's Commitment minus (subject as set out below):

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender's Commitment.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Bad Boy Guarantee" means the guarantee issued by the Sponsor in connection with this Agreement and the Senior Facility Agreement.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Base Case" means:

(a)	the Original Base Case; or

(b)	if produced in accordance with Clause 22.5 (Updated Base Case), the most recently agreed Updated Base Case.

"Base Equity" means, in respect of any Warehouse Project or, if applicable, several Warehouse Projects being subject to the same Acquisition, the amount specified in the Original Project Close Confirmation, being the difference between:

(a)	the aggregate total amount of (i) Project Costs, (ii) the purchase price in respect of each Eligible Project and (iii) the Acquisition Costs for each relevant Eligible Project (as applicable); minus

(b)	the Allocated Loan Amount

in each case, specified in the Project Close Confirmation for that Warehouse Project. For the avoidance of doubt, any amount made available pursuant to Clause 25.25 (Equity Cure) shall not constitute Base Equity for the purposes of this Agreement.

"Base Equity Contribution" means a contribution of Base Equity, whether in the form of share capital or Shareholder Loans, made available by a Holding Company (including the Parent) to the Borrower.

"Blocking Regulation" means the UK Blocking Regulation, the German Blocking Regulation, the EU Blocking Regulation and any similar anti-boycott or similar laws or regulations.

"Break Costs" means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Dublin, London, Frankfurt am Main, Luxembourg and which is a Target Day.

"Business Plan" means the Original Business Plan, as updated by the Obligors from time to time for the purposes of Clause 4.4 (Conditions precedent for each Utilisation to pay other Eligible Project Costs).

"Calculation Date" means 31 December 2022 and each 31 March, 30 June, 30 September and 31 December in each calendar year thereafter and falling on or before the Termination Date.

"Calculation Period" means, in relation to any Calculation Date, the period starting on the day following such Calculation Date and ending twelve (12) Months thereafter.

"Certain Funds Period" means the period commencing on the date the Mezzanine Agent confirms (in its sole discretion acting on the instructions of each Lender) that the certain funds concept shall apply with respect to a particular Acquisition and ending on the earlier of:

(a)	ten (10) days after that confirmation or such later date as agreed by the Mezzanine Agent (acting on the instructions of each Lender); and

(b)	the date on which the Certain Funds Utilisation occurs.

"Certain Funds Utilisation" means a Loan made or to be made under the Facility during the Certain Funds Period, with its predominant purpose to finance any Acquisition.

"Change of Control" means the Sponsor ceases to control (whether directly or indirectly) at least fifty-one per cent. (51%) of the Group.

For the purposes herein, "control" means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of any member of the Group;

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of any member of the Group; or

(c)	give directions with respect to the operating and financial policies of any member of the Group which the directors or other equivalent officers of any member of the Group are obliged to comply with.

"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Code" means the US Internal Revenue Code of 1986.

"Commercial Operation Date" means, with regard to a Warehouse Project, either:

(a)	the date of the Mezzanine Agent's notification (acting in consultation with the Lenders' Technical Adviser) to the Borrower and each other Obligor that owns (whether directly or indirectly) the relevant Warehouse Project that the following tests have been met:

(i)	all acceptance certificates under the EPC Contract and (if applicable) other construction contracts relevant to the Warehouse Project have been issued by the EPC Contractor and (if applicable) other sub- contractors (as confirmed by the Lenders' Technical Adviser);

(ii)	no litigation, arbitration or administrative proceeding has commenced, or been threatened in writing to commence, in connection with the relevant Warehouse Project, including in connection with any Authorisations or Project Documents or other agreement;

(iii)	all Authorisations required to commence operations have been obtained and are in full force and effect for the relevant Warehouse Project;

(iv)	an executed O&M Contract and PPA, in each case, in form and substance satisfactory to the Mezzanine Agent; and

(v)	the relevant Warehouse Project has commenced commercial operations (as confirmed by the Lenders' Technical Adviser); or

(b)	the date of any determination pursuant to the Resolution Procedure that the tests in paragraph (a) above have been met.

"Commitment" means

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Increase – Accordion Option),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Common Secured Parties" has the meaning given to it in the Intercreditor and Subordination Deed.

"Common Security Documents" has the meaning given to it in the Intercreditor and Subordination Deed.

"Common Transaction Security" means the Security created or expressed to be created in favour of Common Security Agent (on behalf of the Common Secured Parties) under the Common Security Documents.

"Compensation Proceeds" means:

(a)	any compensation payment (however described) received by the Obligors (or any of them) for damage or loss or by way of liquidated damages, purchase price reductions or penalties or otherwise in respect of any defect, failure to meet any specification or standard, any delay or for any other reason under or in connection with any Project Documents including any amount received as a result of the termination, cancellation, revocation, withdrawal or anticipated or natural expiry, in whole or in part, of a Project Document and any money received pursuant to any guarantee, bond or other security or the proceeds of any arbitral awards or court orders in respect thereof, however excluding Revenue Replacing Compensation;

(b)	all consideration received by any Obligor in respect of the partial or total nationalisation, expropriation, compulsory purchase or requisition of any of the assets or interests of a Warehouse Project and/or of any shares or interests in the ProjectCos; or

(c)	any sum received by any Obligor in respect of the termination, withdrawal, refusal, revocation, suspension or modification of any Authorisation or any other official order or notice restricting the construction or operation of any Warehouse Project.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

"Compliance Standards" means all applicable laws and regulations, the E&S Standards and Good Industry Practice.

"Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Mezzanine Agent.

"Construction Budget" means:

(a)	Original Construction Budget; and

(b)	any update to the Original Construction Budget, and any additional updates thereto, in each case, pursuant to Clause 22.7 (Construction Budget and Project Close Confirmation).

"Contingent Equity" means a share capital contribution and/or a Shareholder Loan made available (whether directly or indirectly) by a Holding Company of any member of the Group to a ProjectCo. For the avoidance of doubt, no Equity Cure shall constitute Contingent Equity for the purposes of this Agreement.

"Cost Overrun" means, in respect of a Warehouse Project, the circumstance where the aggregate Project Costs required to achieve the Commercial Operation Date is greater than an amount equal to the aggregate of (i) the Allocated Loan Amount plus (ii) the Base Equity, in each case, in respect of that Warehouse Project.

"CPPA" means any contract of sale of GoOs generated by a Warehouse Project, if any, and entered into by an Obligor.

"CTA" means the Corporation Tax Act 2009.

"Country HoldCo" means each entity described as such in paragraph 2 of Schedule 3 (Eligibility Criteria) in connection with the relevant Eligible Project.

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub–participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub–participation in respect of,

any Commitment or amount outstanding under this Agreement.

"Debt Service Account" has the meaning given to it in Clause 17.1 (Designation of Accounts).

"Debt Sizing Case" means the debt sizing case incorporated in the Financial Model based on the debt sizing assumptions which will be used to determine for the purposes of this Agreement and the Mezzanine Facility Agreement the Allocated Senior Facility Amount, the Allocated Mezzanine Facility Amount and the Allocated Loan Amount in respect to a particular Eligible Project. "Declining Lender" has the meaning given to that term in paragraph (k) of Clause 2.3 (Increase – Accordion Option).

"Deed of Guarantee Confirmation" means written confirmation by the Original Guarantor and each Additional Guarantor confirming for the benefit of the Finance Parties that all guarantee obligations owed by it under the Finance Documents remain in full force and effect and extend to any new obligations assumed by any Obligor under the Finance Documents (including, but not limited to, any Guarantor Accession Letter).

"Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Mezzanine Agent or the Borrower (which has notified the Mezzanine Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,; or

(d)	an Affiliate of which is a Defaulting Lender,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Disbursement Account" has the meaning given to it in Clause 17.1 (Designation of Accounts).

"Discounted Aggregate Available Cashflow" means, in relation to any Calculation Date and with respect to all Warehouse Projects, the Available Cashflow projected in the then current Base Case:

(a)	for the Calculation Period ending on such Calculation Date; and

(b)	for each subsequent Calculation Period discounted back to such Calculation Date on the basis that:

(i)	the discount rate to be applied shall be the weighted average (calculated by the Mezzanine Agent by reference to the amount outstanding under the Facility) of the rates assumed in the then current Financial Model to be the rates at which interest will accrue under the Facility from such Calculation Date until the final date of the 25-year amortising profile of the Loans as determined under the Mezzanine Debt Sizing Assumptions, in each case, taking into account any interest rate hedging applicable under the Senior Hedging Agreements; and

(ii)	the discounting shall be made on a monthly basis and on the assumption that cashflow for a monthly period occurs at the end of that period.

"Disposal Equity Amount" means the amount of the Disposal Proceeds generated by a disposal minus the aggregate of:

(a)	the amount of the Senior Prepayment Disposal Proceeds; and

(b)	the amount of the Prepayment Disposal Proceeds.

"Disposal Proceeds" means the net disposal proceeds derived from a Permitted Disposal (other than the proceeds incurred from an Excluded Permitted Disposal).

"Disposal Proceeds Account" has the meaning given to it in Clause 17.1 (Designation of Accounts).

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distribution" means, with respect to an Obligor and any other member of the Group:

(a)	any dividend, charge, fee, cash distribution or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of the shares of that member of the Group (or any part or class thereof);

(b)	any redemption, reduction, repurchase, defeasance, retirement or repayment of share capital, share premium or other capital reserves;

(c)	repayment of principal, payment of interest or payment of other amounts in respect of:

(i)	in case of the Borrower, Shareholder Loans, except for the Permitted Distribution; and

(ii)	in case of any ProjectCos, Intragroup Loans, except for the Permitted Intragroup Repayments; and

(d)	any other payment of management, advisory or other fee or distribution of any kind by:

(i)	any of the Obligors to any other member of the Group or to any of the Shareholders and any of their Affiliates; and

(ii)	any of the ProjectCos, to any of the Shareholders and any of their Affiliates.

"Distribution Account" has the meaning given to it in Clause 17.1 (Designation of Accounts).

"E&S Authorisation" means any Authorisation and the filing of any notification, report or assessment required under any E&S Law to carry out any of the Warehouse Project(s).

"E&S Claim" means any claim, proceeding or investigation by any person in respect of any E&S Law.

"E&S Laws" means any applicable laws relating to E&S Matters.

"E&S Matters" means matters relating to the Environment (including the pollution or protection of any part thereof) or Social Fabric, including those environmental and social aspects identified by the Technical Adviser as relevant to any of the Warehouse Project(s).

"E&S Standards" means, as applicable to the Borrower and the Project, the Equator Principles and all E&S Laws.

"Eligibility Criteria" has the meaning given to it in Schedule 3 (Eligibility Criteria).

"Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a member of the Group.

"Eligible Jurisdiction" means each of Ireland, Italy, Poland, Portugal, Spain, the Netherlands and the United Kingdom.

"Eligible Letters of Credit" means each letter of credit issued by the seller under an Acquisition Agreement in connection with securing the refunding of any advance payment made available to the seller under that Acquisition Agreement approved by the Mezzanine Agent.

"Eligible Pre-RtB Costs" for the purpose of an Eligible Project, means:

(a)	refundable grid deposits, by way of letter of credit or cash deposits, required to be paid under relevant Project Documents and / or Acquisition Agreements; and

(b)	advance payments backed by Eligible Letters of Credit,

in each case:

(i)	approved by the Mezzanine Agent (acting on the instructions of the Majority Lenders, in consultation with the Lenders' Technical Adviser and based on the Due Diligence Reports) in the Financial Model as an "Eligible Pre-RtB Cost"; and

(ii)

provided that:

(A)	the aggregate amount of Eligible Pre-RtB Costs may not exceed ten (10) per cent of the aggregate of the Total Commitments and the Senior Total Commitments; and

(B)	in case of Eligible Pre-RtB Costs with respect to refundable grid deposits, the terms of the refundable grid deposits must have been approved by the Mezzanine Agent.

"Eligible Pre-RtB Costs Rebalance" means, in connection with a Warehouse Project that has achieved RtB Status, the amount required under the Senior Facility Agreement to refinance all Eligible Pre-RtB Costs financed to the Borrower under this Agreement such that, following all relevant amounts disbursed under the Senior Facility Agreement, the Eligible Pre-RtB Costs financed hereunder shall amount to the pro rata financing of such total costs across under both the Senior Facility Agreement and this Agreement.

"Eligible Pre-RtB Project" means a solar PV project that is in an Eligible Jurisdiction and at Pre-RtB Stage and that is yet to become an Eligible Project in accordance with this Agreement and the Senior Facility Agreement and is approved by all Lenders (each acting in its sole discretion) as an "Eligible Pre-RtB Project".

"Eligible Project" means a solar PV project which:

(a)	satisfies the Eligibility Criteria; and

(b)	whether or not the Eligibility Criteria having been satisfied, the Majority Lenders have agreed to finance under this Agreement.

"Eligible Project Costs" means, in connection with an Eligible Project:

(a)	means development, planning, incorporation and start-up costs incurred prior to RtB Status; and

(b)	means all costs, expenses and fees properly incurred by the ProjectCo in connection with the construction and commissioning of the Eligible Project in accordance with the EPC Contract, and in each case, approved by the Senior Agent (acting on the instructions of the Majority Lenders (as defined under the Senior Facility Agreement), in consultation with the Senior Lenders' Technical Adviser and based on the Due Diligence Reports) in the Financial Model as an "Eligible Project Cost".

"Eligible Status" means each of:

(a)	a solar PV project that is an Eligible Pre-RtB Project;

(b)	the RtB Status; or

(c)	Commercial Operation Date has been achieved.

"Enhancement PPAs" means a power purchase agreement for such period and for such amount as the relevant ProjectCo considers to be advantageous to be entered into from time to time or such other arrangement from time to time entered into by the relevant ProjectCo to hedge power price risks, in each case (a) where such arrangement or agreement does not undermine, impact or result in termination of any relevant feed-in tariff, subsidized arrangement or existing power purchase arrangements that formed part of the Eligibility Criteria for the relevant Warehouse Project and (b) the Debt Sizing Case for the relevant Warehouse Project would not be prejudiced, nor deteriorate in any way, if such agreement and/or arrangement were entered into.

"Environment" means the environment including the air (including, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, territorial, coastal and inland waters, ground and surface water and water in drains and sewers), land (including, surface and sub-surface soil), animals, plants, natural habitats and human health.

"EPC Contract" means each EPC contract delivered by the Original Obligors for the purposes of paragraph 1(e) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent in determining whether a solar PV project, or portfolio of solar PV projects, is an Eligible Project for the purposes of the Finance Documents.

"EPC Contractor" means:

(a)	Unisun Energy BV with registered address Westblaak 35, 3012 KD Rotterdam, The Netherlands; or

(b)	any other person proposed to act as EPC contractor in connection with an Eligible Project as identified pursuant to paragraph 1(f) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent.

"Equator Principles" means the set of principles set out in the paper entitled "A financial industry benchmark for determining, assessing and managing environmental and social risk in projects" dated June 2013 and adopted by certain financial institutions.

"EU Blocking Regulation" means Regulation (EU) No 2271/96 of the European Parliament and of the Council of 22 November 1996 as amended by Commission Delegated Regulation (EU) 2018/1100 of 6 June 2018 (including as it forms part of domestic law for the purposes of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) as amended, varied, superseded or substituted from time to time), protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based on or resulting therefrom.

"EU Insolvency Regulation" means Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

"Excluded Permitted Disposal" means any solar PV project owned by a Subsidiary of the Borrower but not a project that is financed by any Finance Document or Senior Facility Agreement and not a Warehouse Project for the purposes of the Finance Documents.

"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Mezzanine Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means

(a)	any letter or letters dated on or about the Signing Date between the Arranger and the Borrower (or the Mezzanine Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees); and

(b)	any other letter or letters dated on or about the Signing Date and entered into in connection with this Agreement.

"Finance Document" means this Agreement, the Intercreditor and Subordination Deed, each Security Document, the Bad Boy Guarantee, any Fee Letter, any Guarantor Accession Letter, any Resignation Letter and any other document designated as such by the Mezzanine Agent and the Borrower.

"Finance Party" means the Mezzanine Agent, the Arranger, the Security Agent or a Lender.

"Financial Close" means the date on which the Mezzanine Agent delivers the notification set out in Clause 4.1 (Initial conditions precedent).

"Financial Close (ProjectCo)" means, with respect to a ProjectCo, the date on which the Mezzanine Agent delivers the Original Project Close Confirmation under Clause 4.3 (Conditions precedent for Eligible Project to become Warehouse Project) in relation to the Warehouse Project to which such ProjectCo owns.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019 have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"Financial Model" means the Original Financial Model and the Updated Financial Model.

"Force Majeure" means, in respect of a Project Document, any event or circumstance (or series of events of circumstances) beyond the reasonable control of a party to the Project Document having the effect of suspending, excusing or limiting the performance of the obligations of a party to the Project Document, including any event or circumstance described as a force majeure in that Project Document.

"Funding Rate" means any individual rate notified by a Lender to the Mezzanine Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

"Funding Shortfall" means, with respect to a Warehouse Project, at any time up to (and including) the Commercial Operation Date, the then remaining aggregate amount of (i) Project Costs, (ii) purchase price in respect of the relevant Acquisition and (iii) Acquisition Costs required to be payable by the relevant ProjectCo until and including the Commercial Operation Date exceed the aggregate sum of:

(a)	the Allocated Loan Amount minus the amount of the Loans and Rollover Loans that have been drawn for that Warehouse Project; and

(b)	any other amounts (including the Base Equity Contributions) that the Mezzanine Agent is satisfied have been unconditionally committed to an Obligor to pay Project Costs payable by the relevant ProjectCo with respect the relevant Warehouse Project on or, as applicable, prior to the respective Commercial Operation Date, in each case, at the relevant time. For the avoidance of doubt, Contingent Equity shall not form a part of the calculation expressed in paragraph (b) of the definition of "Funding Shortfall" unless such Contingent Equity is committed in accordance with this Agreement and the Senior Facility Agreement.

"Funds Flow Statement" means, in connection with the acquisition of any Eligible Project, the proposed funds flow statement set out in paragraph 7(c) of Part C (Conditions Precedent for Project Close (ProjectCo)) of Schedule 2 (Conditions Precedent and Subsequent) and approved by the Senior Agent in connection with Financial Close (ProjectCo).

"German Blocking Regulation" means section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 a no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz))

"Good Industry Practice" means the exercise of that degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a reasonable and prudent operator of the same type of undertaking as any Project.

"GoOs" means the guarantees of origin issued by the competent authority in any Relevant Jurisdiction in accordance with the Circular 1/2018 together with any other legislation implementing Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources.

"Grid Connection Agreement" means each grid connection agreement delivered by the Borrower for the purposes of paragraph 1(e) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent in determining whether a solar PV project, or portfolio of solar PV projects, is an Eligible Project for the purposes of the Finance Documents.

"Grid Operator" means each person proposed to act as a grid operator in connection with an Eligible Project as identified pursuant to paragraph 1(f) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent.

"Group" means the Borrower and each of its Subsidiaries for the time being.

"Group Structure Chart" means:

(a)	the Original Group Structure Chart; and

(b)	the Original Group Structure Chart as updated by the Sponsor from time to time for the purposes of Clause 4.4 (Conditions precedent for each Utilisation to pay other Eligible Project Costs).

"Guarantor" means:

(c)	the Original Guarantor; and

(d)	each Additional Guarantor,

unless, in any case, it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

"Guarantor Accession Date" means the date on which each Additional Guarantor accedes to this Agreement and/or the Intercreditor and Subordination Deed

"Guarantor Accession Letter" means a document substantially in the form set out in (Form of Guarantor Accession Letter).

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Mezzanine Agent" means the Mezzanine Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Mezzanine Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Mezzanine Agent is also a Lender) it is a Defaulting Lender under paragraph (a)or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Mezzanine Agent;

(e)	unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within three (3)Business Days of its due date; or

(ii)	the Mezzanine Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding- up, examinership or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding- up, examinership or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up, examinership or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management, examinership or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, examiner, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above;

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(k)	any other similar process or proceeding in any Relevant Jurisdiction.

"Insurances" means each of the contracts of insurance or reinsurance taken out or maintained (or required to be taken out or maintained) in accordance with Schedule 15 (Insurance).

"Intellectual Property" means any patents, trademarks, service marks, designs, business and trade names, copyrights, database rights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all applications and rights to use such assets in which each Obligor may from time to time have an interest.

"Intercreditor and Subordination Deed" means the intercreditor and subordination agreement dated on or about the Signing Date between, amongst others, the Senior Agent, the Mezzanine Agent, the Lenders, the Senior Lenders and the Obligors.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for euro.

"Intragroup Loan" means the outstanding principal amount of each loan that the Borrower or any other member of the "group" (howsoever defined under the Senior Facility Agreement) makes to another member of the "group" (howsoever defined under the Senior Facility Agreement) under an Intragroup Loan Agreement.

"Intragroup Loan Agreement" means each Shareholder Loan Agreement entered into between the Senior Borrower and as lender with any other member of the "group" (howsoever defined under the Senior Facility Agreement) as borrower.

"Ireland" means Ireland excluding, for the avoidance of doubt, Northern Ireland.

"Irish Companies Act 2014" means the Companies Act 2014 of Ireland, as amended from time to time.

"Key Project Milestones" means with respect to a Warehouse Project:

(a)	the Warehouse Project Construction Longstop Date;

(b)	the Warehouse Project COD Longstop Date; and

(c)	the Warehouse Guaranteed Revenue Commencement Date.

"Legal Reservation" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, examinership, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases;

(d)	similar principles, defences of set-off or counterclaim, rights and remedies under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Mezzanine Agent as a condition precedent under this Agreement on or before the first Utilisation Date or (in case of a ProjectCo in a jurisdiction other than England), on or before the first Utilisation Date relating to an Obligor in such jurisdiction.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase), Clause 2.3 (Increase – Accordion Option) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"Lenders' Insurance Adviser" means Marsh, S.A. Paseo de la Castellana, 216 28046 Madrid or such other reputable insurance adviser as the Mezzanine Agent may appoint.

"Lenders' Legal Advisers" means:

(a)	in respect of English law, Clifford Chance Partnerschaft mbB;

(b)	in respect of Irish law, Arthur Cox LLP; and

(c)	in respect of any other Eligible Jurisdiction, such reputable legal counsel as appointed by the Mezzanine Agent.

"Lenders' Tax and Accounting Adviser" means KPMG or such other reputable tax and accounting adviser as the Mezzanine Agent may appoint.

"Lenders' Technical Adviser" means Evergy Engineering GmbH, Malsenstrasse 84, 80638 Munich, Germany or such other reputable technical adviser as the Mezzanine Agent may appoint.

"Limitation Acts" means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Irish Statute of Limitations 1957.

"LLCR" (Loan Life Cover Ratio) means, in relation to any Calculation Date and with respect to all Warehouse Projects:

(a)	the aggregate of the Discounted Aggregate Available Cashflow projected to be received by such Warehouse Projects from the respective Calculation Date until, with respect to all such Warehouse Projects, twenty-five (25) years from the Commercial Operation Date of each such Warehouse Project;

to

(b)	the aggregate of the Allocated Loan Amount of all such Warehouse Projects on such Calculation Date (minus any amount credited, on such Calculation Date, to the "cash trap account" (howsoever such term is defined) under the Senior Facility Agreement), in each case, having taken into account all repayments to be made on such Calculation Date.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan, which, for the avoidance of doubt, shall include Rollover Interest.

"Loan-to-Cost Ratio" means the ratio of, expressed as a percentage:

(a)	with respect to a Warehouse Project, at any time, the Allocated Loan Amount for that Warehouse Project to the aggregate total amount of:

(i)	Project Costs;

(ii)	purchase price in respect of that Eligible Project;

(iii)	the Acquisition Costs,

then spent on that Warehouse Project at such time; and

(b)	with respect to all Warehouse Projects, at any time, the aggregate of the Allocated Loan Amounts across all Warehouse Projects to the aggregate amount of:

(i)	Project Costs;

(ii)	purchase price in respect of all Eligible Projects; and

(iii)	Acquisition Costs,

then spent on all such Warehouse Projects at such time.

"Loan-to-Value Ratio" means, at any time, the ratio, expressed as a percentage, of the aggregate amount of the Loans to the aggregate market value of the Warehouse Projects taken as a whole (determined in accordance with the most recent Valuation Report of the Warehouse Projects at that time).

"Loss of Revenue Insurance" means Insurance against loss of income or revenue resulting from delays in start-up or business interruption.

"LTA Report" means the report referenced as such in Schedule 3 (Eligibility Criteria) in connection with a proposed Eligible Project as updated (if required) as a condition precedent to Utilisation pursuant to Clause 4.4 (Conditions precedent for each Utilisation to pay other Eligible Project Costs).

"Major Event of Default" means, with respect to the Original Obligors, any event or circumstance constituting a Default under any of:

(a)	Clause 25.1 (Non-payment);

(b)	Clause 25.2 (Specific undertakings);

(c)	Clause 25.3 (Other obligations) insofar as such Default relates to a breach of any of Clause 24.5 (E&S Compliance), Clause 24.7 (Anti-Bribery and Anti- corruption), Clause 24.8 (Sanctions), Clause 24.9 (Use of proceeds), Clause 24.10 (Non-AIF status), Clause 24.11 (AML compliance), Clause 24.22 (Sale of electricity), Clause 24.26 (Disposals), Clause 24.33 (Distributions) or the Intercreditor and Subordination Deed;

(d)	Clause 25.4 (Misrepresentation) insofar as such Default relates to a Major Representation;

(e)	Clause 25.5 (Cross default);

(f)	Clause 25.6 (Insolvency);

(g)	Clause 25.7 (Insolvency proceedings);

(h)	Clause 25.8 (Creditors' process);

(i)	Clause 25.11 (Unlawfulness)

(j)	Clause 25.19 (Sanctions); and

(k)	Clause 25.20 (Non-AIF status).

"Major Misrepresentation" means each of the following representations set out in Clauses 21.1 (Status), 21.2 (Binding obligations), 21.3 (Non-conflict with other obligations), 21.5 (Power and authority), 21.6 (Validity and admissibility in evidence) 21.8 (Insolvency), Clause 21.24 (Anti-Bribery and anti-corruption), Clause 21.8 (Sanctions), Clause 21.26 (Non-AIF status), Clause 21.27 (AML compliance) and Clause 21.43 (Dealings with SRCs and SDNs).

"Major Project Party" means:

(a)	each Obligor;

(b)	each ProjectCo owning a Warehouse Project, if not an Obligor;

(c)	each EPC Contractor;

(d)	the O&M Contractor

(e)	each Asset Manager;

(f)	each Grid Operator; and

(g)	each PPA Offtaker.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

"Mandatory Prepayment Account" has the meaning given to it in Clause 17.1 (Designation of Accounts).

"Margin" means such percentage rate per annum as is determined by the Mezzanine Agent in accordance with, and pursuant to Clause 8.3 (Determination of Margin).

"Market Study" means each power price study delivered:

(a)	pursuant to Clause 22.11 (Market Study); and

(b)	as a condition precedent to Financial Close (ProjectCo).

"Material Adverse Effect" means any event or circumstance which could or could reasonably be expected to have a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of any Obligor and/or any Warehouse Project;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the legality, validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

"Mezzanine Agent's Spot Rate of Exchange" means:

(a)	the Mezzanine Agent's spot rate of exchange; or

(b)	(if the Mezzanine Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Mezzanine Agent (acting reasonably),

for the purchase of euro in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Mezzanine Blocked Debt Service Amount" has the meaning given to it in the Senior Facility Agreement.

"Mezzanine Debt Sizing Assumptions" means the financial, economic, technical and other assumptions contained in the Original Financial Model and Updated Financial Model (as applicable), including (but not limited to):

(a)	Cap: capped at the lower of:

(i)	in respect of an Eligible Project located in Poland, a Loan-to-Cost Ratio of 80%;

(ii)	in respect of an Eligible Project not located in Poland 85%; and

(iii)	a Loan-to-Value Ratio of 80% (valuation methodology on the basis of P50 Central Solar Capture plus related PPA(s));

(b)	Production: P90 – 10-year average yield estimation (based on Lenders' Technical Adviser's yield assessment, as set out in the relevant LTA Report);

(c)	Minimum DSCR: (i) 1.20x merchant; and (ii) 1.05x contracted (based on IG PPA and feed-in-tariff auction revenues);

(d)	Tenor: Up to a 25-year amortising profile starting six (6) months after the Warehouse Project COD Completion Date;

(e)	DSRA and MRA, if recommended by Lenders' Technical Adviser: only for debt sizing, i.e. timing impact on cash flows;

(f)	Long-term inflation and all-in interest rate: each at such rate as shall be decided at the time an Eligible Project is brought forward for approval and that is approved by the Majority Lenders; and

(g)	Power price: Power price based on blend of low curve and average price based on the most recently available Market Study.

"Mezzanine Hedging Receipts" has the meaning given to "Mezzanine Hedging Receipts" under the Senior Facility Agreement.

"Mezzanine Only Charged Property" means the Charged Property in so far as it relates to the Mezzanine Only Transaction Security.

"Mezzanine Only Security Documents" means:

(a)	the MidCo Share Pledge;

(b)	the Assignment of Parent Shareholder Loans;

(c)	the MidCo Account Charge;

(d)	each Assignment of Acquisition Receivables Agreement; and

(e)	any other document entered into by any Obligor creating or expressing to create any Mezzanine Only Transaction Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Mezzanine Only Transaction Security" means the Security created or expressed to be created in favour of Security Agent (on behalf of the Secured Parties) under the Mezzanine Only Security Documents.

"MidCo Account Charge" has the meaning given to it in Schedule 4 (Mezzanine Only Security Documents).

"MidCo Share Pledge" has the meaning given to it in Schedule 4 (Mezzanine Only Security Documents).

"Model Auditor" means Ernst & Young LLP .

"Money Laundering Laws" means applicable financial record keeping and reporting requirements and money laundering laws in its Original Jurisdiction and any other jurisdiction in which an Obligor conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"New Lender" has the meaning given to that term in Clause 26 (Changes to the Lenders).

"Non-Euro Cap" means thirty-three per cent. (33%).

"Non-Euro Ratio" means, at any time, the ratio, expressed as a percentage, of:

(a)	the aggregate of the Eligible Pre-RtB Costs and Eligible Project Costs which has been spent and applied by the Obligors at that time and which is denominated in a currency other than EUR or is incurred in a Warehouse Project which does not use EUR as its only currency or the Warehouse Project does not or will not generate Revenues in EUR;

to

(b)	the aggregate of the Eligible Pre-RtB Costs and Eligible Project Costs which has been spent in any currency and, to the extent denominated in a currency other than EUR, converted into EUR at the Mezzanine Agent's Spot Rate of Exchange at that time.

"Non-Merchant Revenue" means, in respect of a Warehouse Project, Revenue generated by that Warehouse Project from either:

(a)	feed-in tariffs;

(b)	other subsidies; and/or

(c)	a Power Purchase Agreement.

"O&M Contract" means each O&M Contract delivered by the Original Obligors for the purposes of paragraph 1(e) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent in determining whether a solar PV project, or portfolio of solar PV projects, is an Eligible Project for the purposes of the Finance Documents.

"O&M Contractor" means:

(d)	UPER Energy Europe B.V.; or

(e)	any other person proposed to act as O&M contractor in connection with an Eligible Project as identified pursuant to paragraph 1(f) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent.

"Obligor" means the Borrower and each Guarantor.

"Obligors' Agent" means the Borrower.

"Operating Account" has the meaning given to it in Clause 17.1 (Designation of Accounts).

"Operating Budget" means:

(a)	the Original Operating Budget; and

(b)	any update thereafter pursuant to paragraph 22.9(b) of Clause 22.9 (Operating Budget).

"Operating Costs" means, in respect of a Warehouse Project and for any period as from the Commercial Operation Date for that Warehouse Project, the following costs and expenses paid or payable by any Obligor during such period (without double counting):

(a)	payments under or in relation to the O&M Contract and any PPA (including Enhancement PPAs);

(b)	Tax and any Tax Deductions required by law related to that Warehouse Project and the Borrower;

(c)	insurance premia in respect of the Insurances;

(d)	costs of maintenance and/or repair of that Warehouse Project or replacement of any part of the same (including major maintenance and/or repair);

(e)	administrative, accounting and professional costs;

(f)	fees payable in respect of, including the costs of renewing, any Required Authorisation;

(g)	other fees, expenses and payments necessary for the continued operation and maintenance of that Warehouse Project and which have been disclosed to Lenders as part of the Base Case for that Warehouse Project; and

(h)	any other amounts which the Mezzanine Agent agrees shall be "Operating Costs".

"Operating Period" means, in respect of a Warehouse Project:

(a)	commencing on the Commercial Operation Date for that Warehouse Project up until (and including) the Business Day immediately prior to the next Calculation Date to immediately occur after the Commercial Operation Date; and

(b)	thereafter, the period commencing on the Calculation Date referred to in paragraph (a) above and ending on the Business Day immediately prior to the next Calculation Date and, thereafter, so continuing for each quarterly period between each Calculation Date.

"Original Base Case" means the financial projections produced by the Original Financial Model and the Assumptions used to prepare those financial projections.

"Original Business Plan" means the business plan delivered by the Original Obligors in connection with Clause 4.1 (Initial conditions precedent), in form and substance satisfactory to the Mezzanine Agent.

"Original Construction Budget" means, in respect of any Warehouse Project, the month-by-month construction timeline and budget, up until the Warehouse Project COD Longstop Date, as set out in the Original Project Close Confirmation that the Mezzanine Agent has issued in respect of that Warehouse Project.

"Original Financial Model" means the financial model delivered by the Original Obligors in connection with Clause 4.1 (Initial conditions precedent), in form and substance satisfactory to the Mezzanine Agent, including the Mezzanine Debt Sizing Assumptions.

"Original Financial Statements" means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended 31 December 2021;

(b)	in relation to the Original Guarantor, its audited financial statements for its financial year ended 31 December 2021;

(c)	in relation to an Additional Guarantor, the most recent audited financial statements available at the respective Guarantor Accession Date and delivered to the Mezzanine Agent as a condition precedent for the Accession of such Additional Guarantor; and

(d)	in relation to a ProjectCo which is not an Additional Guarantor, the most recent audited financial statements available at the respective Acquisition Date and delivered to the Mezzanine Agent as a condition precedent for the Utilisation relation to such Acquisition.

"Original Group Structure Chart" means the group structure chart showing:

(a)	all members of the Group, including current name and company registration number, its Original Jurisdiction (in the case of an Obligor), its jurisdiction of incorporation (in the case of a member of the Group which is not an Obligor) and/or its jurisdiction of establishment and a list of shareholders;

(b)	any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the Signing Date or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor accedes to this Agreement.

"Original Operating Budget" means, in respect of a Warehouse Project, the budget the Borrower is required to deliver to the Mezzanine Agent (in form and substance satisfactory to the Mezzanine Agent) pursuant to paragraph (a) of Clause 22.9 (Operating Budget).

"Original Project Close Confirmation" means, in respect of a Warehouse Project, the confirmation issued by the Mezzanine Agent pursuant to Clause 4.4 (Conditions precedent for each Utilisation to pay other Eligible Project Costs) setting out:

(a)	in consultation with the Lenders' Technical Adviser :

(i)	the then agreed total Project Costs required to reach the Commercial Operation Date;

(ii)	the Key Project Milestones; and

(iii)	the Original Construction Budget required to achieve the Commercial Operation Date;

(b)	the applicable Allocated Loan Amount for that Warehouse Project, including the applicable Allocated Mezzanine Facility Amount;

(c)	the required Base Equity (excluding the Allocated Mezzanine Facility Amount and any additional equity required in connection with any cost exceeding the agreed total Project Costs referenced in paragraph (a) above);

(d)	the projected Available Cashflow with respect to that Warehouse Project; and

(e)	the additional security requirements of the Lenders (if any) in agreeing to that Warehouse Project.

"Original Valuation Report" means, with respect to any Warehouse Project, the value of that Warehouse Project as set out in the valuation report Mezzanine Agent referenced in Part C (Conditions Precedent for Project Close (ProjectCo)) of Schedule 2 (Conditions Precedent and Subsequent).

"Parallel Obligations" has the meaning given to that term in clause 19.2 (Parallel debt) of the Intercreditor and Subordination Deed.

"Parallel Senior Utilisation Request" means the "utilisation request" (howsoever described) delivered under the Senior Facility Agreement that relates to the equivalent Utilisation Request delivered for the purposes of a Utilisation under this Agreement.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Performance Liquidated Damages" means any damages and/or penalty (including delay and/or defect) payments required to be paid by any Major Project Party (other than an Obligor) to an Obligor under any Project Document or otherwise.

"Permitted Disposal" means the disposal of a Warehouse Project or the shares in a ProjectCo, Project HoldCo and/or in a Country Holdco in accordance with paragraph (c) of Clause 24.26 (Disposals).

"Permitted Intragroup Repayments" means repayments of the Intragroup Loans. For the avoidance of doubt, a payment from the Senior Borrower to the Borrower and/or any (whether direct or indirect) Holding Company of the Borrower is not a Permitted Intragroup Repayment for the purposes of this Agreement and any other Finance Document.

"Portfolio Effect" means, with respect to an event or circumstance, or a series of events or circumstances (including without limitation an effect or circumstance of whatever nature affecting one or more Finance Documents), that it affects either:

(a)	Warehouse Projects; or, as the case may be,

(b)	ProjectCos owning Warehouse Projects,

in each case having an aggregate value of five per cent. (5%) or more of the Total Commitments.

"Power of Attorney" means an irrevocable power of attorney issued by a ProjectCo or Project HoldCo authorising the Common Security Agent to take full asset level security when a Default has occurred and is continuing.

"Power Purchase Agreement" or "PPA" means each power purchase agreement delivered by the Original Obligors for the purposes of paragraph 1(e) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent in determining whether a solar PV project, or portfolio of solar PV projects, is an Eligible Project for the purposes of the Finance Documents.

"PPA Offtaker" means each person proposed to act as a PPA offtaker in connection with an Eligible Project as identified pursuant to paragraph 1(f) of Schedule 3 (Eligibility Criteria) and approved as such by the Mezzanine Agent.

"Pre-RtB Stage" means a solar PV project or portfolio of projects (as applicable) that has not yet achieved the RtB Status.

"Prepayment Disposal Proceeds" means, with respect to a disposal of a Warehouse Project or, as the case may be, a ProjectCo, Project HoldCo or a Country HoldCo:

(a)	if no Default is continuing at the time of the disposal, an amount determined pursuant to paragraph (c)(iv) of Clause 24.26 (Disposals); and

(b)	if a Default is continuing at the time of the disposal, the aggregate amount of the net disposal proceeds generated by the relevant disposal.

"Prepayment Insurance Proceeds" means the amount of all Insurance Proceeds other than Insurance Proceeds constituting Revenue Replacing Compensation:

(a)	which fall below the threshold, or in relation to which the Borrower has not given notice in accordance with paragraph (b) of Clause 7.5 (Mandatory prepayment – Insurance Proceeds and Compensation Proceeds);

(b)	in relation to which the Borrower has failed to deliver a Reinstatement Plan within the timeline set forth, or the Reinstatement Plan which has been delivered has not been in form and substance satisfactory to the Mezzanine Agent;

(c)	which have not been spent in reinstatement in accordance with a Reinstatement Plan within twelve (12) months after the respective insured event; or

(d)	which are not required to implement the Reinstatement Plan in full (as determined by the Mezzanine Agent on or after completion of the relevant works).

"Prepayment Refinancing Proceeds" means, with respect to a refinancing of a Warehouse Project or, as the case may be, ProjectCo, Project HoldCo or a Country HoldCo:

(a)	if no Default is continuing at the time of the disposal, an amount determined pursuant to paragraph (c)(iv) of Clause 24.26 (Disposals); and

(b)	if a Default is continuing at the time of the disposal, the aggregate amount of the net disposal proceeds generated by the relevant disposal.

"Project Close Confirmation" means:

(a)	the Original Project Close Confirmation; and

(b)	any update to the Original Project Close Confirmation, and any additional updates thereto, in each case, pursuant to Clause 22.7 (Construction Budget and Project Close Confirmation).

"ProjectCo" means each entity described as such in paragraph 2 of Schedule 3 (Eligibility Criteria) in connection with the relevant Eligible Project.

"Project Costs" means, in respect of any Warehouse Project, all Eligible Pre-RtB Costs and all Eligible Project Costs in connection with that Warehouse Project.

"Project Document" means each of:

(a)	each EPC Contract;

(b)	each O&M Contract;

(c)	each Asset Management Agreement;

(d)	each Grid Connection Agreement; and

(e)	each PPA.

"Project HoldCo" means each entity described as such in paragraph 2 of Schedule 3 (Eligibility Criteria) in connection with the relevant Eligible Project.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two (2) TARGET Days before the first day of that period.

"Real Estate Agreement" means any agreement, however described, under which a ProjectCo derives its interest in the Real Property required for its respective Project.

"Real Property" means:

(a)	any freehold, leasehold, easement rights or immovable property in respect of the Site; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that leasehold property.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Mezzanine Only Charged Property.

"Reference Bank Quotation" means any quotation supplied to the Mezzanine Agent by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Mezzanine Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means the principal London offices of or such entities as may be appointed by the Mezzanine Agent or the Majority Lenders in consultation with the Borrower.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Insurances" means any of the Insurances covering all risks relating to the physical loss of, or damage to, any asset of each Warehouse Project.

"Relevant Jurisdiction" means:

(a)	the Original Jurisdiction of each Obligor and the jurisdiction of incorporation of each other member of the Group; and

(b)	the jurisdiction where any asset subject to or intended to be subject to the Transaction Security is situated;

(c)	the jurisdiction whose laws govern the perfection of any of the Security Documents; and

(d)	the jurisdiction in which any Eligible Project is situated.

"Relevant Market" means the European interbank market.

"Repeating Representations" means each of the representations set out in Clause 21 (Representations) other than those set out in Clause 21.10 (Deduction of Tax), paragraph (c) of Clause 21.12 (Taxation), Clause 21.13 (Relationships with others), paragraph (e) of Clause 21.19 (Financial statements) and Clause 21.20 (No proceedings) .

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Required Authorisation" means any Authorisation required under any law or regulation of the Relevant Jurisdictions to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document.

"Requisite Rating" means, with respect to the Account Bank, a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB+ or higher by S&P Global Ratings, a division of S&P Global Inc. or Fitch Ratings Ltd or Baa1 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

"Resignation Letter" means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

"Resolution Procedure" means the procedure set out in Clause 46.3 (Resolution Procedure).

"Restricted Lender" has the meaning given to it in Clause 40.8 (Sanction Provisions).

"Revenue" means, in relation to any period, all amounts received (or, in the case of a projection, projected to be received) by the Group during such period (without double counting), comprising:

(a)	revenues received from or in connection with the Warehouse Projects (including any subsidy and/or tariff related payments);

(b)	Revenue Replacing Compensation;

(c)	any penalty payment (including related to delay and/or defects) received from a Major Project Party in connection with any Project Document (including penalty payments related to any non-achievement of the guaranteed performance ratio under any EPC Contract);

(d)	insurance proceeds received under Loss of Revenue Insurance;

(e)	interest earned on the Accounts;

(f)	refunds of Tax of any kind;

(g)	any amounts paid by the Senior Borrower under the Senior Facility Agreement to the Borrower comprising Mezzanine Hedging Receipts; and

(h)	other amounts which the Mezzanine Agent agrees shall be Revenue,

but Revenue shall not include the proceeds of any Financial Indebtedness, Base Equity, Contingent Equity nor any Equity Cure (or amounts received or projected to be received pursuant to any guarantee or other insurance in respect of any Financial Indebtedness), Compensation Proceeds (other than, for the avoidance of doubt, Revenue Replacing Compensation or Performance Liquidated Damages).

"Revenue Commissioners" means the Revenue Commissioners of Ireland.

"Revenue Replacing Compensation" means any proceeds referred to under paragraph (a) of the definition of Compensation Proceeds which compensate for any loss of income or revenue, however only if and to the extent such proceeds are not paid in one lump sum.

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid and, so long as such day is prior to the Commercial Operation Date, interest that is due to be paid in respect of such maturing Loan;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan and the interest that is due to be paid in respect of such maturing Loan; and

(c)	made or to be made to the Borrower for the purpose of refinancing that maturing Loan or paying the interest due and payable in respect of such maturing Loan.

"RtB Status" means that the relevant Warehouse Project has obtained all Authorisations, secured all rights (in particular any Real Property) and:

(a)	with respect to an Eligible Project located in Poland, the RtB Status Tests (Poland) have been satisfied (in form and substance satisfactory to the Mezzanine Agent, acting in consultation with the Lenders' Technical Adviser); and

(b)	with respect to an Eligible Project located outside of Poland, the RtB Status Tests (Eligible Project) have been satisfied (in form and substance satisfactory to the Mezzanine Agent, acting in consultation with the Lenders' Technical Adviser).

"RtB Status Tests (Eligible Project)" means, with respect to the first Eligible Project in an Eligible Jurisdiction other than in Poland, the deliverables and tests agreed with the Mezzanine Agent (in consultation with the Lenders' Technical Adviser) in satisfying the condition set out in paragraph 1(b) of Part B (Conditions precedent to pay Eligible Pre-RtB Costs) or, as applicable, paragraph 5(g) of Part C (Conditions precedent for Project Close (ProjectCo)), in each case, of Schedule 2 (Conditions precedent and subsequent).

"RtB Status Tests (Poland)" means, with respect to an Eligible Project in Poland, the following deliverables and tests:

(a)	legal title to land under the PV panels has been secured by agreements in a form with signatures certified by notary;

(b)	an administrative decision on environmental conditions (decyzja o środowiskowych uwarunkowaniach przedsięwzięcia) for the development of the Eligible Project, or a decision that no decision on environmental conditions is required for the Eligible Project, in each case issued by the competent authority, has been obtained by the relevant ProjectCo, such decision being stamped as final and non-appealable;

(c)	an administrative decision on the zoning conditions (decyzja o warunkach zabudowy i zagospodarowania terenu) for the development of an Eligible Project, issued by the competent authority, has been obtained by the relevant ProjectCo, such decision being stamped as final and non-appealable, unless the Eligible Project is developed based on local master plan (miejscowy plan zagospodarowania przestrzennego);

(d)	the ProjectCo has received grid connection conditions in respect of the Project it is carrying out;

(e)	a Grid Connection Agreement has been signed with the relevant ProjectCo; and

(f)	an administrative decision on approval of the building design and issuing authorization to conduct construction works for the Eligible Project, issued by the competent authority, has been obtained by the relevant ProjectCo, such decision being stamped as final and non-appealable.

"Sanction Provisions" means Clause 7.4 (Mandatory prepayment - Sanctions), Clause 21.25 (Sanctions), Clause 21.43 (Dealings with SRCs and SDNs), Clause 24.8 (Sanctions), Clause 24.9 (Use of proceeds) and Clause 25.19 (Sanctions).

"Sanctioned Territory" means any country or other territory subject to a general export, import, financial or (investment) trade embargo under the Sanctions, including, as of the date of this Agreement, Afghanistan, Crimea, Cuba, Iran, North Korea, the occupied territories in the so-called "Donetsk People’s Republic", the "Luhansk People’s Republic", Kherson region, Zaporizhzhia region of Ukraine, Sudan and Syria.

"Sanctions" means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures enacted, administered, implemented and/or enforced from time to time by any relevant Sanctions Authority.

"Sanctions Authority" means any of:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union (including any of its member states);

(d)	the government of the United Kingdom;

(e)	the government of the Federal Republic of Germany;

(f)	the government of any Eligible Jurisdiction;

(g)	any governmental institution or agency of any Relevant Jurisdiction; and

(h)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Department of the Treasury's Office of Foreign Assets Control of the United States of America (OFAC), the United States Department of State or the United States Department of Commerce, the United Nations Security Council ("UNSC"), the European Union ("EU"), the United Kingdom ("UK") and His Majesty's Treasury or any other relevant sanctions authority.

"Sanctions Mandatory Prepayment Event" means:

(a)	any of the representations set out in Clause 21.25 (Sanctions) are or were untrue when made or repeated; or

(b)	an Obligor does not perform or is in breach of an undertaking as set out in Clause 24.8 (Sanctions).

"Screen Rate" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Mezzanine Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

"Secured Obligations" means all present and future obligations and liabilities at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents (including, but not limited to, the Parallel Obligations), whether actual or contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

"Secured Parties" means the Security Agent, any Receiver or Delegate, the Mezzanine Agent, each Lender and the Arranger , as may be the case from time-to-time, party to this Agreement.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Documents" means:

(a)	the Common Security Documents;

(b)	the Mezzanine Only Security Documents; and

(c)	any security document entered into by any Additional Guarantor pursuant to Clause 28.2 (Additional Guarantors).

"Senior Agent" means Law Debenture Corporate Services Limited, in its capacity as Senior Agent under the Senior Facility Agreement.

"Senior Available Facility" means the amount confirmed as such by the Senior Agent.

"Senior Borrower" means AEG JD 01 Limited.

"Senior Facility Agreement" means the English law governed senior facility agreement dated on or about the Signing Date between, amongst others, the Senior Borrower, as borrower, Deutsche Bank AG as arranger, and the lenders specified therein as the original lenders in connection with the Warehouse Projects.

"Senior Guarantor Accession Letter" means, with respect to any ProjectCo, the guarantor accession letter delivered by such ProjectCo to the Senior Agent with respect to its accession to the Senior Facility Agreement as guarantor.

"Senior Hedging Agreement" has the meaning given to "Hedging Agreement" under the Senior Facility Agreement.

"Senior Lenders" means the lenders under the Senior Facility Agreement.

"Senior Obligor" means each person which is an "Obligor" under and as defined in the Senior Facility Agreement.

"Senior Prepayment Disposal Proceeds" means, with respect to a disposal of a Warehouse Project, a ProjectCo, a Project HoldCo and/or a Country HoldCo, the amount which has been notified by the Senior Agent to the Mezzanine Agent to be the amount which is required to be prepaid in relation to such disposal under and pursuant to the Senior Facility Agreement.

"Senior Total Commitments" means EUR 64,000,000.

"Senior/Mezz Ratio" means the ratio, expressed as a percentage, of:

(a)	the Total Commitments; and

(b)	the Senior Total Commitments.

"Shareholder" means the Holding Company directly owning share capital in the relevant entity. For the avoidance of doubt, no indirect owner of any share capital in the relevant entity shall constitute a Shareholder for the purposes of this Agreement and any other Finance Document.

"Shareholder Loan Agreement" means any agreement setting out the terms of a Shareholder Loan made or to be made to the Borrower, the Senior Borrower, any Country HoldCo Project HoldCo or ProjectCo from any direct Shareholder of any such entity.

"Shareholder Loans" means a loan made or to be made by the Borrower under a Shareholder Loan Agreement or the principal amount outstanding for the time being of that loan.

"Signing Date" means the date of this Agreement.

"Site" means the area of land on which a Warehouse Project including all ancillary facilities forming part of such Warehouse Project are located.

"Social Fabric" means the social fabric including labour, social security, the regulation of industrial relations (between government, employers and employees), the protection of occupational as well as public health and safety, the regulation of public participation, the protection and regulation of ownership of land rights (both formal and traditional), land use planning and development, immovable goods and intellectual and cultural property rights, the protection and empowerment of indigenous peoples or ethnic groups, the protection, restoration and promotion of cultural heritage or archaeological artefacts, health, safety, quality of life and legal rights of the community and the protection of employees and citizens.

"Specified Time" means a day or time determined in accordance with Schedule 12 (Timetables).

"Sponsor" means Alternus Energy Group PLC.

"Subsidiary" means any person (referred to as the "first person") in respect of which another person (referred to as the "second person"):

(a)	holds a majority of the voting rights in that first person or has the right under the constitution of the first person to direct the overall policy of the first person or alter the terms of its constitution; or

(b)	is a member of that first person and has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or

(c)	has the right to exercise a dominant influence (which must include the right to give directions with respect to operating and financial policies of the first person which its directors are obliged to comply with whether or not for its benefit) over the first person by virtue of provisions contained in the articles (or equivalent) of the first person or by virtue of a control contract which is in writing and is authorised by the articles (or equivalent) of the first person and is permitted by the law under which such first person is established; or

(d)	is a member of that first person and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or the rights under its constitution to direct the overall policy of the first person or alter the terms of its constitution; or

(e)	has the power to exercise, or actually exercises dominant influence or control over the first person; or

(f)	together with the first person are managed on a unified basis.

For the purposes of this definition: (i) a person shall be treated as a member of another person if any of that person's Subsidiaries is a member of that other person or if any shares in that other person are held by a person acting on behalf of it or any of its Subsidiaries; (ii) a second person shall be treated as satisfying any one of conditions (a) to (f) above in respect of any person in relation to which any of its Subsidiaries are, or are to be treated as, satisfying any of conditions (a) to (f) above; and (iii) a first person shall include any person the shares or ownership interests in which are subject to Security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such Security.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 or any successor/replacement system.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"TCA" means the Taxes Consolidation Act 1997 of Ireland (as amended).

"Termination Date" means the date falling thirty-six (36) months from the first Utilisation Date.

"Total Commitments" means the aggregate of the Commitments, being EUR 16,000,000 at the Signing Date.

"Transaction Documents" means the Finance Documents and the Project Documents.

"Transaction Security" means:

(a)	the Mezzanine Only Transaction Security; and

(b)	the Common Transaction Security.

"Transfer" means any withdrawal, payment, transfer or other disposition of monies from an Account.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Mezzanine Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(c)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(d)	the date on which the Mezzanine Agent executes the relevant Assignment Agreement or Transfer Certificate.

"UK Blocking Regulation" means Regulation (EU) No 2271/96 of the European Parliament and of the Council of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based on or resulting therefrom as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Updated Financial Model" means:

(a)	the Original Financial Model and any amendment, update or replacement made thereto from time to time in accordance with Clause 22.4 (Financial Model); and

(b)	the Original Financial Model (as such form has been amended, updated or replaced from time to time in accordance with Clause 22.4 (Financial Model)) as amended and/or updated or replace for the purpose of satisfying paragraph 7(b)(i) of Part C (Conditions Precedent for Project Close (ProjectCo)) of Schedule 2 (Conditions Precedent and Subsequent) in connection with approving an Eligible Project as a Warehouse Project.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	the Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in (Requests).

"Valuation Report" means, with respect to any Warehouse Project:

(a)	the Original Valuation Report in respect of that Warehouse Project; and

(b)	any update that may occur in respect of the same pursuant to Clause 22.7 (Valuation Report).

"VAT" means:

(a)	value added tax imposed by the Value Added Tax Act 1994 as provided for in VATCA;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) above, or imposed elsewhere.

"VAT Group" means a group or unity or fiscal unity for VAT purposes within the meaning of section 15 VATCA, and otherwise as applicable to a group or unity or fiscal unity for VAT purposes under any applicable law implementing Article 11 of Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112).

"VATCA" means the Value-Added Tax Consolidation Act 2010 of Ireland (as amended).

"Warehouse Guaranteed Revenue Commencement Date" means, in respect of any Warehouse Project, the date by which the relevant ProjectCo is scheduled to generate Revenues from either:

(a)	any applicable feed-in-tariff or subsidy; or

(b)	the relevant Power Purchase Agreement.

"Warehouse Project" means each Eligible Projects in relation to which the Mezzanine Agent has delivered the Original Project Close Confirmation under Clause 4.3 (Conditions precedent for Eligible Project to become Warehouse Project).

"Warehouse Project COD Longstop Date" means in respect of any Warehouse Project, the date by which that Warehouse Project is expected to achieve the Commercial Operation Date as set out in Project Close Confirmation that the Mezzanine Agent has issued and approved in respect of that Warehouse Project.

"Warehouse Project Completion Longstop Date" means, in respect of any Warehouse Project, the date by which the relevant ProjectCo is expected to receive all acceptance certificates under the EPC Contract and (if applicable) other construction contracts relevant to that Warehouse Project, such date as set out in the Project Close Confirmation that the Mezzanine Agent has issued and approved in respect of that Warehouse Project.

"Warehouse Report" means a report relating to, inter alia, the revenue projection, construction progress, operation, market price, off-taker arrangements and other matters in connection with the Warehouse Projects in substantially the form set out in Schedule 13 (Form of Warehouse Report).

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the "Mezzanine Agent", the "Arranger", the "Security Agent", any "Finance Party", any "Secured Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	"carry out a WarehouseProject", "carrying out the respective Warehouse Project" or "carried out the Individual Project" (or similar references) means to carry out all aspects of the relevant Warehouse Project of the respective ProjectCo;

(iv)	a "Transaction Document", a "Finance Document", a "Project Document" or any other agreement or instrument is a reference to that Transaction Document, Finance Document, Project Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)	a "group of Lenders" includes all the Lenders;

(vi)	"including" means including without limitation;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a "law" includes any law (including statutory and common law), statute, constitution, decree, judgment, treaty, regulation, rule, by-law, order, official directive, request or guideline (whether or not having the force of law) of any Authority;

(ix)	a "person", "party" or "entity" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a "regulation" includes any regulation, rule, official directive, request, regulatory technical standard, code of practice or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self- regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re- enacted from time to time; and

(xii)	a time of day is a reference to London time.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	A reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

(d)	Section, Clause and Schedule headings are for ease of reference only.

(e)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Currency symbols and definitions

"€", "EUR" and "euro" denote the single currency of the Participating Member States.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to Clause 40.3 (Other exceptions) but otherwise notwithstanding, any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Irish Terms

(a)	In this Agreement, a reference to "examiner" and "examinership" shall have the meaning ascribed to such terms in Part 10 of the Irish Companies Act 2014; and

(b)	an entity being "unable to pay its debts or fails or admits in writing its inability generally to pay its debts" includes that entity being unable to pay its debts within the meaning of section 509(3) or section 570 of the Irish Companies Act 2014.

1.6	Actions of Mezzanine Agent and Security Agent

Notwithstanding any provision in any Finance Document to the contrary, any provision in this Agreement or any other Finance Document (in relation to a matter not affecting the personal interests of the Mezzanine Agent or the Security Agent, as applicable) which refers to:

(a)	consent or approval being required to be given by the Mezzanine Agent or the Security Agent;

(b)	matter being to the satisfaction of the Mezzanine Agent or the Security Agent;

(c)	the Mezzanine Agent or the Security Agent acting reasonably or in a reasonable manner or coming to any determination (including determination that is reasonable (or any similar or analogous wording is used));

(d)	the Mezzanine Agent or the Security Agent acting, exercising any discretion (or refraining from acting or exercising any discretion) or coming to an opinion; or

(e)	any consent of the Mezzanine Agent or the Security Agent not to be unreasonably withheld or delayed,

in each case shall be construed as requiring the relevant instructing persons (as determined in accordance with the Intercreditor and Subordination Deed and this Agreement) of the Mezzanine Agent or the Security Agent, when providing their instructions to the Mezzanine Agent or the Security Agent, as applicable (i) as being required to give such consent or approval, (ii) to be satisfied with such matter,(iii) to act reasonably or in a reasonable manner or to come to such determination, (iv) to act, to exercise such discretion (or refrain from acting or exercising such discretion) or to come to such opinion or (v) not to unreasonably withhold or delay their consent, but shall neither fetter the ability of the Mezzanine Agent or the Security Agent to act in accordance with the instructions of such instructing persons nor to be construed as requiring the Mezzanine Agent or the Security Agent to give such consent or approval, to be satisfied with such matter, to act reasonably or in a reasonable manner to come to such determination, to act, to exercise such discretion (or to refrain from acting or exercising such discretion) or to come to such opinion or not to unreasonably withhold or delay its consent, in each case in its independent capacity in the absence of corresponding instructions from such instructing persons.

If there is any inconsistency between any term of the Intercreditor and Subordination Deed and any term of this Agreement, the Intercreditor and Subordination Deed shall prevail.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a euro revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Mezzanine Agent by no later than the date falling ten (10) Business Days after the effective date of a cancellation of:

(i)	the Available Commitment of a Defaulting Lender in accordance with paragraph (g) of Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitment of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Eligible Institutions (each an "Increase Lender") each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)	each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the Mezzanine Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)	The Mezzanine Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)	The Mezzanine Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Mezzanine Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)	The Borrower shall, promptly on demand, pay the Mezzanine Agent and the Security Agent the amount of all costs and expenses (including legal fees) properly incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(f)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Mezzanine Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 26.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

(h)	The Borrower must apply the Prepayment Disposal Proceeds and the Prepayment Refinancing Proceeds in prepayment of the Loans and payment of the other amounts referred to in paragraph (b) of Clause 7.10 (Restrictions) at the time and in the order of application contemplated by Clause 7.11 (Application of prepayments).

(i)	In case an Event of Default has occurred and is continuing at the time of a disposal, an amount of Commitments equal to the amount of the Disposal Equity Amount shall be cancelled immediately upon completion of the relevant disposal.

(j)	Neither the Mezzanine Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(k)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Increase – Accordion Option

(a)	The Borrower may at any time, but not later than the last day of the Availability Period (the "Accordion Availability Period") by delivery to the Mezzanine Agent of a duly completed Accordion Increase Request, request that the Total Commitments be increased (and the Total Commitments shall be so increased) as described in, and in accordance with, this Clause 2.3.

(b)	Each Accordion Increase Request shall be irrevocable and will not be regarded as being duly completed unless it specifies the following matters:

(i)	a proposed Accordion Increase Amount;

(ii)	a proposed Accordion Increase Date; and

(iii)	the fee (if any) payable to any Accordion Increase Lender pursuant to paragraph (j) below; and

(iv)	such other information that the Mezzanine Agent may reasonably require in relation to such Accordion Facility.

(c)	Upon receipt of an Accordion Increase Request, the Mezzanine Agent shall promptly notify the Lenders.

(d)	The increase in the Total Commitments requested in an Accordion Increase Request is subject to the following conditions:

(i)	the increased Commitments will be assumed by one or more existing Lenders willing to provide such increase and/or, subject to paragraph (k) below, by other banks, financial institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each an "Accordion Increase Lender") selected by the Borrower and acceptable to the Mezzanine Agent (acting reasonably), which shall become a Party as a Lender;

(ii)	the Accordion Increase Amount is a minimum amount of EUR 15,000,000 or such lower amount as agreed to by the Mezzanine Agent;

(iii)	no more than four (4) Accordion Increase Requests are delivered;

(iv)	the Accordion Increase Request is delivered no later than the date following twenty (20) Business Days prior to the last day of the Accordion Availability Period. The proposed Accordion Increase Date must be a date within the Accordion Availability Period;

(v)	the Total Commitments, after the increase, will not exceed EUR 84,000,000 or any other amount agreed to by all the Lenders;

(vi)	any Accordion Increase Amount is matched pro rata by an increase under the Senior Facility Agreement;

(vii)	any Loan made available from any Accordion Increase Amount shall not be prepaid nor mature at a time earlier than any other Loan made available to that Loan;

(viii)	the Repeating Representation to be made by each Obligor are true and correct in all material respects on the date of the on which the Accordion Increase Request is delivered;

(ix)	no Default is continuing or would result from the proposed increase in the Facility, in each case on the date of the Accordion Increase Request or the Accordion Increase Date;

(x)	such documents (if any) as are reasonably necessary as a result of the establishment of that Accordion Increase Amount to maintain the effectiveness of the Security, guarantees, indemnities and other assurance against loss provided to the Finance Parties pursuant to the Finance Documents; and

(xi)	any applicable Accordion Increase Supplemental Security; and

(xii)	in respect of each proposed Accordion Increase Lender:

(A)	the Mezzanine Agent has received and executed a duly completed Accordion Increase Confirmation from that Accordion Increase Lender; and

(B)	which is not already a Lender on the date of the Accordion Increase Confirmation, the Mezzanine Agent has performed all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the additional Commitments by that Accordion Increase Lender, the completion of which the Mezzanine Agent shall promptly notify to the Borrower and the Accordion Increase Lender; and

(xiii)	each Accordion Increase Lender agrees to assume all the obligations of a Lender corresponding to the relevant additional Commitments in an aggregate amount equal to the respective portion of the Accordion Increase Amount, as if it had been an Original Lender in respect of those Commitments.

(e)	The increase in the Total Commitments and the assumption of the additional Commitments by the Accordion Increase Lenders will take effect on the date within the Accordion Availability Period (the "Accordion Increase Date") which is the later of:

(i)	the date specified by the Borrower in the Accordion Increase Request; and

(ii)	the date on which all of the conditions described in paragraph 2.3(b)(iii) above have been met in form and substance satisfactory to the Mezzanine Agent.

(f)	On and from the Accordion Increase Date:

(i)	the Total Commitments will be increased by the Accordion Increase Amount;

(ii)	each Accordion Increase Lender will assume all the obligations of a Lender in respect of the additional Commitments specified in the Accordion Increase Confirmation of that Accordion Increase Lender;

(iii)	each of the Obligors and each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Accordion Increase Lender would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender in respect of that part of the additional Commitments which it is to assume;

(iv)	each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall become a Party as a "Lender" and any such Accordion Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Increase Lender and those Finance Parties would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender in respect of that part of the additional Commitments which it is to assume; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(g)	Each Accordion Increase Lender, by executing the Accordion Increase Confirmation, confirms (for the avoidance of doubt) that the Mezzanine Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(h)	The Mezzanine Agent shall, subject to paragraph 2.3(d)(xii)(B) above, as soon as reasonably practicable after receipt by it of a duly completed Accordion Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Accordion Increase Confirmation.

(i)	The Accordion Increase Lender shall, on the Accordion Increase Date, pay to the Mezzanine Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 26.6 (Procedure for transfer).

(j)	The Borrower may pay to an Accordion Increase Lender a fee in the amount and at the times agreed between the Borrower and the Accordion Increase Lender in a letter between the Borrower and the Accordion Increase Lender setting out that fee, provided that the amount of any such fee paid to a person who was not already a Lender prior to the relevant Accordion Increase Date shall not exceed the amount of the fee offered to the Lenders under paragraph (k) below. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (j).

(k)	The increased Accordion Increase Amount may be assumed by an Eligible Institution provided that each Lender has been offered the opportunity by the Borrower to become an Accordion Increase Lender by assuming a proportion of the requested Accordion Increase Amount equal to its pro rata share of the then current Commitments and has been offered the respective fees it is prepared to pay in the context of such increase. Any Lender that accepts such offer within ten (10) Business Days (an "Accepting Lender") shall be allocated the relevant portion of the Accordion Increase Amount. Any Lender that declines the offer, or fails to respond within ten (10) Business Days (in each case a "Declining Lender"), shall not participate in the Accordion Increase Amount. Any portion of the Accordion Increase Amount that otherwise would have been allocated to the Declining Lenders shall be allocated as between any Accepting Lenders who are willing to accept an increase in their allocation of the Accordion Increase Amount and/or any Eligible Institution at the sole and absolute discretion of the Lender.

(l)	No Lender shall be under any obligation to execute any Accordion Increase Confirmation.

(m)	The Borrower may, subject to the overall limit set out in paragraph (iv) above, request an increase in the Total Commitments pursuant to this Clause 2.3.

(n)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.4	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Mezzanine Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Obligors' Agent

(a)	Each Obligor by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its Mezzanine Agent in relation to the Finance Documents (and, in the case of any Additional Obligor incorporated in Ireland, also irrevocably appoints the Obligors' Agent to act on its behalf as its attorney in relation to any deeds of confirmation or other deeds in relation to any Finance Documents) and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute such deeds of confirmation or other deeds, make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the payment of:

(a)	Eligible Pre-RtB Costs in respect of an Eligible Pre-RtB Project;

(b)	the purchase price under the relevant Acquisition Agreement for any Eligible Project;

(c)	Acquisition Costs related to the relevant Acquisition Agreement;

(d)	Eligible Project Costs to develop the Eligible Projects; and

(e)	accrued interest and other financing costs, in each case, due and payable in connection with any Loan up until the date upon which the relevant Warehouse Project in respect of the same achieves the Commercial Operation Date.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

Subject to Clause 4.2 (Conditions precedent for each Utilisation to pay Eligible Pre- RtB Costs), Clause 4.4 (Conditions precedent for each Utilisation to pay Eligible Project Costs) and Clause 4.5 (Further conditions precedent to each Utilisation), the Borrower may not deliver a Utilisation Request unless the Mezzanine Agent has received all of the documents and other evidence listed in Part A (Initial Conditions Precedent) of Schedule 2 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Mezzanine Agent. The Mezzanine Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Conditions precedent for each Utilisation to pay Eligible Pre-RtB Costs

The Borrower may not deliver a Utilisation Request for the purpose of application towards payment of Eligible Pre-RtB Costs to develop the Eligible Project up to RtB Status unless the Mezzanine Agent has received all of the documents and other evidence listed in Part B (Conditions Precedent to Pay Eligible Pre-RtB Costs) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Mezzanine Agent. The Mezzanine Agent shall notify the Borrower and the Lenders in writing promptly upon being so satisfied.

4.3	Conditions precedent for Eligible Project to become Warehouse Project

(a)	The Borrower may not deliver a Utilisation Request for the purpose of payment of an amount with respect to an Eligible Project which is not a Warehouse Project unless the Mezzanine Agent has received all of the documents and other evidence listed in Part C (Conditions precedent to pay Eligible Pre-RtB Costs) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Mezzanine Agent.

(b)	The Mezzanine Agent shall notify the Borrower and the Lenders promptly upon being so satisfied with the matters set out in paragraph (a) above by delivering the dated and executed version of the agreed form Original Project Close Confirmation relevant to that Warehouse Project.

4.4	Conditions precedent for each Utilisation to pay Eligible Project Costs

Subject to Clause 4.3 (Conditions precedent for Eligible Project to become Warehouse Project), the Borrower may not deliver a Utilisation Request for the purpose of application towards payment of Eligible Project Costs to develop a Warehouse Project unless the Mezzanine Agent has received all of the documents and other evidence listed in Part D (Conditions precedent for each Utilisation to pay Eligible Project Costs) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Mezzanine Agent. The Mezzanine Agent shall notify the Borrower and the Lenders in writing promptly upon being so satisfied.

4.5	Further conditions precedent for each Utilisation

Subject to Clause 4.1 (Initial conditions precedent), Clause 4.2 (Conditions precedent for each Utilisation to pay Eligible Pre-RtB Costs), Clause 4.3 (Conditions precedent for Eligible Project to become Warehouse Project) and Clause 4.4 (Conditions precedent for each Utilisation to pay Eligible Project Costs), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	all Base Equity Contributions have been made available to the Borrower such that the Loan-to-Cost Ratio and Loan-to-Value Ratio are complied with;

(b)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan;

(c)	in the case of any Loan (other than a Rollover Loan and the Loan to which Clause 4.9 (Utilisations during Certain Funds Period) applies), no Default is continuing or would result from the proposed Loan;

(d)	(other than the Loan to which Clause 4.9 (Utilisations during Certain Funds Period) applies), the Repeating Representations to be made by each Obligor are true in all material respects;

(e)	in connection with a Utilisation to be applied towards a Warehouse Project (including any Rollover Loan relating to that individual Warehouse Project):

(i)	certification from the Lenders' Technical Adviser that:

(A)	no Funding Shortfall applies in connection with that Warehouse Project; or

(B)	no delay applies, or is reasonably foreseeable to apply, in connection with any Key Project Milestone applicable to that Warehouse Project (as applicable); or

(ii)	any Transaction Document relevant to that individual Warehouse Project is terminated, cancelled, repudiated, terminated or rescinded prior to its originally stated maturity or not renewed upon its expiry unless replaced in the manner described in paragraph (c) of Clause 25.12 (Termination or Repudiation);

(f)	no Funding Shortfall which has (whether on a stand-alone basis or in aggregate across multiple Warehouse Projects) a Portfolio Effect applies;

(g)	no Key Project Milestones have been missed having a Portfolio Effect (whether on a stand-alone basis or in aggregate across multiple Warehouse Projects); and

(h)	other than in connection with a Utilisation to finance Eligible Pre-RtB Costs, evidence that the Parallel Senior Utilisation Request has been delivered and that all conditions precedent (howsoever defined under the Senior Facility Agreement) for a utilisation (howsoever defined under the Senior Facility Agreement) (other than the equivalent condition therein) are satisfied under the Senior Facility Agreement.

4.6	Conditions subsequent

(a)	The Borrower and the other Obligors shall procure that the Mezzanine Agent has received each document and other items listed in Part F (Conditions Subsequent) of Schedule 2 (Conditions precedent and conditions subsequent) by not later than the date specified in that Schedule in form and substance satisfactory to the Mezzanine Agent.

(b)	The Mezzanine Agent shall notify the Borrower, the other Obligors and the Lenders in writing promptly upon being so satisfied.

4.7	Mezzanine Agent notification

Other than to the extent that the Majority Lenders notify the Mezzanine Agent in writing to the contrary before the Mezzanine Agent gives any of the notifications described in Clause 4.1 (Initial conditions precedent), Clause 4.2 (Conditions precedent to pay Eligible Pre-RtB Costs), Clause 4.4 (Conditions precedent for each Utilisation to pay other Eligible Project Costs), the Lenders authorise (but do not require) the Mezzanine Agent to give that notification. The Mezzanine Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.8	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	two (2) or more Utilisations would be made in any calendar month; or

(ii)	twenty-five (25) or more Loans would be outstanding.

4.9	Utilisations during Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), Clause 4.2 (Conditions precedent for each Utilisation to pay Eligible Pre-RtB Costs), Clause 4.4 (Conditions precedent for each Utilisation to pay Eligible Project Costs) and Clause 4.5 (Further conditions precedent for each Utilisation), and only during the Certain Funds Period, each Lender will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Event of Default is continuing or would result from the proposed Certain Funds Utilisation;

(ii)	no Change of Control has occurred and is continuing; and

(iii)	all the Major Representations are true and correct.

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation) and subject as provided in Clause 7.1 (Illegality) and Clause 7.2 (Change of Control) none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent that to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have, to the extent that to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(iv)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Mezzanine Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the proposed Loan is confirmed to comply with Clause 3.1 (Purpose);

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(v)	it specifies the Eligible Project it relates to.

(b)	Only one (1) Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be euro.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of EUR 2,000,000 or, if less, the Available Facility.

(c)	The amount of the proposed Loan, when aggregated with the amount of all Loans utilised with respect to the same Eligible Project, must be an amount which does not exceed the Allocated Mezzanine Facility Amount for such Eligible Project.

(d)	In connection with a Utilisation for a Warehouse Project that has either achieved RtB Status or the Commercial Operation Date, the amount of the proposed Loan must be an amount which reflects the Senior/Mezz Ratio of the aggregate amount of the proposed Loan and the Senior Loan proposed in the Parallel Senior Utilisation Request.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 6.1 (Repayment of Loans)) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

(a)	The Original Lender may, in its full, absolute and unfettered discretion, cancel any and all Commitments six (6) months following the Signing Date if no Eligible Project has become a Warehouse Project under this Agreement and has not been financed by any such Commitments.

(b)	Subject to paragraph (a) above, the Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Borrower shall repay each Loan on the last day of its Interest Period.

(b)	Without prejudice to the Borrower's obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to the Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by that Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)	the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Mezzanine Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 33.1 (Payments to the Mezzanine Agent) in an amount in the relevant currency equal to that excess; and

(2)	each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 33.1 (Payments to the Mezzanine Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 33.1 (Payments to the Mezzanine Agent); and

(2)	each Lender will be required to make a payment under Clause 33.1 (Payments to the Mezzanine Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it is or becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it is or becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Mezzanine Agent upon becoming aware of that event;

(b)	upon the Mezzanine Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender's participation has not been transferred pursuant to paragraph (a) of Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Mezzanine Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Mezzanine Agent and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

7.2	Change of Control

Upon the occurrence of a Change of Control:

(a)	the Borrower shall promptly notify the Mezzanine Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(c)	if a Lender so requires, and notifies the Mezzanine Agent within thirty (30) Business Days of the Borrower notifying the Mezzanine Agent of the event, the Mezzanine Agent shall, by not less than five (5) days' notice to the Borrower, cancel the Available Commitments of that Lender and declare the participation of that Lender in all outstanding Loans of that Lender, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents towards that Lender immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, the Facility shall immediately cease to be available for further utilisation and all such Loans accrued interest and other amounts will become immediately due and payable.

7.3	Mandatory prepayment – Disposal of a Warehouse Project

(a)	The Borrower must apply the Prepayment Disposal Proceeds and the Prepayment Refinancing Proceeds in prepayment of the Loans and payment of the other amounts referred to in paragraph (b) of Clause 7.10 (Restrictions) at the time and in the order of application contemplated by Clause 7.11 (Application of prepayments).

(b)	In case an Event of Default has occurred and is continuing at the time of a disposal, an amount of Commitments equal to the amount of the Disposal Equity Amount shall be cancelled immediately upon completion of the relevant disposal.

7.4	Mandatory prepayment – Sanctions

Upon the occurrence of a Sanctions Mandatory Prepayment Event:

(a)	the Borrower shall promptly notify the Mezzanine Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(c)	if a Lender so requires, and notifies the Mezzanine Agent within thirty (30) Business Days of the Borrower notifying the Mezzanine Agent of the event, the Mezzanine Agent shall, by not less than five (5) days' notice to the Borrower, cancel the Available Commitments of that Lender and declare the participation of that Lender in all outstanding Loans of that Lender, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents towards that Lender immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, the Facility shall immediately cease to be available for further utilisation and all such Loans accrued interest and other amounts will become immediately due and payable.

7.5	Mandatory prepayment – Insurance Proceeds and Compensation Proceeds

(a)	Subject to paragraphs (b) to (d) below, the Borrower shall apply the Prepayment Insurance Proceeds and any Compensation Proceeds in prepayment of the Loans and payment of the other amounts referred to in paragraph (b) of Clause 7.10 (Restrictions) at the time and in the order of application contemplated by Clause 7.11 (Application of prepayments).

(b)	No prepayment of an amount shall be required under paragraph (a) above where the Borrower has satisfied each of the following conditions:

(i)	the aggregate amount of the Insurance Proceeds or (as applicable) Compensation Proceeds) is not more than EUR 1,000,000 (or its equivalent in the currency or currencies of the Eligible Jurisdiction in which the relevant Warehouse Project is situated) for occurrence and not more than EUR 2,000,000 in aggregate on any calendar year;

(ii)	within forty-five (45) days of the receipt of the Insurance Proceeds or (as applicable) Compensation Proceeds, the Borrower has delivered to the Mezzanine Agent a reinstatement plan, and such plan is approved by the Mezzanine Agent acting on the advice of the Lenders' Technical Adviser (such approved plan, the "Reinstatement Plan");

(iii)	in the reasonable opinion of the Mezzanine Agent (following consultation with the Lenders' Insurance Adviser and the Lenders' Technical Adviser), the damaged facilities or property can be repaired, reinstated or replaced in accordance with the Reinstatement Plan within time limits imposed under the Project Documents and such Insurance Proceeds or (as applicable) Compensation Proceeds are sufficient to do so; and

(iv)	the contractual arrangements to effect such repair, reinstatement or replacement are satisfactory to the Mezzanine Agent; and

following such repair, and based on a pro forma calculation on the basis of the relevant Project Close Confirmation, the Mezzanine Debt Sizing Assumptions in connection with the Allocated Mezzanine Facility Amount applicable to that Warehouse Project continues to apply in all respects, provided that any such amount received by the Borrower in excess of the amount required to repair, reinstate or replace all or part of the relevant Warehouse Project pursuant to the Reinstatement Plan shall be applied in prepayment in accordance with paragraphs (a) above upon completion of the reinstatement works.

(c)	The Borrower shall procure that each Reinstatement Plan is promptly and diligently implemented and, on a monthly basis, report on the progress made against such plan to the Mezzanine Agent and Lenders' Technical Adviser.

(d)	If (i) the Borrower fails to deliver a Reinstatement Plan in accordance with paragraph (b)(ii) above or (ii) the Reinstatement Plan delivered by the Borrower to the Mezzanine Agent is not approved by the Mezzanine Agent, the Prepayment Insurance Proceeds or (as applicable) Compensation Proceeds shall be applied in prepayment in accordance with paragraph (a) above.

7.6	Mandatory Prepayment – Equity Cure

The Borrower shall apply any Equity Cure, within one (1) Business Day of receipt of such Equity Cure, in prepayment of the whole or any part of the Facility.

7.7	Voluntary cancellation

(a)	The Borrower may, if it gives the Mezzanine Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 1,000,000) of the Available Facility.

(b)	Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

(c)	The Borrower may not cancel any part of the Available Facility:

(i)	prior to the date falling twelve (12) Months after the date of Financial Close; and

(ii)	if, as a consequence of the cancellation, the aggregate of the Available Facility and the Senior Available Facility would be lower than the aggregate of the Allocated Loan Amount.

7.8	Voluntary prepayment of Loans

(a)	The Borrower, if it gives the Mezzanine Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 200,000).

(b)	A Loan shall only be prepaid if all Loan which relate to the same Warehouse Project, are prepaid at the same time.

(c)	A Loan shall only be prepaid at a date falling no earlier than the date falling twelve (12) Months after the date of Financial Close.

7.9	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender or Issuing Bank claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased Costs),

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement for that increase or indemnification continues or (in the case of paragraph (ii) above) that additional cost rate is greater than zero, give the Mezzanine Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Mezzanine Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment(s) of that Lender shall be immediately reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on twenty (20) Business Days' prior notice to the Mezzanine Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders and Hedge Counterparties) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders and Hedge Counterparties) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Mezzanine Agent has not given a notification under Clause 26.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Mezzanine Agent;

(ii)	neither the Mezzanine Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Mezzanine Agent and the Borrower when it is satisfied that it has complied with those checks.

(g)

(i)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Mezzanine Agent fifteen (15) Business Days' notice of cancellation of the Available Commitment of that Lender.

(ii)	On the notice referred to in limb (i) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Mezzanine Agent shall as soon as practicable after receipt of a notice referred to in limb (i) above, notify all the Lenders.

7.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed during the Availability Period in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement (including as set out in paragraph (d)(vii) of Clause 2.3 (Increase – Accordion Option)).

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Mezzanine Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of any Lender's participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.5 (Further conditions precedent for each Utilisation), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.11	Application of prepayments

(a)	Any prepayment of a Loan pursuant to this Clause 7 shall be applied pro rata to each Lender's participation in that Loan.

(b)	Any prepayment pursuant to Clause 7.1 (Illegality), Clause 7.2 (Change of Control), Clause 7.4 (Sanctions) and Clause 7.6 (Mandatory prepayment – Equity Cure) shall be applied across all Loans on a pro rata basis.

(c)	Any prepayment pursuant to Clause 7.3 (Mandatory prepayment – Disposal of a Warehouse Project) shall be applied only towards the Loans relating to the disposed Warehouse Project.

(d)	Any prepayment pursuant to Clause 7.5 (Mandatory prepayment – Insurance Proceeds and Compensation Proceeds) shall be applied only towards the Loans relating to the relevant Warehouse Project

(e)	Any prepayment of a Loan pursuant to this Clause 7.3 (Mandatory prepayment – Disposal of a Warehouse Project) and Clause 7.5 (Mandatory prepayment – Insurance Proceeds and Compensation Proceeds) shall be made on the last day of the Interest Periods of the relevant Loans relating to the affected Warehouse Projects, in each case which fall after the date of closing of the relevant disposal (or, if earlier, the receipt of the relevant disposal proceeds) provided that, in the case of a prepayment of a Loan pursuant to Clause 7.3 (Mandatory prepayment – Disposal of a Warehouse Project), such prepayment may be made on an earlier date with the prior written consent of the Mezzanine Agent.

(f)	Any prepayment of a Loan pursuant to Clause 7.6 (Mandatory prepayment - Equity Cure) shall be made within one (1) Business Day of receipt of the Equity Cure received by the Borrower pursuant to Clause 25.25 (Equity Cure).

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on a Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of the Interest Period)..

8.3	Determination of Margin

(a)	Subject to paragraphs (b) to (d) below, the Margin shall be eight per cent (8%) per annum (the "Base Margin").

(b)	As of the date of this Agreement until the date of determination in accordance with paragraph (c) below, the Margin applicable to the Loans shall be the Margin.

(c)	The Borrower shall pay an additional margin to the Base Margin as set out and in accordance with the relevant Fee Letters

(d)	If, at any time, and as long as, the Non-Euro Ratio is lower than the Non-Euro Cap, the applicable Margin (such margin being the Base Margin plus the additional margin referenced in paragraph (c) above and set out in the relevant Fee Letters) shall be reduced (pro rata between the Base Margin and the additional margin) by two per cent (2%) (and if as a result the Margin is less than zero (0), the Margin shall be deemed to be zero (0)).

8.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. (1%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Mezzanine Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Mezzanine Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of rates of interest

(a)	The Mezzanine Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Mezzanine Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, the Borrower may select an Interest Period of three (3) Months or of any other period agreed between the Borrower and the Mezzanine Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one (1) Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for EURIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none, or only one, of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Mezzanine Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty-five (35) per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the weighted average of the rates notified to the Mezzanine Agent by each Lender as soon as practicable and in any event by close of business on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 10.4 applies and the Mezzanine Agent or the Borrower so requires, the Mezzanine Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:

(i)	a Lender's Funding Rate is less than EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

10.5	Notification to Borrower

If Clause 10.4 (Cost of funds) applies, the Mezzanine Agent shall, as soon as is practicable, notify the Borrower.

10.6	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Mezzanine Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Borrower shall pay to the Mezzanine Agent (for the account of each Lender) a fee computed at the rate of thirty-five per cent. 35% of the applicable Margin per annum on that Lender's Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Mezzanine Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Security Agent fee

The Borrower shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

11.5	Drawdown fee

(a)	On the first Utilisation Date relating to a Warehouse Project, the Borrower shall pay to the Mezzanine Agent (for the account of each Lender) a fee in an amount equal to 0.35% of the Allocated Mezzanine Facility Amount applicable to that Warehouse Project (the "Drawdown Fee").

(b)	All payments will be made in euro in immediately available funds without set- off or counterclaim.

(c)	The Drawdown Fee will be withheld and deducted from the proceeds of the relevant Loan on the relevant Utilisation Date in full and final payment of the Drawdown Fee due on that date.

(d)	The Drawdown Fee is non-refundable.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

In this Agreement:

"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)	a bank, within the meaning of section 246(1) TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) TCA; or

(b)	a body corporate:

(i)	which is resident for the purposes of tax in a Relevant Territory (residence for these purposes is to be determined in accordance with the laws of the Relevant Territory of which the Lender claims to be resident) where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory or where that Relevant Territory provides for a remittance basis of taxation and interest payable under this Agreement is payable into an account located in that Relevant Territory by bodies corporate from sources outside that Relevant Territory; or

(ii)	where interest is payable under this Agreement:

(A)	is exempted from the charge to income tax under a Treaty in force between Ireland and the country in which the Lender is resident for tax purposes; or

(B)	would be exempted from the charge to income tax under a Treaty signed between Ireland and the country in which the Lender is resident for tax purposes if such Treaty had the force of law by virtue of section 826(1) TCA;

except where interest is paid under this Agreement to the body corporate in connection with a trade or business which is carried on by it in Ireland through a branch or agency; or

(c)	a company that is incorporated in the US and taxed in the US on its worldwide income except where interest is paid under this Agreement to the US company in connection with a trade or business which is carried on by it in Ireland through a branch or agency; or

(d)	a US limited liability company (“LLC”), where the ultimate recipients of the interest payable under this Agreement are Qualifying Lenders within paragraphs (ii) , (iii) or (v) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes except where interest is paid under this Agreement to the LLC in connection with a trade or business which is carried on by it or them in Ireland through a branch or agency; or

(e)	a qualifying company within the meaning of section 110 TCA;

(f)	an exempt approved scheme within the meaning of section 774 TCA;

(g)	an investment undertaking within the meaning of section 739B TCA; or

(h)	a body corporate:

(i)	which advances money in the ordinary course of a trade which includes the lending of money;

(ii)	where interest on an advance under this Agreement is taken into account in computing the trading income of such body corporate; and

(iii)	which has made the appropriate notifications under section 246(5)(a) TCA to the Revenue Commissioners and the Borrower; or

(iv)	a Treaty Lender.

"Relevant Territory" means:

(a)	a member state of the European Union (other than Ireland);

(b)	not being such a member state, a country with which Ireland has a Treaty in force by virtue of section 826(1) TCA; or

(c)	not being a territory referred to in (i) or (ii) above, a country with which Ireland has signed such a Treaty which will come into force once the procedures set out in section 826(1) TCA have been completed.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in Ireland through a permanent establishment with which that Lender's participation in the Loan is effectively connected,

provided that a Lender shall not be a Treaty Lender if it falls within sub-paragraph (ii), (iii) or (iv) of the definition of "Qualifying Lender".

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with Ireland which makes provision for full exemption from tax imposed by Ireland on interest.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Mezzanine Agent accordingly. Similarly, a Lender shall notify the Mezzanine Agent on becoming so aware in respect of a payment payable to that Lender. If the Mezzanine Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Mezzanine Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax Indemnity

(a)	The Borrower shall (within three Business Days of demand by the Mezzanine Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Mezzanine Agent of the event which will give, or has given, rise to the claim, following which the Mezzanine Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Mezzanine Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Mezzanine Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 12.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Mezzanine Agent which category applies (and the Mezzanine Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this limb (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.7 to any Party shall, at any time when such Party is treated as a member of a VAT Group, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant VAT Group of which that Party is a member at the relevant time or the relevant representative member (or head) of that VAT Group at the relevant time.

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Mezzanine Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the Signing Date;

(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as the Borrower; or

(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Mezzanine Agent,

supply to the Mezzanine Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Mezzanine Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Mezzanine Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Mezzanine Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Mezzanine Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Mezzanine Agent). The Mezzanine Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Mezzanine Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Mezzanine Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

12.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Mezzanine Agent and the Mezzanine Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Mezzanine Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Signing Date;

(ii)	compliance with any law or regulation made after the Signing Date; or

(iii)	the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV, unless such Increased Costs are reasonably foreseeable on the date of this Agreement.

(b)	In this Agreement:

(i)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document;

(ii)	"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

(iii)	"CRD IV" means EU CRD IV and UK CRD IV;

(iv)	"EU CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

(v)	"UK CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the "Withdrawal Act");

(B)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(C)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

13.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Mezzanine Agent of the event giving rise to the claim, following which the Mezzanine Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Mezzanine Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Obligors shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Borrower.

14.3	Indemnity to the Mezzanine Agent

The Obligors shall within three (3) Business Days indemnify the Mezzanine Agent against:

(a)	any cost, loss or liability incurred by the Mezzanine Agent as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Mezzanine Agent (otherwise than by reason of the Mezzanine Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to Payment Systems etc.) notwithstanding the Mezzanine Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Mezzanine Agent in acting as Mezzanine Agent under the Finance Documents.

(c)	Each Obligor's indemnity obligation under this Clause 14.3 (Indemnity to the Mezzanine Agent) shall continue to be in force and effect notwithstanding the discharge or the termination of the Finance Documents or removal or resignation of the Mezzanine Agent.

14.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent, each Secured Party and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by an Obligor to comply with its obligations under Clause 16 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security in connection with the Mezzanine Only Security Documents;

(iv)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;

(v)	acting as Security Agent, each Secured Party, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Mezzanine Only Charged Property (otherwise, in each case, than by reason of the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct);

(vi)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, each Secured Party and each Receiver and Delegate by the Finance Documents or by law; and

(vii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent, each Secured Party and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Mezzanine Only Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 (Indemnity to the Security Agent) and shall have a lien on the Mezzanine Only Transaction Security and the proceeds of the enforcement of the Mezzanine Only Transaction Security for all moneys payable to it.

(c)	Each Obligor's indemnity obligation under this Clause 14.4 (Indemnity to the Security Agent) shall continue to be in force and effect notwithstanding the discharge or termination of the Finance Documents or removal or resignation of the Security Agent.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Obligors shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Obligors shall within three (3) Business Days of demand pay the Mezzanine Agent, the Arranger and the Security Agent the amount of all costs and expenses (including, but not limited to, pre-agreed legal fees) properly incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Mezzanine Only Transaction Security; and

(b)	any other Finance Documents executed after the Signing Date.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	any amendment or waiver is contemplated or agreed pursuant to Clause 40.4 (Replacement of Screen Rate),

the Obligors shall, within three (3) Business Days of demand, reimburse each of the Mezzanine Agent and the Security Agent for the amount of all costs and expenses (including, but not limited to, legal fees) properly incurred by the Mezzanine Agent and the Security Agent (and in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating, complying with or implementing that request, requirement or actual or contemplated agreement.

16.3	Security Agent's management time and additional remuneration

(a)	Any amount payable to the Security Agent under Clause 14.4 (Indemnity to the Security Agent) and this Clause 16.3 shall include the cost of utilising the Security Agent's management time or other resources and will be calculated on the basis of such daily or hourly rates as the Security Agent may notify to the Borrower and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Security Agent (x) considering it expedient or necessary or (y) being requested by an Obligor or Mezzanine Agent (acting on the instructions of the Majority Lenders) to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration (which shall be calculated at its standard hourly rates, and together with any applicable VAT) that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

16.4	Enforcement and preservation costs

The Obligors shall, within three (3) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Mezzanine Only Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Mezzanine Only Transaction Security or enforcing these rights.

16.5	Advisers

(a)	The Borrower acknowledges the appointment of each Adviser and the scope of work set out in the terms of their respective appointments.

(b)	The Borrower shall, within three (3) Business Days of demand by the Mezzanine Agent, pay to the Mezzanine Agent the amount of all fees, costs and expenses of each Adviser appointed pursuant to this Clause 16.5 (subject to any separate fee arrangement that the Borrower has agreed in writing with such Adviser).

(c)	In addition to any existing Advisers, any Mezzanine Agent may, at the cost of the Borrower and (unless a Default is continuing) with the prior written approval of the Borrower, from time to time appoint (and dismiss) market, technical, model, legal, tax, insurance, social and environmental or other advisers or accountants (or modify the scope of work of any Adviser) in connection with:

(i)	any Finance Document or information to be delivered by the Borrower under any Finance Document;

(ii)	any breach by the Borrower of its obligations under the Transaction Documents;

(iii)	responding to, evaluating, negotiating or complying with any request from the Borrower for an amendment, waiver or consent; or

(iv)	any steps necessary or desirable in connection with any Default or any proposal for remedying or otherwise resolving any Default.

SECTION 7

BANK ACCOUNTS

17.	BANK ACCOUNTS

17.1	Designation of Accounts

The Borrower shall prior to Financial Close, open in its name and, thereafter, maintain

(a)	a deposit account designated the "Disbursement Account"; and

(b)	a deposit account designated the "Debt Service Account";

(c)	a deposit account designated the "Disposal Proceeds Account"; and

(d)	a deposit account designated the "Distribution Account".

17.2	No other accounts

The Borrower shall not open and maintain any other bank account without the prior written consent of the Mezzanine Agent.

17.3	Account bank

(a)	Subject to paragraphs (b) and (c) below, each Account must be held with the Account Bank.

(b)	An Account must be replaced with a bank account at the same or another bank at any time if the Mezzanine Agent so requests (acting reasonably).

(c)	The replacement of an Account only becomes effective when the relevant bank agrees with the Mezzanine Agent and the Borrower, in a manner satisfactory to the Mezzanine Agent, to fulfil the role of the bank holding that Account.

17.4	Currency

Each Account shall be denominated in EUR.

17.5	Interest

Each amount from time to time standing to the credit of an Account shall bear interest at such rate as may from time to time be agreed between the Borrower and the Account Bank or, if no such rate is agreed for any period, at the Account Bank's overnight rate for call deposits in EUR from time to time. Such interest shall be credited to the Operating Account.

17.6	Access to books and records

(a)	The Borrower irrevocably grants each of the Mezzanine Agent and the Security Agent and their respective Advisers access to review the books and records and irrevocably waives any right of confidentiality which may exist in respect of records to the extent necessary to allow disclosure of such books and records to each of the Finance Parties and their respective Advisers.

(b)	The Borrower shall authorise and instruct the Account Bank to give to the Mezzanine Agent and the Security Agent and their respective Advisers unrestricted access to review such books and records held by the Account Bank.

(c)	The Mezzanine Agent shall only exercise the access rights under paragraphs (a) and (b) above upon the occurrence of an Event of Default which is continuing.

17.7	Electronic viewing rights

(a)	The Borrower shall irrevocably grant to each of the Mezzanine Agent and the Security Agent electronic viewing rights to the Accounts.

(b)	In case it is not feasible to grant such electronic viewing rights. The Borrower shall provide bank account statements:

(i)	at least on a monthly basis or such other frequency as the Mezzanine Agent or the Security Agent may specify; and

(ii)	at any time upon request by the Mezzanine Agent or the Security Agent.

17.8	No overdraft

(a)	Subject to paragraph (b) below, the Borrower shall not instruct the Account Bank to make any Transfer from an Account if such Transfer would cause such Account to become overdrawn.

(b)	To the extent the Transfer would, if made in full, cause the Account to become overdrawn, such Transfer shall be made in part in as great an amount as possible without resulting in that Account becoming overdrawn.

(c)	The Borrower shall procure that, if any Transfer cannot be made in full as a result of the provisions of paragraph (a) above, the Account Bank will notify the Mezzanine Agent and the Borrower as soon as practicable (and in any event within five (5) Business Days of the requested Transfer date) and provide details of the payment not made, the date on which it should have been made and the amount unpaid.

17.9	Operating procedures

The Borrower shall maintain each Account in accordance with any mandate agreed between it and the Account Bank and such Account Bank's normal practices, provided that, if there is any conflict between any provision of the Finance Documents and any such mandate (or the Account Bank's normal practices), the provisions of the Finance Documents shall prevail (and, the Borrower, nor any other Obligor, shall not enter into any bank account mandates which are contradictory to, or otherwise in conflict with, the Finance Documents) except where to comply with such provisions would be in breach of any applicable law.

17.10	No effect on obligations

No non-payment or partial payment by any Obligor of any sums due and payable to the Finance Parties as a result of:

(a)	a shortfall in funds available in any Account;

(b)	the restrictions on the Transfer and use of funds standing to the credit of the Accounts in this Agreement or any other Finance Document; or

(c)	the order in which payments are to be made pursuant to this Agreement or any other Finance Document,

shall relieve the Borrower and/or any of the other Obligors of its obligations to make payments due and payable to the Finance Parties pursuant to the Finance Documents.

17.11	Bank charges

Each Obligor shall pay to the Account Bank such transaction charges and fees as agreed prior to Financial Close in the bank account mandates.

17.12	No other credits or withdrawal

No payments to, or Transfer from, any Account shall be made except as expressly permitted by this Agreement.

17.13	Instructions during a Default

Subject to Clause 17.14 (Instructions during an Event of Default), on and at any time after the occurrence of a Default which is continuing:

(a)	the Borrower shall continue to be entitled to Transfer (or instruct the Account Bank to Transfer) amounts standing to the credit of an Account in accordance with Clause 18 (Deposits into and Withdrawals from Accounts) provided that to the extent the Security Agent has exercised its right under paragraph (b) below and to the extent the instructions of the Security Agent are inconsistent with those of the Borrower, the instructions of the Security Agent shall prevail (and the Borrower shall procure that the instructions of the Security Agent are satisfied); and

(b)	the Security Agent may give instructions to the Account Bank from time to time as to what Transfers may or may not be made on the instructions of the Borrower without further consent of the Borrower and/or the Security Agent.

17.14	Instructions during an Event of Default

Notwithstanding Clause 18 (Deposits Into and Withdrawals from Accounts), on and at any time after the occurrence of an Event of Default which is continuing:

(a)	the Borrower shall no longer be entitled to make any Transfer (or instruct the Account Bank to do so) using monies standing to the credit of, or which would otherwise be credited to, the Accounts and the Borrower shall ensure that the Account Bank shall make Transfers from the Accounts only on the instructions of the Mezzanine Agent and/or the Security Agent; and

(b)	the Mezzanine Agent and/or the Security Agent may give instructions to the Account Bank from time to time to make Transfers using monies standing to the credit of an Account as the Mezzanine Agent and/or the Security Agent (as applicable) so direct.

17.15	No closure of Accounts

The Borrower shall not close any Account without the prior written consent of the Mezzanine Agent and Security Agent.

18.	DEPOSITS INTO AND WITHDRAWALS FROM ACCOUNTS

All amounts held in any Account shall be applied in accordance with this Clause 18 and no amount shall be deposited in, or withdrawn from, any Account other than as set out in this Clause 18.

18.1	Debt Service Account

(a)	The Borrower shall ensure that:

(i)	all amounts received by it from the Senior Borrower (unless such amounts are expressly stated in this Agreement to be payable to another Account);

(ii)	all other monies owed to the Borrower by its debtors or other relevant payment obligors; and

(iii)	all amounts expressly stated in the Finance Documents to be so payable, are immediately paid into the Debt Service Account.

(b)	Subject to Clause 17.13 (Instructions during a Default), the Borrower shall, on the last day of each Interest Period (if not otherwise stated below), Transfer the amounts standing to the credit of the Debt Service Account for the following purposes and at the following times in the following order of priority:

(i)	first, in or towards payment pro rata of any fees, costs and expenses owing to the Mezzanine Agent, the Security Agent and any other Finance Party (other than the Lenders) which are due but unpaid under the Finance Documents;

(ii)	second, in or towards payment pro rata to the Mezzanine Agent for the relevant Finance Parties of any accrued interest, fees and any Break Costs and other financing costs which are due but unpaid under this Agreement and any costs and expenses of any Lender that has prefunded the Mezzanine Agent and/or Common Security Agent in connection with the taking of any enforcement action by the Mezzanine Agent and/or Common Security Agent (as applicable);

(iii)	third, in or towards repayment pro rata to the Mezzanine Agent for the relevant Finance Parties of any principal due but unpaid; and

(iv)	fourth, on the last day of each Interest Period unless otherwise required pursuant to paragraph (b) of Clause 7.11 (Application of prepayments), in connection with a mandatory prepayment pursuant to Clause 7.1 (Illegality), Clause_7.2 (Change of Control) and Clause 7.4 (Mandatory prepayment – Sanctions), to the Mandatory Prepayment Account.

(c)	The Borrower shall, to the extent that a Mezzanine Blocked Debt Service Amount has been transferred from the "Mezzanine Blocked Amount Ledger" of the Senior Borrower's "cash trap account" (howsoever defined under the Senior Facility Agreement) Security Agent to the Debt Service Account, apply such amount in full in payment to the Mezzanine Agent for the Lenders of the amounts to which that Mezzanine Blocked Debt Service Amount relates.

18.2	Disposal Proceeds Account

(a)	The Security Agent has sole signing rights in relation to the Disposal Proceeds Account.

(b)	The Obligors must ensure that the Prepayment Disposal Proceeds and Prepayment Refinancing Proceeds are, unless immediately applied in accordance with Clause 7.3 (Mandatory prepayment – Disposal of Warehouse Project), immediately paid into the Disposal Proceeds Account in accordance with Clause 24.26 (Disposals).

(c)	Subject to the Intercreditor and Subordination Deed and Clause 33.6 (Partial payments):

(i)	on the last day of each Interest Period relating to a Loan which has been utilised for the purpose of funding any Eligible Project Costs and/or Eligible Pre-RtB Costs with respect to the Warehouse Projects which have been disposed of; or

(ii)	earlier at the request of the Borrower, if it gives the Mezzanine Agent not less than three (3) Business Days' notice,

the Security Agent shall withdraw from, and apply amounts standing to the credit of, the Disposal Proceeds Account for the following purposes and at the following times and in the following order of priority:

(A)	first, in repayment of principal in an amount equal to the Allocated Mezzanine Facility Amount for the relevant Warehouse Project;

(B)	second, in payment pro rata to the Mezzanine Agent for the relevant Finance Parties of any interest accrued to the date of payment and fees and any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 7.10 (Restrictions) as a result of those prepayments; and

(C)	third, if:

(1)	a Default was continuing on the date of the disposal, in payment of any remaining surplus (including any Disposal Equity Amount) to the Disbursement Account (such transferred amount being the "Replacement Commitments"); or

(2)	no Default was continuing on the date of the disposal and none continues on the date of withdrawal, in payment of any remaining surplus (including any Disposal Equity Amount), to the Distribution Account.

18.3	Mandatory Prepayment Account

(a)	All amounts held in the Mandatory Prepayment Account shall be applied in accordance with this Clause 18.3.

(b)	The Borrower shall ensure that:

(i)	any and all Compensation Proceeds and Insurance Proceeds received by it are credited to the Mandatory Prepayment Account and applied in accordance with paragraph (c) below;

(ii)	all amounts required to be transferred to the Mandatory Prepayment Account pursuant to paragraph (b)(iv) of Clause 18.1 (Debt Service Account) (such amounts being the "Mandatory Prepayment Proceeds – Other") are transferred to such Account and applied in accordance with paragraph (d) below.

(c)	Any and all Compensation Proceeds and Insurance Proceeds shall be applied in accordance with Clause 7.5 (Insurance Proceeds and Compensation Proceeds) and Clause 7.11 (Application of prepayments).

(d)	All Mandatory Prepayment Proceeds – Other shall be applied (as applicable) in accordance with the provisions of Clause 7 (Prepayment and Cancellation) relating to the relevant mandatory prepayment event.

18.4	Disbursement Account

(a)	Subject to paragraph (b) below, the Borrower shall credit all Utilisations and Replacement Commitments into the Disbursement Account.

(b)	The Borrower may credit any Utilisation to the "disbursement account" (howsoever defined) of the Senior Borrower if such is specified in the Utilisation Request delivered in respect of such Utilisation and is approved by the Mezzanine Agent in respect of the same and shall be applied in accordance with the purpose for which such Utilisation was made as generally set out in Clause 3.1 (Purpose) and as specifically set out in the relevant Utilisation Request.

(c)	The Borrower shall apply all Utilisations and Replacement Commitments, with Replacement Commitments in priority to any Utilisation, for the purpose specified in the relevant Utilisation Request and, if the purpose to which such Utilisation relates is:

(i)	to pay the purchase price under the relevant Acquisition Agreement for any Eligible Project and the payment of related Acquisition Costs, in accordance with the relevant Funds Flow Statement; and

(ii)	to pay Eligible Pre-RtB Costs, towards the invoice(s) and related costs approved by the Mezzanine Agent (acting in consultation with the Lenders' Technical Adviser) as part of approving any invoice delivered by the Borrower to the Mezzanine Agent pursuant to Clause 4.2 (Conditions precedent for each Utilisation to pay Eligible Pre-RtB Costs).

18.5	Distributions Account

The Borrower may use the proceeds that are credited to the Distribution Account in accordance with this Agreement as a Distribution to the Parent provided that no Default has occurred and is continuing.

19.	SENIOR ACCOUNTS

19.1	Prior to discharge of Senior Faciltiy Agreement

The Borrower shall ensure that each of its Subsidiaries operates its accounts, if and to the extent provided in the Senior Facility Agreement and makes all transfers and payments as and when contemplated under the Senior Facility Agreement.

19.2	After discharge of Senior Facility Agreement

Notwithstanding the expiry or discharge the Senior Facility Agreement, if and to the extent the provisions of the Senior Facility Agreement provide for the application and upstreaming of the funds to the Senior Borrower, the Borrower shall ensure that its Subsidiaries comply with the account provisions of the Senior Facility Agreement as if it were still in force provided that the amounts which would have been applied in or towards payment to the "Secured Obligations" under and as defined in the Senior Facility Agreement shall instead be transferred to the Borrower and applied in accordance with the terms and provisions of this Agreement.

SECTION 8

GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all that Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, examinership, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 20 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.4	Waiver of defences

The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Guarantor intent

Without prejudice to the generality of Clause 20.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new Borrower; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or Mezzanine Agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or Mezzanine Agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or Mezzanine Agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 20.

20.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Mezzanine Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Mezzanine Agent or as the Mezzanine Agent may direct for application in accordance with Clause 33 (Payment mechanics).

20.9	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.11	Limitations

The obligations of an Additional Guarantor shall be limited in case the Guarantor Accession Letter of such Additional Guarantor contains provisions setting out a respective limitation language, in accordance with such provision.

20.12	Guarantee Limitations: Ireland

This guarantee does not apply to any liability to the extent that it would (x) result in this guarantee constituting unlawful financial assistance under section 82 of the Irish Companies Act 2014 or (y) result in a breach of section 239 (related party transactions) of the Irish Companies Act 2014.

SECTION 9

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the Signing Date and, as applicable, the Guarantor Accession Date.

Status, authorisation and governing law

21.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted and, in case of a ProjectCo, to carry out its Warehouse Project.

(d)	It is not a FATCA FFI or a US Tax Obligor.

21.2	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed:

(i)	by it; and/or

(ii)	by any of its Subsidiaries

in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations;

(b)	(without limiting the generality of paragraph (a) above), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

21.3	Non-conflict with other obligations

The entry into and performance by it and each of its Subsidiaries of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

21.4	Consents obtained

It has obtained, and procured that each of its Subsidiaries has obtained, all consents necessary to ensure that no other party to any agreement or arrangement entered into by the Obligor becomes entitled to terminate that agreement or arrangement as a consequence of that Obligor or any of its Subsidiaries entering into the Transaction Documents.

21.5	Power and authority

It and each of its Subsidiaries has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

21.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations required:

(i)	to enable its Subsidiaries to lawfully to enter into, exercise their respective rights and comply with their respective obligations under the Transaction Documents to which they are a party; and

(ii)	to make the Transaction Documents to which they are a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect

21.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of each of the Transaction Documents will be recognised and enforced in each Relevant Jurisdiction.

(b)	Any judgment obtained in the respective jurisdiction specified in each Finance Document and (if applicable) any awards obtained in an arbitration forum which it has submitted itself to will be recognised and enforced in each Relevant Jurisdiction.

No insolvency, default or tax liability

21.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 25.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 25.8 (Creditors' process),

has, to the best of its knowledge (after having made due and careful enquiry), been taken or threatened in respect of it or any of its Subsidiaries, and none of the circumstances described in Clause 25.6 (Insolvency) applies to it or any of its Subsidiaries.

21.9	No default or other adverse event

(a)	No Event of Default and, on the date of this Agreement and the date of Financial Close, no Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

21.10	Deduction of Tax

Neither it nor any of its Subsidiaries is required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

21.11	No filing or stamp taxes

(a)	Under the law of each Relevant Jurisdiction, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than as set out in the relevant Guarantor Accession Letter or separately agreed with the Mezzanine Agent in writing with respect to a particular Eligible Jurisdiction and:

(i)	as set out in the relevant Senior Guarantor Accession Letter; and/or

(ii)	separately agreed with the Mezzanine Agent in writing with respect to a particular Eligible Jurisdiction,

and except for the registration of particulars of the applicable Security Documents at the Companies Registration Office ("CRO") in Ireland by way of a Form C1 under Section 409(3) of the Irish Companies Act 2014 and, where applicable, notifications to the Irish Revenue Commissioners within twenty-one (21) days of execution thereof. Each Obligor hereby irrevocably and unconditionally authorises any and each solicitor from time to time in Arthur Cox LLP to (a) sign or complete (whether electronically or otherwise) on behalf of that Obligor all required security related registration forms required to be delivered to the CRO in connection with any of the Mezzanine Only Security Document; (b) file (whether electronically or otherwise) each such registration form with the CRO; and (c) include an email address for a solicitor in Arthur Cox LLP in each such registration form for the purposes of receiving any certificate of registration of charge electronically from the CRO.

(b)	In giving the authorisation at (a) above, each Obligor agrees and acknowledges that (a) no solicitor/client relationship exists between Arthur Cox LLP (or any solicitor at that law firm) and that Obligor; (b) it is that Obligor’s responsibility to comply with the procedures set out in Sections 409(3) and (4) of the Companies Act (without prejudice to Section 410(2) thereof); and (c) Arthur Cox LLP have no liability or responsibility to that Obligor for any failure to comply with the terms of that authorisation.

21.12	Taxation

(a)	It and each of it is Subsidiaries has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	Neither it nor any of its Subsidiaries is materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against it or any of its Subsidiaries with respect to Taxes.

(d)	It is a resident for Tax purposes only in its jurisdiction of incorporation.

(e)	It is not a member of a VAT Group.

No other business

21.13	Relationships with others

(a)	Its constitutional documents, each Shareholder Loan Agreement and each Finance Document to which both the Borrower and the Shareholders are party contain all the material terms of the arrangements between the Borrower and the Shareholders and their Affiliates.

(b)	Neither it nor any of its Subsidiaries has any material rights against, or obligations to, any person other than under:

(i)	the Transaction Documents to which it is party and any transactions that they expressly contemplate;

(ii)	the Shareholder Loan Agreements and the Intragroup Loan Agreements to which it is a party; and

(iii)	any other contract or arrangement provided that the aggregate amount of payments under such contracts or arrangements, across all Warehouse Projects, does not exceed EUR 250,000 (or equivalent in any other currency) and, per Warehouse Project in any calendar year, EUR 50,000, and, in each case, any transaction that they expressly contemplate.

(c)	Each transaction or arrangement that it or any of its Subsidiaries has entered into with any person is on an arm's length basis.

(d)	It does not carry out any business other than:

(i)	in case of the Borrower:

(A)	directly holding the shares in the Senior Borrower; and

(B)	directly or indirectly holding shares in ProjectCos which have acceded to the Senior Facilities Agreement as guarantors thereunder by way of Senior Guarantor Accession Letters;

(ii)	in the case of its Subsidiaries:

(A)	which are Country HoldCos, holding the shares directly in several Project HoldCo(s) and indirectly several ProjectCos in an Eligible Jurisdiction;

(B)	which are Project HoldCos, holding shares directly in several ProjectCos in the Eligible Jurisdiction in which it is incorporated; and

(C)	which are ProjectCos, carrying out the Eligible Project which it owns.

21.14	Financial Indebtedness

Neither it nor any of its Subsidiaries has any Financial Indebtedness other than as permitted by this Agreement.

21.15	Group Structure

The most recent Group Structure Chart delivered to the Mezzanine Agent:

(a)	pursuant to Schedule 2 (Conditions Precedent and Subsequent) or, as applicable;

(b)	as condition precedent to the first Utilisation with respect to a Warehouse Project,

is true, complete and accurate.

21.16	Ownership of the Borrower

The Borrower is a wholly owned Subsidiary of the Parent.

21.17	Ownership of the Obligors

(a)	The Obligors are, as at the date of this Agreement, wholly owned Subsidiaries (whether directly or indirectly) of the Sponsor.

(b)	After the date of this Agreement, the Obligors remain majority-owned (whether directly or indirectly) by the Sponsor.

Provision of information – general

21.18	No misleading information

(a)	Any written factual information provided by it or any other member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections provided by it or any other member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	No information has been given or withheld that results in any information provided by it or any other member of the Group being untrue or misleading in any material respect.

(d)	All written information supplied by it or any other member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect, and any projections contained in such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

21.19	Financial statements

(a)	Its and each of its respective Subsidiaries' Original Financial Statements were prepared in accordance with the relevant Accounting Principles consistently applied unless expressly disclosed to the Mezzanine Agent in writing to the contrary before:

(i)	in case of any Original Obligor, the Signing Date;

(ii)	in case of any ProjectCo which accedes to the Senior Facility Agreement as a guarantor thereunder, the respective Senior Guarantor Accession Date; and

(iii)	in case of any ProjectCo which is not a Senior Obligor, its Acquisition Date.

(b)	Its and each of its respective Subsidiaries' Original Financial Statements fairly present its (or, as applicable, the respective Subsidiary's) financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Borrower).

(c)	Its and each of its respective Subsidiaries' most recent financial statements delivered pursuant to Clause 22.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the respectiveOriginal Financial Statements; and

(ii)	fairly present its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

(d)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(e)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since the date on which its or, as applicable, its respective Subsidiaries, Original Financial Statements are stated to have been prepared.

No proceedings or breach of laws

21.20	No proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against any member of the Group (or against the directors of any member of the Group) or in relation to any Warehouse Project.

(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against any member of the Group (or against the directors of any member of the Group) or in relation to any Warehouse Project.

21.21	E&S compliance

Each member of the Group has performed and observed in all material respects all E&S Standards, E&S Authorisations and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

21.22	E&S Claims

No E&S Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

21.23	Compliance

It and each of its Subsidiaries has performed and observed (and each Warehouse Project complies with), in all material respects, all Compliance Standards.

21.24	Anti-Bribery and anti-corruption

(a)	It and each of its Subsidiaries has conducted its business and operations and, in case of a ProjectCo, has carried out the respective Warehouse Project in compliance with applicable Anti-Bribery and Corruption Laws.

(b)	Neither the Obligor nor any Senior Obligor nor, to the best of its knowledge, any director, officer, employee, associated party or person acting on behalf of the Obligor or its Subsidiaries has engaged in any activity which would breach any Anti-Bribery and Corruption Laws.

(c)	To the best of its knowledge and belief, no actions or investigations by any governmental or regulatory agency are ongoing or threatened against it or its Subsidiaries, or any of its directors, officers, employee, associated party or person acting on their behalf in relation to a breach of the Anti-Bribery and Corruption Laws.

(d)	It and each of its Subsidiaries have instituted and enforce policies and procedures designed to ensure compliance with the Anti-Bribery and Corruption Laws.

(e)	It confirms to act as principal for its own account and not as agent or trustee in any capacity on behalf of any party in relation to the Finance Documents. With regard to § 3 Abs. 1 S. 1 Nr. 2, Abs. 4 GwG, the Guarantor confirms that it provides the Transaction Security in connection with the Secured Obligations of the Obligors and, as a result, for the benefit of the Borrower.

21.25	Sanctions

(a)	Neither it nor any of its Subsidiaries, and (to its knowledge) none of its or any of its Subsidiaries' directors, officers, employees, agents, controlled affiliates, or other person acting on behalf, at the direction or in the interest of the Obligor or any of their Subsidiaries is, currently a designated target of, or is otherwise a subject of, Sanctions.

(b)	Each Obligor has instituted and maintains policies and procedures designed to prevent Sanctions violations (by such Obligor and its Subsidiaries and by persons associated with such Obligor and its Subsidiaries).

(c)	It neither knows nor has reason to believe that it is or may become subject of Sanctions- related investigations or juridical proceedings.

21.26	Non-AIF status

Neither it nor any of its Subsidiaries is an AIF or an AIFM.

21.27	AML compliance

(a)	The operations of each Obligor and each of their respective Subsidiaries are in compliance with all Money Laundering Laws and have been conducted at all times in compliance with all Money Laundering Laws.

(b)	No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Obligor or any of their respective Subsidiaries including any of its existing or previous officers, directors, employees, agents, affiliates, associated parties and persons acting on behalf of such Obligor or Subsidiary with respect to Money Laundering Laws is pending and, to the best of its's knowledge, no such actions, suits or proceedings are threatened or contemplated.

(c)	Each Obligor and each of its respective Subsidiaries has instituted and enforces policies and procedures designed to ensure compliance with Money Laundering Laws and prevent money laundering, bribery and corruption by such person and by persons associated with such person.

Security, ownership of assets, insurance

21.28	Security

No Security exists over all or any of its present or future assets or the present and future assets of any other member of the Group other than any Security permitted under Clause 24.24 (Negative Pledge).

21.29	Ranking

The Transaction Security has or will have first ranking priority and is not subject to any prior ranking or pari passu ranking Security.

21.30	Transaction Security

Each Security Document validly creates the Security which is expressed to be created by that Security Document and evidences the Security it is expressed to evidence.

21.31	Good title to assets and Real Property

(a)	It and each of its Subsidiaries has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted and, in case it or any of its Subsidiaries is a ProjectCo, to carry out its respective Warehouse Project.

(b)	It and each of its Subsidiaries which is a ProjectCo has rights to all Real Property, and where applicable it legally and beneficially leases all Real Property, required to carry out the Warehouse Project at the Site.

(c)	On:

(i)	the date of Financial Close; and

(ii)	the Acquisition Date relating to the relevant ProjectCo,

there are or were (as applicable) no outstanding payments under the Real Estate Agreements and, thereafter, nothing overdue thereunder.

21.32	No disposal of interests

Neither it nor any of its Subsidiaries has sold or granted (or agreed to sell or grant) any right of pre-emption over, or any lease or tenancy of or otherwise disposed of any of its interests in any of the Charged Property other than the Permitted Disposals and Excluded Permitted Disposals.

21.33	Legal and beneficial owner

The Obligors and their respective Subsidiaries are the absolute legal owners and beneficial owners of the assets subject to the Transaction Security.

21.34	Shares

The shares which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or on enforcement of the Transaction Security.

21.35	Intellectual Property

(a)	Each ProjectCo owns all Intellectual Property that is necessary to carry out the respective Warehouse Project.

(b)	It has taken all necessary action (including payments of fees and the making of all registrations) to safeguard, maintain in full force and effect, use, and preserve its ability to enforce all Intellectual Property owned or used by it.

(c)	Its ownership or use of the Intellectual Property does not infringe any rights of any third party.

(d)	Neither it nor any of its Subsidiaries which is a ProjectCo is aware of any adverse circumstance relating to validity, subsistence or use of any of its Intellectual Property.

21.36	Insurance

(a)	It and each of its Subsidiaries is in compliance with all of its obligations with respect to insurance under the Transaction Documents to which it is a party.

(b)	All Insurances which are required to have been effected under the Transaction Documents are in full force and effect, and no event or circumstance has occurred (including any omission to disclose any fact) which could validly entitle an insurer in respect of any of such Insurances to terminate, rescind or otherwise avoid or reduce its or any of its Subsidiaries liability under any such Insurances.

Miscellaneous

21.37	No Immunity

In any proceedings taken in a Relevant Jurisdiction in relation to the Transaction Documents, neither it nor any of its Subsidiaries will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

21.38	Private and commercial acts

Its execution of the Transaction Documents to which it or any of its Subsidiaries is or will be party constitutes, and its exercise of its rights and performance of its obligations under those Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

21.39	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.40	Centre of main interests and establishments

For the purposes of the EU Insolvency Regulation, its and the Senior Borrower’s centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

21.41	Bank Recovery and Resolution

Neither it nor any member of the Group is an entity which is within the scope of the stabilisation, resolution or recovery powers under the Banking Act 2009, or similar powers under the laws of any other jurisdiction.

21.42	DAC 6

No transaction contemplated by the Transaction Documents nor any transaction to be carried out in connection with any transaction contemplated by the Transaction Documents meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

21.43	Dealings with SRCs and SDNs

It neither has nor intends to have any business operations or other dealings

(a)	in any Sanctioned Territory, including the Crimea region, Cuba, Iran, Sudan, North Korea and Syria,

(b)	with any Specially Designated National (“SDN”) on OFAC’s SDN list or with a designated person targeted by asset freeze Sanctions imposed by the UN, EU, UK or HMT,

(c)	involving commodities or services of a Sanctioned Territory origin or shipped to, through, or from a Sanctioned Territory, or on Sanctioned Territory owned or registered vessels or aircraft, or finance or subsidize any of the foregoing exceeding 5% aggregated in comparison to its total assets or revenues.

21.44	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request, each Utilisation Date, the date of each Compliance Certificate, each Acquisition Date and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which such person becomes (or it is proposed that such person becomes) an Additional Obligor.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Borrower shall supply to the Mezzanine Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year;

(ii)	the audited financial statements of each Obligor for that financial year; and

(iii)	the audited financial statements of each Senior Obligor and each ProjectCo that is not a Senior Obligor but owns a Warehouse Project for that financial year; and

(b)	as soon as the same become available, but in any event within sixty (60) days after the end of each half of each of its financial years:

(i)	its consolidated financial statements for that financial half year;

(ii)	the financial statements of each Obligor for that financial half year; and

(iii)	the financial statements of each Senior Obligor and each ProjectCo that is not a Senior Obligor but owns a Warehouse Project for that financial year; and

(c)	as soon as the same become available, but in any event within forty-five (45) days after the end of each quarter of each of its financial years/:

(i)	its consolidated financial statements for that period;

(ii)	the financial statements of each Obligor for that period; and

(iii)	the financial statements of each Senior Obligor and each ProjectCo that is not a Senior Obligor but owns a Warehouse Project for that period.

22.2	Compliance Certificate

(a)	The Borrower shall supply to the Mezzanine Agent, together with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 22.1 (Financial statements) and on each Calculation Date, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two (2) directors of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 22.1 (Financial statements), shall be reported on by the Borrower’s auditors in the form agreed by the Borrower and all the Lenders before the Signing Date.

22.3	Requirements as to financial statements

(a)           The Borrower shall:

(i)	deliver each set of financial statements pursuant to Clause 22.1 (Financial statements) with:

(A)	a balance sheet, profit and loss account, a cashflow statement (in each case, incorporated in such financial statement) and a management discussion and analysis; and

(B)	a certification by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up; and

(ii)	procure that the management of the Sponsor are available within three (3) Business Days of request to have a detailed discussion and analysis with the Lenders in respect of such financial statements.

(b)

(i)	The Borrower shall procure that each set of financial statements of an Obligor, a Senior Obligor or a ProjectCo delivered pursuant to Clause 22.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor, Senior Obligor or, as applicable, ProjectCo, unless, in relation to any set of financial statements, it notifies the Mezzanine Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods, and its auditors (or, if appropriate, the auditors of the Obligor, Senior Obligor or, as applicable, ProjectCo) deliver to the Mezzanine Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor’s, Senior Obligor’s or, as applicable, ProjectCo’s Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Mezzanine Agent, to enable the Lenders to determine whether Clause 23 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s, Senior Obligor’s or, as applicable, ProjectCo’s Original Financial Statements.

(ii)	If the Borrower notifies the Mezzanine Agent of a change in accordance with paragraph (i) above then the Borrower and Mezzanine Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to “those financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.4	Financial Model

(a)	The Borrower shall maintain the Financial Model (including the Base Case) for the purpose of preparing calculations and forecasts in accordance with this Agreement.

(b)	The Borrower and the Mezzanine Agent shall each retain one copy of the Financial Model as revised from time to time.

(c)	The Borrower shall not make any changes to the Financial Model without the Mezzanine Agent’s prior written consent.

(d)	Each of the Borrower and the Mezzanine Agent may propose structural changes to the Financial Model (in the case of the Mezzanine Agent, only for the purposes of correcting any error or deficiency or to adjust any formula, logic or methodology for making calculations in accordance with the Finance Documents) and any such proposal shall be accompanied by the reasons for such proposal.

(e)	Notwithstanding, and without prejudice to, the provisions of this Clause 22.4, no changes shall be made to the Financial Model unless the same change is made to the “financial model” (howsoever defined in the Senior Facility Agreement) delivered pursuant to the Senior Facility Agreement.

(f)	If, without prejudice to paragraph (e) above, the Borrower and the Mezzanine Agent agree on any proposed changes to the Financial Model, it shall be updated accordingly and, if the Mezzanine Agent so requires, shall be re-audited by the Model Auditor.

22.5	Updated Base Case

(a)	The Borrower shall produce and deliver to the Mezzanine Agent an updated Base Case (an “Updated Base Case”):

(i)	on each day that it is required to deliver a Warehouse Report pursuant to Clause 22.10 (Warehouse Reporting);

(ii)	no later than fifteen (15) Business Days prior to the proposed entry to an Enhancement PPA;

(iii)	within ten (10) Business Days of:

(A)	a Funding Shortfall;

(B)	any Key Project Milestone not being achieved by the stipulated date;

(C)	any Transaction Document being terminated, cancelled, repudiated or rescinded prior to its originally stated maturity or not renewed upon its expiry unless replaced in the manner described in paragraph (c) of Clause 25.12 (Termination or Repudiation); or

(D)	any circumstance equivalent to the matters described in paragraph (b) of Clause 25.13 (Governmental Intervention) (excluding any de minimis book value set out therein);

(iv)	as soon as practicable following notification from the Mezzanine Agent that any material event has occurred that necessitates an update to the Assumptions included in the current Base Case;

(v)	in any other circumstances in which a calculation or determination is required to be made under a Finance Document by reference to a revised Base Case.

(b)	Each Updated Base Case shall be:

(i)	substantially in the form of the Original Base Case; and

(ii)	prepared on the basis of Assumptions determined in accordance with Clause 22.6 (Assumptions) (which shall be the same as used for the Senior Facility Agreement).

(c)	The Borrower will ensure that, as at the delivery of any Updated Base Case to the Mezzanine Agent:

(i)	all the factual information set out in such Updated Base Case is true, complete and accurate in all material respects and has been compiled in good faith and with due care and attention; and

(ii)	all projections, forecasts, estimates and opinions made by it in such Updated Base Case were made in good faith and prepared on the basis of the values attributed to the Assumptions disclosed therein, and it was reasonable for it to attribute those values.

(d)	The Borrower shall, promptly upon request, deliver to the Mezzanine Agent such information as the Mezzanine Agent may reasonably require in connection with its review of the Updated Base Case.

(e)	The Mezzanine Agent shall as soon as reasonably practicable after receipt of the Updated Base Case notify the Borrower if it accepts the Updated Base Case, and if it does not:

(i)	the Mezzanine Agent and the Borrower shall discuss (for a period not longer than fifteen (15) Business Days) any changes required to the Updated Base Case; and

(ii)	if the Borrower and the Mezzanine Agent are unable to agree on any changes required to the Updated Base Case, the matter shall be referred to the Resolution Procedure and resolved within fifteen (15) Business Days.

(f)	In case the Borrower and the Mezzanine Agent refer the matter to the Resolution Procedure, they shall give the Senior Agent and the Senior Borrower an opportunity to join the Resolution Procedure with the aim of ensuring that the results of the Resolution Procedure shall be binding both under the Senior Facility Agreement and this Agreement.

22.6	Assumptions

(a)	Either:

(i)	at least five (5) Business Days prior to the date on which an Updated Base Case is required to be delivered to the Mezzanine Agent pursuant to Clause 22.5 (Updated Base Case), or on the date on which the Borrower delivers such Updated Base Case in accordance with Clause 22.5 (Updated Base Case); and

(ii)            in any event, on each Calculation Date,

the Borrower shall:

(A)	update the relevant Assumptions in good faith; and

(B)	deliver to the Mezzanine Agent:

(1)	the proposed updated relevant Assumptions; and

(2)	a description of any material change to the value of any such updated Assumptions when compared with the value of the Assumptions used to prepare the then current Base Case, giving reasonable details of, and where reasonably available, supporting information for, the reasons for the change.

(b)	The Updated Base Case shall reflect the updated relevant Assumptions in the manner set out below:

(i)	taking into account:

(A)	a Funding Shortfall;

(B)	any Key Project Milestone not being achieved by the stipulated date;

(C)	any Transaction Document being terminated, cancelled, repudiated or rescinded prior to its originally stated maturity or not renewed upon its expiry unless replaced in the manner described in paragraph (c) of Clause 25.12 (Termination or Repudiation); and

(D)	any circumstance equivalent to the matters described in paragraph (b) of Clause 25.13 (Governmental Intervention) (excluding any de minimis book value set out therein);

(ii)	the updated power price assumptions; and

(iii)	any change to any contractual sum that was assessed and analysed by the Lenders as part of determining whether a solar PV project satisfies the Eligibility Criteria which has become a Warehouse Project.

(c)	The Mezzanine Agent may challenge any Assumptions that the Borrower proposes to update, or that it believes the Borrower should have updated, at any time within fifteen (15) Business Days of its receipt of the proposed updated Assumptions. If the Mezzanine Agent challenges any Assumptions that the Borrower proposes to update, or that it believes the Borrower should have updated:

(i)	the Mezzanine Agent and the Borrower shall discuss (for a period not longer than ten (10) Business Days) any changes required to the Assumptions; and

(ii)	if the Borrower and the Mezzanine Agent are unable to agree on the updated Assumptions, the matter shall be referred to the Resolution Procedure and resolved within ten (10) Business Days, and the updated Assumptions as determined pursuant to that procedure shall become the updated Assumptions for the purposes of producing the Updated Base Case in accordance with Clause 22.5 (Updated Base Case).

22.7	Valuation Report

(a)	The Original Valuation Report shall be the current Valuation Report in respect of the relevant Warehouse Project to which it relates until updated in accordance with this Clause 22.7.

(b)	Commencing from the date falling six (6) months after the date of the Original Valuation Report in respect of any given Warehouse Project, the Borrower shall, promptly upon request of the Mezzanine Agent and, in any event, within five

(5) Business Days of request by the Mezzanine Agent (unless otherwise agreed by the Mezzanine Agent), deliver an updated Valuation Report to the Mezzanine Agent (in form and substance satisfactory to the Mezzanine Agent).

(c)	The right of the Mezzanine Agent pursuant to paragraph (b) above shall be limited to one (1) request for every twelve (12) month period following the date specified in paragraph (b) above, provided that no such limitation shall apply when a Default is continuing.

22.8	Construction Budget and Project Close Confirmation

(a)	The Original Construction Budget and the Original Project Close Confirmation shall be the current Construction Budget and current Project Close Confirmation, in each case, in respect of the relevant Warehouse Project to which it relates until updated in accordance with this Clause 22.8.

(b)	The Borrower shall, following receipt by the Mezzanine Agent of any Warehouse Report delivered to it pursuant to Clause 22.10 (Warehouse Reporting) and within three (3) Business Days of the Mezzanine Agent’s request, deliver an updated draft Construction Budget and, only if so requested by the Mezzanine Agent, a draft update to paragraph (a) of the Project Close Confirmation, to the Mezzanine Agent (in each case, in form and substance satisfactory to the Mezzanine Agent acting in consultation with the Lenders’ Technical Adviser (including subject to any condition the Mezzanine Agent imposed by it (acting in its full discretion)) in respect of the relevant Warehouse Project(s) (any such draft prepared substantially in the form of the Original Construction Budget or Original Project Close Confirmation, as applicable).

22.9	Operating Budget

(a)	The Borrower shall, within the period commencing on the date falling twenty

(20) Business Days prior to the Warehouse Project Completion Longstop Date of a Warehouse Project (as set out in the then current Project Close Confirmation) and ending on the date falling five (5) Business Days prior to the Commercial Operation Date of that Warehouse Project, deliver to the Mezzanine Agent (in form and substance satisfactory to the Mezzanine Agent) an operating budget in connection to that Warehouse Project (such budget being the “Original Operating Budget”) and for the period commencing from the Commercial Operation Date until the date on which the Borrower is obliged to deliver the Warehouse Report pursuant to paragraph (a)(ii) of Clause 22.10 (Warehouse Reporting).

(b)	The Borrower shall, together with each Warehouse Report delivered to the Mezzanine Agent pursuant to paragraph (a)(ii) of Clause 22.10 (Warehouse Reporting), deliver an update to the Operating Budget for the immediately forthcoming Operating Period.

(c)	The Borrower shall ensure that each Operating Budget delivered and updated from time to time pursuant to this Clause 22.9 shall set out the matters listed in paragraph 2(b) of Schedule 13 (Form of Warehouse Report) in form and substance satisfactory to the Mezzanine Agent (and in respect of an update, shall be in the form of the Original Operating Budget agreed to by the Mezzanine Agent).

22.10	Warehouse Reporting

(a)	The Borrower shall:

(i)	in connection with Warehouse Projects yet to achieve the Commercial Operation Date, within three (3) Business Days after the end of each calendar month, deliver to the Mezzanine Agent (in form and substance satisfactory to the Mezzanine Agent) the Warehouse Report, in so far as it relates to the construction of each Warehouse Project (on a project- by-project basis and on a consolidated basis), substantially in the form set out in Schedule 13 (Form of Warehouse Report); and

(ii)	in connection with Warehouse Projects that have achieved the Commercial Operation Date, five (5) Business Days prior to each Calculation Date, deliver to the Mezzanine Agent (in form and substance satisfactory to the Mezzanine Agent) the Warehouse Report, substantially in the form set out in Schedule 13 (Form of Warehouse Report).

(b)	Each Obligor shall:

(i)	promptly from the date of receipt, deliver to the Mezzanine Agent any written report delivered to it by the EPC Contractor and / or the Operator; and

(ii)	within three (3) Business Days of request, any other written report in connection with the construction and/or operation of a Warehouse Project.

22.11	Market Study

The Borrower shall, on each Calculation Date, deliver to the Mezzanine Agent, in form and substance satisfactory to the Mezzanine Agent, an updated Market Study.

22.12	Financial summary

The Borrower shall, within three (3) Business Days after the end of each calendar month, deliver to the Mezzanine Agent a financial summary in the form set out in Schedule 16 (Form of financial summary) in respect of (a) each Warehouse Project and (b) all Warehouse Projects on a consolidated basis.

22.13	E&S Claims

The Borrower shall inform the Mezzanine Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any E&S Claim that has been commenced or (to the best of its knowledge and belief) is threatened in writing against any member of the Group; or

(b)	any facts or circumstances which will or are reasonably likely to result in any E&S Claim being commenced or threatened against any member of the Group.

22.14	Insurance

(a)	The Borrower shall effect and maintain (and procure that the relevant members of the Group effect and maintain) at all times the Insurances specified in Schedule 15 (Insurance) and all other insurances required at that time under the Project Documents or any other agreements binding on it.

If the Mezzanine Agent determines at any time that terms more favourable to the interests of the Finance Parties (and generally applied in project financings at that time) are available in the international insurance or reinsurance market than those that the Borrower (and any member of the Group) has currently effected, it may refer to the Resolution Procedure the question as to whether the Insurance requirements under this Agreement shall be adjusted to reflect those more favourable terms, and the outcome of that Resolution Procedure shall be final and conclusive and binding on the Parties.

(b)	The Borrower (and any other member of the Group) may only effect and/or maintain insurance in addition to that required under paragraph (a) above to the extent that any expenditure relating to such additional insurance is included in the current Construction Budget or Operating Budget (as applicable) and that such additional insurance does not affect in any way the Borrower’s (or any other member of the Group’s) or Finance Parties’ rights or remedies under the insurance required under paragraph (a) above.

(c)	The Borrower shall (and shall procure that any member of the Group):

(i)	pay all premiums and other amounts due and payable under the Insurances (and provide evidence of payment to the Mezzanine Agent upon request);

(ii)	promptly (and in any event within three (3) Business Days of demand) indemnify any Secured Party in respect of any amount due and payable under the Insurances that it has paid on behalf of the Borrower (or such member of the Group);

(iii)	comply with the terms of the Insurances and use all reasonable endeavours to ensure that neither it nor any other person does or fails to do anything that may render any Insurance void, voidable, breached, suspended, impaired or defeated in whole or part;

(iv)	disclose to each insurer under the Insurances all information required in order to comply with its disclosure obligations under applicable law and industry standards (and put in place internal procedures to ensure that this is done), and ensure that, where representations are made or warranties given in respect of any of the Insurances, any such representations or warranties are complete and accurate and complied with at all times and any conditions precedent to the effectiveness of or liability under any Insurance are complied with at all times;

(v)	promptly pursue its rights and remedies against each insurer/reinsurer under the Insurances;

(vi)	procure that its broker promptly delivers a report to the Mezzanine Agent on the details (including losses) in respect of any event or circumstance giving rise to any claim (or series of claims in respect of the same event or circumstance giving rise to the claim) under any of the Insurances; and

(vii)	in respect of any Insurance that is to be renewed, provide to the Mezzanine Agent a certificate of renewal from the relevant insurer no later than fourteen (14) days prior to the expiry of the policy.

(d)	The Borrower shall procure that all Insurances required under this Clause 22.14:

(i)	are placed and maintained with insurers each of whom is of sound financial standing and international repute, has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by S&P Global Ratings, a division of S&P Global Inc. or Baa1 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency, and is otherwise acceptable to the Mezzanine Agent;

(ii)	contain no restriction on assignment or transfer that might limit or otherwise affect the effectiveness, attachment or perfection of any proposed Security; and

(iii)	provide for payments of claims in the currency of the Revenue; and

(iv)	(in the case of primary insurances) name each of the Secured Parties as co-insureds (and no Secured Party shall be under any duty under such Insurance including in relation to information to the insurer or liability to pay premiums).

(e)	If at any time and for any reason any of the Insurances required to be maintained under this Clause 22.14 is not in full force and effect then, without prejudice to the rights of the Secured Parties, the Mezzanine Agent shall have the right (but no obligation) to procure on behalf of itself, the Borrower and the other Secured Parties insurance complying with the requirements of this Clause 22.14.

(f)	No Secured Party shall have any liability of any nature whatsoever to procure any insurance under paragraph (e), whether in contract, tort, negligence or otherwise, and upon procuring any such insurance the Mezzanine Agent shall only have such liabilities as are expressly assumed by it in respect of such insurance.

(g)	The Mezzanine Agent shall have the right (but no obligation) to pay any premiums due under any of the Insurances if the Borrower fails to do so punctually.

(h)	The Borrower shall indemnify each Secured Party against the costs and expenses of procuring any insurance or reinsurance referred to in paragraph (e) and against any premiums paid pursuant to paragraph (g).

(i)	Without prejudice to any other obligations of the Borrower under the Finance Documents, the Borrower shall, on the Mezzanine Agent’s request, take all such steps at any time to minimise hazard as the Mezzanine Agent may reasonably consider expedient or necessary.

22.15	Further information

(a)	Upon the Mezzanine Agent’s request, the Borrower shall (and shall ensure that each member of the Group will) promptly deliver (and, in any event, within three (3) Business Days of such request) to the Mezzanine Agent all and other information regarding any member of the Group and / or any Warehouse Project.

(b)	The Borrower shall notify the Mezzanine Agent promptly following:

(i)	the Non-Euro Ratio exceeding the Non-Euro Cap; and

(ii)	when, thereafter, the Non-Euro Ratio falls back to or under the Non- Euro Cap.

22.16	Information: miscellaneous

The Borrower shall supply to the Mezzanine Agent (in sufficient copies for all the Lenders, if the Mezzanine Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group (or against the directors of any member of the Group), and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group (or against the directors of any member of the Group), and which might have a Material Adverse Effect;

(d)	to the extent permitted by law, any filing and/or report delivered to the U.S. Securities and Exchange Commission by any of its Affiliates, in so far as it relates to any Finance Document and/or the Senior Facility Agreement, promptly after any such filing and/or report; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Mezzanine Agent) may reasonably request.

22.17	Notification of default

(a)	Each Obligor shall notify the Mezzanine Agent and the Mezzanine Security Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Mezzanine Agent, the Borrower shall supply to the Mezzanine Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.18	Direct electronic delivery by Obligors

Any Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those a Lender by delivering that information directly to that Lender in accordance with Clause 36.6 (Electronic communication) to the extent that Lender and the Mezzanine Agent agree to this method of delivery.

22.19	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Mezzanine Agent or any Lender (or, in the case of limb (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Mezzanine Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Mezzanine Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in limb (iii) above, on behalf of any prospective new Lender) in order for the Mezzanine Agent, such Lender or, in the case of the event described in limb (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Mezzanine Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Mezzanine Agent (for itself) in order for the Mezzanine Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than ten (10) Business Days’ prior written notice to the Mezzanine Agent, notify the Mezzanine Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Mezzanine Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Mezzanine Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Mezzanine Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Mezzanine Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22.20	DAC 6

(a)	In this Clause, “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

(b)	The Borrower shall supply to the Mezzanine Agent (in sufficient copies for all the Lenders, if the Mezzanine Agent so requests):

(i)	promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6; and

(ii)	promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any Obligor or by any adviser to such Obligor in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

(c)	The Borrower shall supply to the Mezzanine Agent (in sufficient copies for all the Lenders, if the Mezzanine Agent so requests):

(i)	promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6; and

(ii)	promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any Obligor or by any adviser to such Obligor in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

23.	FINANCIAL COVENANTS

23.1	Financial condition

The Obligors shall ensure that, on an aggregate basis across the Senior Facility Agreement and this Agreement:

(a)	at all times, the Loan-to-Value Ratio does not exceed 80%; and

(b)	on:

(i)	each Calculation Date; and

(ii)	on the date which falls ten (10) Business Days after any circumstance to the matters described in paragraph (b) of Clause 25.13 (Governmental Intervention) (excluding any de minimis book value set out therein), the LLCR is at least 1.15:1.

23.2	Financial testing

The financial covenants set out in Clause 23.1 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate).

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

24.1	Authorisations

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Mezzanine Agent of,

any Required Authorisation.

24.2	Compliance with laws

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) comply in all respects with the Compliance Standards other than breaches which are of a minor nature only and which do not prejudice the interests of any Finance Party.

(b)	Paragraph (a) above shall not bind the Obligors in respect of a minor breach of a Compliance Standard which does not prejudice the interests of any Finance Party.

24.3	Project Implementation

(a)	Each Obligor shall ensure that each ProjectCo will carry out its Warehouse Project in a safe and efficient manner and in accordance with Good Industry Practice and all requirements of the relevant Project Documents.

(b)	Each Obligor shall ensure that each ProjectCo will at all times maintain adequate supplies of spare parts and other plant, materials and apparatus in accordance with Good Industry Practice.

24.4	Personnel

No Obligor shall (and shall procure that no ProjectCo, any Project HoldCo and/or any Country HoldCo) have any employees.

24.5	E&S Compliance

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) comply in all material respects with, and shall carry out the Project in compliance with, all E&S Standards and E&S Authorisations and obtain and maintain any E&S Authorisations and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

24.6	Taxation

(a)	Each Obligor (and the Borrower shall ensure that each other member of the Group will) shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) such payment is being contested in good faith, (ii) adequate cash reserves are being maintained by it for those Taxes and (iii) such payment can be lawfully withheld).

(b)	Each Obligor (and the Borrower shall ensure that each other member of the Group will) shall ensure that it is not a member of a group for VAT purposes.

(c)	No Obligor may change its residence for Tax purposes.

24.7	Anti-Bribery and Anti-corruption

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use, lend or contribute the proceeds of the Facilities for any purpose which would breach the Anti-Bribery and Corruption Laws or other similar legislation in other jurisdictions.

(b)	Each Obligor (and the Borrower shall ensure that each other member of the Group will) shall conduct its business and operations and carry out the Warehouse Project in compliance with applicable Anti-Bribery and Corruption Laws, and maintain and enforce policies and procedures designed to ensure compliance with such laws.

24.8	Sanctions

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) (and shall ensure that any of its directors, officers or employees will) comply in all respects with any Sanctions applicable to it, whether directly or indirectly.

24.9	Use of proceeds

No Obligor shall directly or indirectly, use the proceeds of the Facility or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity:

(a)	to fund or facilitate any activities of or business with any individual or entity (“Person”) that, at the time of such funding or facilitation, is:

(i)	the subject or the target of any Sanctions;

(ii)	owned 50% or more by or otherwise controlled by, or acting on behalf of one or more Persons referenced in clause (i) above; or

(iii)	located, organized or resident in a Sanctioned Territory; or

(b)	to fund or facilitate any activities of or business in any Sanctioned Territory;

(c)	in any manner or for any purpose:

(i)	that is prohibited by Sanctions:

(A)	applicable to any Party or any of its Affiliates; or

(B)	under the law governing any Transaction Document; or

(ii)	that would result in a violation of Sanctions by any Party or any of its Affiliates; or

(d)	in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as borrower, guarantor or otherwise) of Sanctions.

24.10	Non-AIF status

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain its status of an entity which is neither an AIF nor an AIFM.

(b)	None of the Obligors will take (or omit to take) any action to the extent that doing so will, or is reasonably likely to, result in it (and the Borrower shall ensure that none of the members of the Group will take (or omit to take) any action to the extent that doing so will, or is reasonably likely to, result in it) being an AIF or an AIFM.

24.11	AML compliance

(a)	Each Obligor (and the Borrower shall ensure that each other member of the Group will) shall conduct its operations at all times in compliance with the Money Laundering Laws.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain and enforce policies and procedures designed to ensure compliance with Money Laundering Laws and to prevent money laundering, bribery and corruption by that Obligor or, as applicable, any other member of the Group and by persons associated with any of the Obligors and/or any other member of the Group.

(c)	Each Obligor shall not (and the Borrower shall ensure that none of its Subsidiaries will) in each case including any of their respective existing or previous officers, directors, employees, agents, affiliates, associated parties and persons acting on behalf of such Obligor and/or any of the Borrower’s Subsidiaries, directly or indirectly use the proceeds of the Facility for any purpose that would breach Money Laundering Laws.

Restrictions on business

24.12	Merger

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal permitted pursuant to Clause 24.26 (Disposals).

24.13	Change of business

(a)	The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the Signing Date or planned by the Borrower on the basis of the information provided by the Borrower to the Mezzanine Agent as condition precedent to Financial Close.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) do all things necessary to maintain in full force and effect when necessary, all contracts or rights necessary or desirable for the conduct of its business.

24.14	Acquisitions

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) acquire or invest in any company, business, asset or undertaking unless:

(a)	required to carry out any Warehouse Project; and

(b)	such acquisition constitutes the acquisition of further Warehouse Projects, provided that Financial Close (ProjectCo) shall occur on or prior to the date of acquisition of such Warehouse Project.

24.15	Restricted changes

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) change, or allow any change to, any of the following without the Mezzanine Agent’s prior consent (acting reasonably):

(a)	its financial year end;

(b)	its constitutive documents (other than in respect of minor administrative matters or as required under applicable law) or that would not be prejudicial to the interests of the Finance Parties; and

(c)	its Auditor (by way of replacement, dismissal or otherwise), except this paragraph (c) shall not apply to the extent that such restriction on changing its Auditor is prohibited by applicable law.

24.16	Relationships with others

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) ensure that all the material terms of the arrangements between any Obligor as well as any other member of the Group and the Borrower, the Shareholders and/or any of their Affiliates are contained only in its constitutional documents, each Shareholder Loan Agreement, each Intragroup Loan Agreement and each Transaction Document to which an Obligor, a Shareholder and/or any of its Affiliates is party.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) have any material rights against, or obligations to, any person other than under:

(i)	the Transaction Documents and any Enhancement PPAs in accordance with Clause 24.22 (Sale of electricity);

(ii)	the Shareholder Loan Agreements and the Intragroup Loan Agreements provided that:

(A)	Security, in form and substance satisfactory to the Mezzanine Agent, has been granted to the Security Agent and/or the Common Security Agent (as applicable) over the Shareholder Loans and/or Intragroup Loans made available under such agreements; and

(B)	such Intragroup Loan Agreements and Shareholder Loan Agreements are fully subordinated to the Secured Obligations in accordance with the Intercreditor and Subordination Deed; and

(iii)	any other contract or arrangement provided that the aggregate amount of payments under such contracts or arrangements, across all Warehouse Projects, does not exceed EUR 250,000 (or equivalent in any other currency) and, per Warehouse Project in any calendar year, EUR 50,000, unless otherwise approved in the Construction Budget or the Operating Budget.

and, in each case, any transaction that they expressly contemplate.

(c)	No Obligor shall (and shall procure that no other member of the Group will) enter into any interest rate or currency swap, interest rate cap or collar, forward rate agreement or other interest rate, currency or commodity hedge (including for the avoidance of doubt any commodity hedge) or similar derivative transactions.

(d)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) ensure that each transaction or arrangement that it enters into or has entered into with any person is on ordinary commercial terms and on an arm’s length basis.

24.17	Country HoldCo

Each Obligor shall ensure that, prior to the first ProjectCo being acquired in an Eligible Jurisdiction, the relevant Country HoldCo is incorporated in Ireland, with 100% of its share capital owned, at all times, by the Senior Borrower and such Country HoldCo owning (indirectly via the relevant Project HoldCo) all ProjectCos in that Eligible Jurisdiction.

24.18	Shares

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) ensure that its shares are subject at all times to the Transaction Security, are fully paid and are not subject to any option to purchase or similar rights. It shall ensure that its constitutional documents do not and could not restrict or inhibit any transfer of those shares on creation or on enforcement of the Transaction Security.

(b)	No Obligor (other than the Borrower) shall (and the Borrower shall ensure that no other member of the Group will) issue any (further) shares in its capital without the prior written consent of the Mezzanine Agent.

(c)	Each Obligor shall ensure that no person has any rights (including voting and dividend rights), benefits or interests in respect of or derived from its shares other than:

(i)	in case of the ProjectCos- the Project HoldCos, the Country HoldCos and/or the Senior Borrower, as may be applicable;

(ii)	in case of the Project HoldCos - the Country HoldCos, and/or the Senior Borrower, as may be applicable;

(iii)	in case of the Country HoldCos, the Senior Borrower;

(iv)	in case of the Senior Borrower, the Borrower; and

(v)	in case of the Borrower, the Parent,

or, in each case, a Secured Party under the Transaction Security.

(d)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) grant to any person any securities convertible into its share capital or granted any rights to call for issuance of further shares in its capital.

(e)	The Borrower shall not have at any time any Subsidiaries (other than the ProjectCos, the Project HoldCos and the Country HoldCos) nor any security convertible into shares or other ownership interests in any person.

(f)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) have at any time any Subsidiaries (other than if applicable any ProjectCos, the Project HoldCos and the Country HoldCos) nor any security convertible into shares or other ownership interests in any person.

(g)	Each Obligor shall procure that all Country HoldCos are the (direct and/or indirect) owners of all ProjectCos in the Eligible Jurisdiction of that Country HoldCo.

24.19	Project Documents

(a)	No Obligor shall (and the Borrower shall ensure that each other member of the Group will) enter into any contract or arrangement to carry out the Warehouse Project in whole or part other than:

(i)	the Transaction Documents and any Enhancement PPAs in accordance with Clause 24.22 (Sale of electricity);

(ii)	a CPPA in connection with the sale of GoOs; and

(iii)	any other contract or arrangement provided that the aggregate amount of payments under such contracts or arrangements, across all Warehouse Projects, does not exceed EUR 250,000 (or equivalent in any other currency) and, per Warehouse Project in any calendar year, EUR 50,000, unless otherwise approved in the Construction Budget or, as applicable, the Operating Budget.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) comply with its obligations under, and take all reasonable steps to preserve its rights and remedies under, each Project Document in all material respects.

(c)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) take all reasonable steps to mitigate the impact of any default or Force Majeure under any Project Document.

(d)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) assign any of its rights, or transfer any of its rights and obligations under any of the Project Documents other than pursuant to the Security Documents.

(e)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) amend (or agree to an amendment) of any of the Project Documents in case this might trigger a Funding Shortfall, any delay to any Key Project Milestone and/or a Material Adverse Effect.

(f)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain internal capabilities for portfolio reconciliation requirements in accordance with Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (European Market Infrastructure Regulation), or appoint and maintain a third party service provider for such purposes.

24.20	Abandonment

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) abandon, mothball, decommission, cancel, suspend or withdraw from any Warehouse Project or any part thereof.

24.21	Procurement

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) use procurement methods in compliance with applicable laws which ensure a sound selection of goods and services at fair market value and that any Obligor and, as applicable, other member of the Group is making its capital investments in a cost effective manner.

24.22	Sale of electricity

(a)	With respect to the electricity generated by any Warehouse Project and other than in case any feed-in tariffs or other subsidies apply, no Obligor shall (and the Borrower shall procure that no other member of the Group shall) enter into any other sale and purchase agreement and/or derivative instrument (including any commodity swap or other hedge instrument) other than a Power Purchase Agreement and Enhancement PPAs provided that, in the case of an Enhancement PPA, an Obligor or other member of the Group may only execute an Enhancement PPA if:

(i)	the Borrower has updated the then current Base Case pursuant to Clause

22.5 (Updated Base Case) in connection with the entry into such proposed Enhancement PPA;

(ii)	the entry into such Enhancement PPA does not in any way derogate the feed-in tariff or other subsidies that apply in connection with that Warehouse Project; and

(iii)	the Debt Sizing Case (calculated by reference to a 25-year debt sizing period commencing on the Commercial Operation Date) applicable to the relevant Warehouse Project to which such Enhancement PPA relates continues to be complied with following the entry into any such Enhancement PPA.

(b)	Each Obligor shall ensure that at least forty per cent. (40%) of all total aggregated Revenues across all Warehouse Projects is generated from Non- Merchant Revenue, calculated by reference to a twenty (20) year period commencing on the date on which each Warehouse Project achieves its Commercial Operation Date.

24.23	Sale of GoOs

The Borrower shall ensure that each ProjectCo shall sell GoOs in accordance with any CPPA.

Assets and Security

24.24	Negative pledge

In this Clause 24.24, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading (and not arising as a result of any default or omission by it) and which does not adversely affect the carrying out of the relevant Warehouse Project;

(iii)	the Transaction Security;

(iv)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(v)	any other Security or Quasi-Security referred to for the purpose of this paragraph (c) in any Guarantor Accession Letter; or

(vi)	any other Security or Quasi-Security in relation to which the Mezzanine Agent has given its prior written consent.

24.25	Security

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) take all steps necessary or desirable to preserve the enforceability, perfection, preservation and ranking of the Transaction Security.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will), forthwith upon the request of the Mezzanine Agent, from time to time enter into such other assignments, mortgages, charges, pledges or other security documents creating, confirming or evidencing Security in favour of the Secured Parties over such assets of the Borrower, shares or agreements as the Mezzanine Agent may specify and take all such steps as may reasonably be required by the Mezzanine Agent to perfect such security interests.

24.26	Disposals

(a)	Subject to paragraphs (b) and (c) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group (including no ProjectCo) will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) does not apply to any sale, lease, transfer or other disposal of:

(i)	electricity in accordance with any PPA;

(ii)	an Excluded Permitted Disposal;

(iii)	the GoOs in accordance with any CPPA; and

(iv)	a Warehouse Project (as defined in the Senior Facility Agreement) in accordance with the terms of the Senior Facility Agreement and paragraphs (c) and (d) below.

(c)	A ProjectCo may dispose of its Warehouse Project, and an Obligor may dispose of its shares (whether directly or indirectly) in a ProjectCo, Project HoldCo or Country HoldCo if:

(i)	no Default is continuing or would result from that disposal;

(ii)	that disposal is on arm’s length and standard commercial terms;

(iii)	that disposal would not result in the Non-Euro Ratio to exceed the Non- Euro Cap;

(iv)	following the completion of that disposal, at least forty per cent. (40%) of all total aggregated Revenues across all Warehouse Projects is generated from Non-Merchant Revenue, calculated by reference to a twenty (20) year period commencing on the date on which each Warehouse Project achieves its Commercial Operation Date, as set out in paragraph (b) of Clause 24.22 (Sale of electricity);

(v)	the Obligors, by not less than fifteen (15) Business Days prior to the date of the proposed disposal, notify the Mezzanine Agent (on behalf of all Finance Parties) of the same; and

(vi)	the net disposal proceeds are not less than the aggregate of:

(A)	the minimum amount of disposal proceeds required to be achieved for that disposal to be permitted under the Senior Facility Agreement and the related “finance documents” (howsoever defined under the Senior Facility Agreement) as notified by the Senior Agent to the Mezzanine Agent (on behalf of the Finance Parties);

(B)	the Allocated Mezzanine Facility Amount of that Warehouse Project or the Warehouse Project(s) owned by the relevant ProjectCo, Project HoldCo or, as applicable, Country HoldCo; and

(C)	any and all accrued interest, fees, costs and expenses owing to the Agent, the Security Agent and any other Finance Party which are due and remain unpaid, or will be due and payable, under the Finance Documents as at the date of such disposal.

(d)	The Obligors must ensure that:

(i)	the Prepayment Disposal Proceeds are immediately applied either:

(A)	in accordance with Clause 7.3 (Disposal of a Warehouse Project); or

(B)	paid into the Disposal Proceeds Account for application in accordance with Clause 18.2 (Disposal Proceeds Account); and

(ii)	an amount of the Disposal Proceeds equal to the Disposal Equity Amount shall, unless such amount is applied in prepayment in accordance with Clause 7.3 (Disposal of a Warehouse Project), immediately be transferred to the Disposal Proceeds Account.

(e)	For the purposes of this Clause 24.26, “net disposal proceeds” means the gross proceeds of any disposal permitted under paragraph (c) above less an amount determined by the Mezzanine Agent as the reasonable costs and expenses incurred by any Finance Party associated with that disposal.

(f)	The Mezzanine Agent shall notify the Obligors and the Senior Agent of:

(g)	Prior to the proposed date of disposal notified by the Obligors to the Mezzanine Agent pursuant to paragraph (c)(v) above, the Mezzanine Agent shall notify the Obligors and the Senior Agent of the anticipated amount of the Prepayment Disposal Proceeds required to be paid for the purposes of this Clause 24.26.

(h)	A Warehouse Project disposed of, or a Warehouse Project owned by a ProjectCo or (indirectly) by a Project HoldCo or Country HoldCo (as applicable) the shares of which are disposed of, in accordance with paragraph (c) above will cease to be a Warehouse Project as from the date on which the Mezzanine Agent delivers the notice set out in paragraph (b) of Clause 28.5 (Resignation and release of security on disposal).

24.27	Preservation of Assets

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain and preserve all of its assets that are necessary, in the opinion of the Mezzanine Agent, for the carrying out of each of the Warehouse Projects, in good working order and condition, ordinary wear and tear excepted.

24.28	Good title to assets

(a)	The Borrower shall procure that each ProjectCo maintains good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary or desirable to carry out the Warehouse Project owned by it.

(b)	No Obligor shall (and the Borrower shall ensure that no member of the Group will) sell or grant (or agree to sell or grant) any right of pre-emption over, or any lease or tenancy of or otherwise disposed of any of its interests in any of the Charged Property (other than the option to sublease a plot of land which is not used and/or required for purposes of the relevant Warehouse Project).

24.29	Access

Each Obligor shall (and the Borrower shall ensure that each member of the Group will):

(a)	on request of the Mezzanine Agent, provide the Mezzanine Agent with any information that Mezzanine Agent may reasonably require about that company’s business and affairs, the Charged Property and its compliance with the terms of the Security Documents; and

(b)	permit the Finance Parties as well as each of their respective representatives, delegates and professional advisers, including the Technical Adviser, free access at all reasonable times and on reasonable notice at the cost of the Borrower:

(i)	to inspect and take copies and extracts from the books, accounts and records of the Obligors; and

(ii)	to view the Site and the Charged Property (without becoming liable as mortgagee in possession).

24.30	Real Property

The Borrower shall ensure that each ProjectCo:

(a)	has at all times rights to all Real Property required to carry out its Warehouse Project at the relevant Site;

(b)	supplies to the Security Agent on demand any information in relation to its Real Property that the Security Agent reasonably requires;

(c)	repairs and keeps in good and substantial repair to the reasonable satisfaction of the Security Agent all buildings, trade and other fixtures, plant, machinery and chattels at any time forming part of the Charged Property and (prior to a Default, on reasonable notice) when necessary replace such items with others of similar quality and value;

(d)	not at any time without the prior written consent of the Security Agent (i) effects, carrie out or permits any demolition, reconstruction or rebuilding of or any structural alteration or material change in the use of the Real Property, or (ii) sever or unfix or remove any of the fixtures, fittings, plant or machinery (other than its stock in trade or work in progress) on or in the Real Property (except for the purpose and in the course of making necessary repairs to that item or of replacing that item with new or improved models or substitutes);

(e)	observes and performs all restrictive and other covenants, stipulations and obligations now or at any time affecting any of its Real Property to the extent that they are subsisting and capable of being enforced; and

(f)	duly and diligently enforces all restrictive or other covenants, stipulations and obligations benefiting any of its Real Property and not waive, release or vary (or agree so to do) the obligations of any other party thereto.

24.31	Further assurance

(a)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent and/or Common Security Agent may reasonably specify (and in such form as the Security Agent and/or Common Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent, the Common Security Agent and/or on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	Following a Default that is continuing, each Obligor shall (and procure that each other member of the Group will) promptly do all such acts or execute all such documents as the Security Agent may specify (acting in its absolute discretion) to exercise, and fully benefit from, the right conferred upon the Security Agent under any Power of Attorney.

(d)	Each Obligor must use, and must procure that any other member of the Group that is a potential provider of Transaction Security uses, all reasonable endeavours lawfully available to grant such Security.

Accounts and financial obligations

24.32	Project expenditure

(a)	No Obligor shall (and the Borrower shall ensure that no member of the Group will), with respect to any Warehouse Project incur and/or pay for (in whatever form, including cash and non-cash consideration) any Cost Overrun unless:

(i)	that Cost Overrun is set out in the most recently delivered Construction Budget and Warehouse Report under this Agreement and approved by the Agent (acting in consultation with the Lenders’ Technical Adviser);

(ii)	no more than an aggregate total of ten per cent. (10%) of Cost Overruns have been incurred by the consolidated Group across all Warehouse Projects;

(iii)	Security, in form and substance satisfactory to the Mezzanine Agent, has been granted to the Security Agent over the Contingent Equity to be applied in connection with such Cost Overrun and such Contingent Equity (whether by way of Shareholder Loan or by issued share capital) is fully subordinated to the Secured Obligations in accordance with the Intercreditor and Subordination Deed;

(iv)	any other Security requested by the Mezzanine Agent has been granted to the Security Agent in form and substance satisfactory to the Mezzanine Agent; and

(v)	other than this condition being satisfied in connection with the incurrence and/or payment of such Cost Overrun under this Agreement, the Senior Agent has notified the Mezzanine Agent that it has otherwise approved such Cost Overrun under the Senior Facility Agreement.

(b)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain proper books, accounts, records and procedures in relation to its business and undertaking sufficient to record and monitor the progress of the Warehouse Project and to identify the assets, works and services financed by the Facilities, and retain all records evidencing expenditure on the relevant Warehouse Project.

24.33	Distributions

(a)	The Borrower shall not pay, make or declare any Distribution other than payment to the Parent of the Permitted Distributions.

(b)	No Obligor (other than the Borrower) shall (and the Borrower shall ensure that no member of the Group will) pay, make or declare any Distribution other than to the extent permitted pursuant to Clause 18.5 (Distributions Account).

24.34	Eligible Pre-RtB Costs Rebalance

The Borrower shall apply, in full, the proceeds of any "utilisation" (howsoever defined under the Senior Facility Agreement) towards the repayment of the Loan(s) to which such Eligible Pre-RtB Costs were financed by.

24.35	Loans and Guarantees

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, other than under any Intragroup Loan Agreement and Shareholder Loan Agreement provided that:

(a)	Security, in form and substance satisfactory to the Mezzanine Agent, has been granted to the Security Agent and/or the Common Security Agent (as applicable) over the Shareholder Loans and/or Intragroup Loans made available under such agreements;

(b)	such Intragroup Loan Agreements and Shareholder Loan Agreements are fully subordinated to the Secured Obligations in accordance with the Intercreditor and Subordination Deed;

(c)	the aggregate amount of Intragroup Loans made available to any Obligor may not exceed the aggregate of:

(i)	to the extent funded by the Senior Lenders only, the Allocated Senior Facility Amount in connection with a Warehouse Project to which that Intragroup Loan relates;

(ii)	to the extent funded by the Lenders only, the Allocated Mezzanine Facility Amount; and

(iii)	to the extent funded by Contingent Equity, such Contingent Equity and such Contingent Equity (whether by way of Shareholder Loan or by issued share capital) is fully subordinated to the Secured Obligations in accordance with the Intercreditor and Subordination Deed.

24.36	Indebtedness

(a)	The Borrower shall ensure that no member of the Group shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness:

(i)	arising under or permitted by the Finance Documents;

(ii)	any Financial Indebtedness under Shareholder Loans and/or Intragroup Loans made in accordance with Clause 24.35 (Loans and Guarantees); or

(iii)	not falling within paragraph (b)(i) above if the aggregate amount does not exceed EUR 250,000.

24.37	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

Miscellaneous

24.38	Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each ProjectCo will (or another member of the Group will on their behalf)) maintain Insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business, in accordance with the requirements set out in Schedule 15 (Insurance).

(b)	The Mezzanine Agent shall have the right to request that an Insurance Adviser reviews the Insurances maintained by the ProjectCos (or another member of the Group will on their behalf), including without limitation as to whether or not these meet the criteria for bankability for the purposes of a project financing on the basis of Good Industry Practice as well as the requirements set out in Schedule 15 (Insurance). If the Insurance Adviser determines any shortfall, the Borrower shall ensure that promptly, but at the latest within ten (10) Business Days upon a respective request by the Mezzanine Agent, Insurances are taken out so that the overall insurances meet such standards and requirements.

24.39	Further documents

Subject to, but without prejudice to, Clause 24.31 (Further assurance), each Obligor shall (and the Borrower shall ensure that each member of the Group will) execute all such other documents and instruments and do all such other acts as a Finance Party may reasonably determine are necessary to give effect to the provisions of the Transaction Documents and to cause the Transaction Documents to be duly registered, notarised and stamped in any applicable jurisdiction.

24.40	Centre of main interest and establishments

In relation to each Obligor, for the purposes of the EU Insolvency Regulation, its centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in its Original Jurisdiction and it has no "establishment" (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.26 (Acceleration).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document or, in respect of the Bad Boy Guarantee, the Sponsor does not pay on the due date thereunder, in each case, at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

25.2	Specific undertakings

(a)	Any requirement of Clause 23 (Financial covenants) is not satisfied or any Obligor does not comply with any provision of Clause 4.6 (Conditions subsequent), Clause 24.24 (Negative Pledge), Clause 24.26 (Disposals), Clause 24.33 (Distributions), Clause 24.34 (Eligible Pre-RtB Costs Rebalance) and/or Clause 24.36 (Indebtedness).

(b)	The proceeds of any Utilisation are not applied in accordance with the terms of the Finance Documents.

25.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment)).

(b)	The Sponsor does not comply with any provision of the Bad Boy Guarantee (other than those referred to in Clause 25.1 (Non-payment)).

(c)	No Event of Default under paragraphs (a) and (b) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (i) the Mezzanine Agent giving notice to the Borrower and (ii) any Obligor becoming aware of the failure to comply.

25.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or, in the case of the Sponsor, the Bad Boy Guarantee, or any other document delivered by or on behalf of any Obligor or the Sponsor under or in connection with any Finance Document or the Bad Boy Guarantee is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5	Cross default

(a)	Any Financial Indebtedness of any Major Project Party is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Major Project Party is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Major Project Party is cancelled or suspended by a creditor of any Major Project Party as a result of an event of default (however described).

(d)	Any creditor of any Major Project Party becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	A "default" (howsoever defined) under the Senior Facility Agreement occurs under the Senior Facility Agreement.

(f)	No Event of Default will occur under this Clause 25.5 if the aggregate amount of:

(i)	Financial Indebtedness (other than Financial Indebtedness incurred in connection with grid deposits and other Financial Indebtedness incurred under PPAs) or commitment for Financial Indebtedness (other than Financial Indebtedness incurred in connection with grid deposits and other Financial Indebtedness incurred under PPAs) falling within paragraphs (a) to (d) above is less than EUR 50,000.00; and

(ii)	Financial Indebtedness incurred (or committed) in connection with grid deposits and Financial Indebtedness incurred (or committed) under PPAs falling within paragraphs (a) to (d) above is less than EUR 500,000.

For the avoidance of doubt, the limitations set out in this paragraph (f) shall in no way apply in connection with paragraph (e) above.

25.6	Insolvency

(a)	A Major Project Party:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Major Project Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Major Project Party.

25.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, examinership, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Major Project Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Major Project Party;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Major Project Party which is not an Obligor), examiner, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any Major Project Party,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 25.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen days of commencement.

25.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Major Project Party having an aggregate value of EUR 50,000 (unless such process is directly related to PPAs, in which case the aggregate value of EUR 500,000 shall apply) and which is not discharged within ten (10) Business Days of commencement of such expropriation, attachment, sequestration, distress or execution (as applicable).

25.9	Litigation

Any litigation, arbitration or administrative proceeding before any court, arbitral body or agency which, if adversely determined, might be reasonably expected to have a Material Adverse Effect has started or been threatened in writing against any member of the Group (or against the directors of any member of the Group) or in relation to any Warehouse Project.

25.10	Final judgment

(a)	Any member of the Group fails to comply with any final judgment, final decree, final award or final order made against it by any Authority, other than where that judgment, decree, award or order does not and is not reasonably likely to have a Material Adverse Effect.

(b)	For the purposes of paragraph (a) above, a judgment, decree, award or order is taken to be final even though an appeal may be pending against it, or it may still be subject to appeal.

25.11	Unlawfulness

(a)	It is or becomes unlawful for a Major Project Party to perform any of its obligations under the Transaction Documents, or any such obligations are not or cease to be (or are alleged (unless such allegation is obviously frivolous or vexatious) by a member if the Group not to be) legal, valid, binding and enforceable, or otherwise cease to be effective.

(b)	It is or becomes unlawful for a Major Project Party to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

25.12	Termination or Repudiation

(a)	Any Transaction Document is terminated, cancelled repudiated or rescinded prior to its originally stated maturity or not renewed upon its expiry, in each case, provided that such event has a Portfolio Effect (whether on a stand-alone basis or in aggregate across multiple Warehouse Projects).

(b)	An Obligor repudiates any of the Transaction Security or evidences an intention to repudiate any of the Transaction Security.

(c)	No Event of Default under paragraph (a) will occur if, to the extent such termination, cancellation or rescission (as applicable) is in respect of a Project Document, the Obligors have, prior to such termination, cancellation or rescission (as applicable), replaced that Project Document by a document or written arrangement in form and substance satisfactory to the Mezzanine Agent:

(i)	under which the material unperformed obligations owed to the Obligors under the replaced Project Document are assumed or replaced on substantially equivalent terms (or on terms more favourable to the Obligors); and

(ii)	with the same counterparties as those parties under the replaced Project Document or with any new counterparties in respect of whom the Mezzanine Agent has provided its prior written consent.

25.13	Governmental Intervention

By or under the authority of any government:

(a)	the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or

(b)	all or a majority of the issued shares of any member of the Group or the whole or any part (the book value of which is ten per cent. (10%) or more of the book value of the whole) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired; or

(c)	any restriction is placed on:

(i)	the conversion of any currency in which the Warehouse Project revenues are denominated into the currency in which any amount due to a Finance Party under the Finance Documents is denominated; or

(ii)	the payment or transfer to a Finance Party (or to an Mezzanine Agent or other Finance Party on its behalf in accordance with the Finance Documents) of any amount due to it under the Finance Documents.

25.14	Transaction Security

(a)	Any Obligor fails to perform or comply with any of the obligations assumed by it in the Security Documents to which it is a party.

(b)	At any time any of the Transaction Security is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective.

(c)	At any time, any of the Transaction Security fails to have first ranking priority or is subject to any prior ranking or pari passu ranking Security.

25.15	Ownership of the Obligors

Any Obligor (other than the Borrower) and/or any ProjectCo, Project HoldCo and/or Country HoldCo ceases to be a wholly owned Subsidiary of the Borrower unless this is the result of a disposal in accordance with the express terms of this Agreement.

25.16	Force Majeure or shutdowns

(a)	Any Force Majeure or shutdown of any Warehouse Project (in whole or in any material part):

(i)	for a period lasting at least:

(A)	whilst such Warehouse Project is in construction, one hundred twenty (120) days (in each case, whether or not consecutive); and

(B)	whilst such Warehouse Project is operational, one hundred fifty (150) days (in each case, whether or not consecutive); or

(ii)	results in a delay of the respective completion by 90 days or a Material Adverse Effect.

(b)	Any Warehouse Project is destroyed (in whole or in any material part) and is not reasonably likely, in the opinion of the Mezzanine Agent (acting in consultation with the Lenders' Technical Adviser) to be reinstated under a Reinstatement Plan so as to satisfy the matters set out in the Project Close Confirmation.

25.17	Authorisations

Any Required Authorisation:

(a)	is not in full force and effect (whether through failure to obtain, revocation, cancellation, termination or otherwise) at any time when required; or

(b)	is modified in any way that is reasonably likely to have a Material Adverse Effect.

25.18	E&S matters

Any E&S Claim is commenced against any Obligor, any ProjectCo, any Project HoldCo, any Country HoldCo or the Warehouse Project that is reasonably likely to result in a Material Adverse Effect.

25.19	Sanctions

Any representation or undertaking in relation to the Sanctions made or deemed to be made by any member of the Group in the Transaction Documents or any other document delivered by or on behalf of any member of the Group under or in connection with any Transaction Document is or proves to have been incorrect or misleading when made or deemed to be made.

25.20	Non-AIF status

Any representation or undertaking in relation to the Non-AIF Status made or deemed to be made by any of the Obligors in this Agreement is or proves to have been incorrect or misleading when made or deemed to be made.

25.21	Funding Shortfall

A Funding Shortfall occurs which has (whether on a stand-alone basis or in aggregate across multiple Warehouse Projects) a Portfolio Effect.

25.22	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe is likely to have a Material Adverse Effect.

25.23	Government subsidy

Any electricity generation subsidy and/or tariff has been terminated or is no longer available for any Warehouse Project which has (whether on a stand-alone basis or in aggregate across multiple Warehouse Projects) a Portfolio Effect.

25.24	Key Project Milestones

Any Key Project Milestone has not been achieved and such non achievement has (whether on a stand-alone basis or in aggregate across multiple Warehouse Projects) a Portfolio Effect.

25.25	Equity Cure

(a)	No Event of Default shall occur under Clause 25.2 (Specific undertakings) solely in relation to a failure to comply with any requirement of Clause 23 (Financial covenants) if any Holding Company of the Borrower makes available to the Borrower additional amounts to be applied as provided for in this Clause 25.25 (each, an "Equity Cure").

(b)	The Equity Cure shall be made as follows:

(i)	within five (5) Business Days after the respective Calculation Date as of which the Borrower does not comply with Clause 23 (Financial covenants), the Borrower notifies the Mezzanine Agent that it intends to make an Equity Cure;

(ii)	within five (5) Business Days after the notification referred to in paragraph (i) above, the amount of the Equity Cure:

(A)	is made available to the Borrower;

(B)	is sufficient to immediately restore the requirements set out in Clause 23 (Financial covenants) following application of such Equity Cure in accordance with Clause 7.6 (Mandatory Prepayment – Equity Cure).

(c)	An Equity Cure may not be made:

(i)	on two (2) or more consecutive Calculation Dates; and

(ii)	more than three (3) times up until the Termination Date.

25.26	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Mezzanine Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Mezzanine Agent on the instructions of the Majority Lenders; and/or

(b)	exercise, or direct the Security Agent and the Common Security Agent to exercise, any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

SECTION 10

CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

Subject to this Clause 26, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

26.2	Consultation

An Existing Lender must consult with the Borrower (whether directly or through the Mezzanine Agent) for no more than ten (10) Business Days before it may make an assignment or transfer in accordance with Clause 26.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of any Lender;

(b)	to a fund which is a Related Fund of that Existing Lender; or

(c)	made at a time when an Event of Default is continuing.

Such consultation shall be conclusively evidenced by the notification the Mezzanine Agent sends to the Borrower about the intended assignment or, as the case may be, transfer and asking the Borrower to give its view.

26.3	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Mezzanine Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Mezzanine Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii)	performance by the Mezzanine Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Mezzanine Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 26.6 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Mezzanine Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Mezzanine Agent (for its own account) a fee of EUR 2,000.

26.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 26.2 (Consultation) and Clause 26.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Mezzanine Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Mezzanine Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Mezzanine Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Mezzanine Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Mezzanine Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

26.7	Procedure for assignment

(a)	Subject to the conditions set out in Clause 26.2 (Consultation) and Clause 26.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Mezzanine Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Mezzanine Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Mezzanine Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 26.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Consultation) and Clause 26.3 (Other conditions of assignment or transfer).

26.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower

The Mezzanine Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

26.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may following a ten (10) Business Day consultation period with the relevant Obligors, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.10	Pro rata interest settlement

(a)	If the Mezzanine Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.6 (Procedure for transfer) or any assignment pursuant to Clause 26.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 26.10, references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 26.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

27.	RESTRICTIONS ON DEBT PURCHASE TRANSACTIONS

27.1	Prohibition on Debt Purchase Transactions by the Group

The Obligors may not, and must procure that each other member of the Group does not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is or will be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.19 ("Know your customer" checks), the Parent may request that any of its Subsidiaries or any other member of the Group becomes an Additional Guarantor and grants the Security requested by the Mezzanine Agent in writing.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Mezzanine Agent a duly completed and executed Guarantor Accession Letter; and

(ii)	the Mezzanine Agent has received all of the documents and other evidence listed in Part E (Conditions precedent for an Additional Obligor) of Schedule 2 (Conditions Precedent and Subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Mezzanine Agent.

(c)	The Mezzanine Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part E (Conditions precedent for an Additional Obligor) of Schedule 2 (Conditions Precedent and Subsequent).

(d)	Other than to the extent that the Majority Lenders notify the Mezzanine Agent in writing to the contrary before the Mezzanine Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Mezzanine Agent to give that notification. The Mezzanine Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

28.3	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Mezzanine Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Permitted Disposal and the Parent has confirmed this is the case; or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

(b)	The Mezzanine Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 20.1 (Guarantee and indemnity); and

(iii)	the Parent has confirmed that it shall ensure that the Disposal Proceeds will be applied in in accordance with Clause 7.3 (Disposal of a Warehouse Project) or paid into the Disposal Proceeds Account for application in accordance with Clause 18.3 (Disposal Proceeds Account).

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Permitted Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

28.4	Repetition of Representations

Delivery of a Guarantor Accession Letter constitutes confirmation by the relevant Additional Guarantor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.5	Resignation and release of security on disposal

If a Guarantor is or is proposed to be the subject of a Permitted Disposal then:

(a)	where that Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Guarantor, the Security Agent may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non- crystallisation; and

(b)	any resignation of that Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal and on the date on which the Mezzanine Agent (acting on the instructions of all Lenders) notifies the Obligors that all other obligations under the Finance Documents relating to such disposal are discharged in full by the Obligors in form and substance satisfactory to the Mezzanine Agent.

SECTION 11

THE FINANCE PARTIES

29.	ROLE OF THE MEZZANINE AGENT AND, THE ARRANGER AND THE REFERENCE BANKS

29.1	Appointment of the Mezzanine Agent

(a)	Each of the Arranger and the Lenders appoints the Mezzanine Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Mezzanine Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Mezzanine Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Instructions

(a)	The Mezzanine Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Mezzanine Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Mezzanine Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Mezzanine Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Mezzanine Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Mezzanine Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Mezzanine Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Mezzanine Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Mezzanine Only Security Documents or enforcement of the Mezzanine Only Transaction Security.

29.3	Duties of the Mezzanine Agent

(a)	The Mezzanine Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Mezzanine Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Mezzanine Agent for that Party by any other Party.

(c)	Without prejudice to Clause 26.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Mezzanine Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Mezzanine Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Mezzanine Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Mezzanine Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Mezzanine Agent shall provide to the Borrower within one (1) Business Day of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and (if applicable) fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Mezzanine Agent to that Lender under the Finance Documents.

(h)	The Mezzanine Agent shall promptly forward to the Security Agent a copy of all notices issued pursuant to Clause 25.26 (Acceleration).

(i)	The Mezzanine Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Mezzanine Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Mezzanine Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Group

The Mezzanine Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.7	Rights and discretions

(a)	The Mezzanine Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Mezzanine Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Mezzanine Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Mezzanine Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Mezzanine Agent (and so separate from any lawyers instructed by the Lenders) if the Mezzanine Agent in its reasonable opinion deems this to be desirable.

(e)	The Mezzanine Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Mezzanine Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Mezzanine Agent may act in relation to the Finance Documents through its officers, employees and agents and the Mezzanine Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Mezzanine Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Mezzanine Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Mezzanine Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower, or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Mezzanine Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Mezzanine Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for documentation

Neither the Mezzanine Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Mezzanine Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

The Mezzanine Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Mezzanine Agent), the Mezzanine Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Mezzanine Only Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Mezzanine Only Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Mezzanine Only Transaction Security other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Mezzanine Agent) may take any proceedings against any officer, employee or agent of the Mezzanine Agent in respect of any claim it might have against the Mezzanine Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Documents and any officer, employee or agent of the Mezzanine Agent may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Mezzanine Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Mezzanine Agent if the Mezzanine Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Mezzanine Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Mezzanine Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Mezzanine Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Mezzanine Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Mezzanine Agent's liability, any liability of the Mezzanine Agent arising under or in connection with any Finance Document or the Mezzanine Only Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Mezzanine Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Mezzanine Agent at any time which increase the amount of that loss. In no event shall the Mezzanine Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Mezzanine Agent has been advised of the possibility of such loss or damages.

29.11	Lenders' indemnity to the Mezzanine Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Mezzanine Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Mezzanine Agent (otherwise than by reason of the

Mezzanine Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to payment systems etc.), notwithstanding the Mezzanine Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Mezzanine Agent) in acting as Mezzanine Agent under the Finance Documents (unless the Mezzanine Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Mezzanine Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Mezzanine Agent to an Obligor.

29.12	Resignation of the Mezzanine Agent

(a)	The Mezzanine Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively, the Mezzanine Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Mezzanine Agent.

(c)	If the Majority Lenders have not appointed a successor Mezzanine Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Mezzanine Agent (after consultation with the Borrower) may appoint a successor Mezzanine Agent (acting through an office in the United Kingdom).

(d)	If the Mezzanine Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Mezzanine Agent is entitled to appoint a successor Mezzanine Agent under paragraph (c) above, the Mezzanine Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Mezzanine Agent to become a party to this Agreement as Mezzanine Agent) agree with the proposed successor Mezzanine Agent amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Mezzanine Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Mezzanine Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Mezzanine Agent shall make available to the successor Mezzanine Agent such documents and records and provide such assistance as the successor Mezzanine Agent may reasonably request for the purposes of performing its functions as Mezzanine Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Mezzanine

Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Mezzanine Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Mezzanine Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above), but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Mezzanine Agent) and this Clause 25 (and any agency fees for the account of the retiring Mezzanine Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Mezzanine Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Mezzanine Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Mezzanine Agent under the Finance Documents, either:

(i)	the Mezzanine Agent fails to respond to a request under Clause 12.8 (FATCA Information) and a Lender reasonably believes that the Mezzanine Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Mezzanine Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Mezzanine Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Mezzanine Agent notifies the Borrower and the Lenders that the Mezzanine Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Mezzanine Agent were a FATCA Exempt Party, and that Lender, by notice to the Mezzanine Agent, requires it to resign.

29.13	Replacement of the Mezzanine Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days' notice to the Mezzanine Agent (or, at any time the Mezzanine Agent is an Impaired Mezzanine Agent, by giving any shorter notice determined by the Majority Lenders) replace the Mezzanine Agent by appointing a successor Mezzanine Agent (acting through an office in the United Kingdom).

(b)	The retiring Mezzanine Agent shall (at its own cost if it is an Impaired Mezzanine Agent and otherwise at the expense of the Lenders) make available to the successor Mezzanine Agent such documents and records and provide such assistance as the successor Mezzanine Agent may reasonably request for the purposes of performing its functions as Mezzanine Agent under the Finance Documents.

(c)	The appointment of the successor Mezzanine Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Mezzanine Agent. As from this date, the retiring Mezzanine Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Mezzanine Agent) and this Clause 29 (and any agency fees for the account of the retiring Mezzanine Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Mezzanine Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Mezzanine Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Mezzanine Agent, it may be treated as confidential to that division or department and the Mezzanine Agent shall not be deemed to have notice of it.

29.15	Relationship with the Lenders

(a)	Subject to Clause 26.10 (Pro rata interest settlement), the Mezzanine Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Mezzanine Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Mezzanine Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, (if applicable) fax number and (where communication by electronic mail or other electronic means is permitted under Clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, (if applicable) fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and paragraph (a)(ii) of Clause 36.6 (Electronic communication) and the Mezzanine Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Mezzanine Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Mezzanine Only Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Mezzanine Only Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Mezzanine Only Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Mezzanine Only Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Mezzanine Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Mezzanine Only Charged Property, the priority of any of the Mezzanine Only Transaction Security or the existence of any Security affecting the Mezzanine Only Charged Property.

29.17	Mezzanine Agent's management time

Any amount payable to the Mezzanine Agent under Clause 14.3 (Indemnity to the Mezzanine Agent), Clause 16 (Costs and expenses) and Clause 29.11 (Lenders' indemnity to the Mezzanine Agent) shall include the cost of utilising the Mezzanine Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Mezzanine Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Mezzanine Agent under Clause 11 (Fees).

29.18	Deduction from amounts payable by the Mezzanine Agent

If any Party owes an amount to the Mezzanine Agent under the Finance Documents the Mezzanine Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Mezzanine Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.19	Amounts paid in error

(a)	If the Mezzanine Agent pays an amount to another Party and within five (5) Business Days of the date of payment the Mezzanine Agent notifies that Party that such payment was an Erroneous Payment, then the Party to whom that amount was paid by the Mezzanine Agent shall on demand refund the same to the Mezzanine Agent.

(b)	Neither:

(i)	The obligations of any Party to the Mezzanine Agent; nor

(ii)	The remedies of a Mezzanine Agent,

(whether arising under this Clause 29.19 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Mezzanine Agent or any other Party).

(c)	In this Agreement, "Erroneous Payment" means a payment of an amount by the Mezzanine Agent to another Party which the Mezzanine Agent determines (acting reasonably) was made in error.

29.20	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Mezzanine Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 29.20 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

29.21	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 29.20 (Role of Reference Banks), Clause 40.3 (Other exceptions) and Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations), subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

30.	THE SECURITY AGENT

30.1	Security Agent as trustee

(a)	The Security Agent declares that it holds the Mezzanine Only Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

(b)	Each of the Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Instructions

(a)	The Security Agent shall:

(i)	subject to paragraphs (c) and (d) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Mezzanine Agent (acting on behalf of the Majority Lenders or, as the case may be, all the Lenders); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Mezzanine Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clause 30.5 (No duty to account) to Clause 30.10 (Exclusion of liability), Clause 30.13 (Confidentiality) to Clause 30.18 (Custodians and nominees) and Clause 30.21 (Acceptance of title) to Clause 30.25 (Disapplication of Trustee Acts);

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(A)	Clause 35.1 (Order of application); and

(B)	Clause 35.4 (Permitted Deductions).

(d)	If giving effect to instructions given by the Mezzanine Agent (acting on the instructions of the Majority Lenders) would (in the Security Agent's opinion) have an effect equivalent to an amendment or waiver which is subject to Clause 32.5 (Exceptions), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(e)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (c)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(f)	The Security Agent may refrain from acting in accordance with any instructions of the Mezzanine Agent, the Majority Lenders or any other group of Lenders until it has received any indemnification and/or security, and/or (with respect to any payment by the Security Agent which may be imminent) any prefunding that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)	Without prejudice to the provisions of the remainder of this Clause 30.2, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

(h)	At any time after receipt by the Security Agent of notice from the Mezzanine Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Mezzanine Agent (provided that the Security Agent has been appropriately indemnified and/or secured and/or prefunded),take any action as in its sole discretion it thinks fit to enforce the Mezzanine Only Transaction Security.

(i)	The Secured Parties shall not have any independent power to enforce or have recourse to, any of the Mezzanine Only Transaction Security or to exercise any right, power, authority or discretion arising under the Mezzanine Only Security Documents except through the Security Agent.

30.3	Duties of the Security Agent

(a)	The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly forward to the Mezzanine Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Mezzanine Agent.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

30.4	No fiduciary duties to Obligors

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

30.5	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

30.6	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.7	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Mezzanine Agent, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Mezzanine Only Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent shall be entitled to carry out all dealings with the Lenders through the Mezzanine Agent and may give to the Mezzanine Agent any notice or other communication required to be given by the Security Agent to the Lenders.

(c)	The Security Agent may assume (unless it has received written notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party, any Lenders or any group of Lenders has not been exercised; and

(iii)	any notice made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

(d)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(e)	Without prejudice to the generality of paragraph (d) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any Finance Party) if the Security Agent in its opinion deems this to be desirable.

(f)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Mezzanine Only Transaction Security through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct.

(h)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.8	Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Mezzanine Only Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Mezzanine Only Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

30.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Mezzanine Only Transaction Security unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by or in connection with any Finance Document, the Mezzanine Only Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Mezzanine Only Transaction Security;

(iii)	any shortfall which arises on the enforcement or realisation of the Mezzanine Only Transaction Security; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Mezzanine Only Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party (other than the Security Agent),

on behalf of any Secured Party (other than the Security Agent) and each Secured Party (other than the Security Agent) confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Mezzanine Only Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

30.11	Lenders' indemnity to the Security Agent

(a)	Each Lender shall in proportion to its share of the Total Commitments (or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

(d)	Lenders' indemnity obligation under this Clause 30.11 (Lenders' Indemnity to the Security Agent) shall continue to be in force and effect notwithstanding the discharge or termination of the Finance Documents or removal or resignation of the Security Agent.

30.12	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Borrower and to the Mezzanine Agent on behalf of the Lenders.

(b)	Alternatively the Security Agent may resign by giving 30 days' notice to the other Parties (or the Mezzanine Agent on behalf of the Lenders), in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Mezzanine Agent) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall, make available to the successor Mezzanine Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent's resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Mezzanine Only Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 30.22 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 30.12 and Clause 14.3 (Indemnity to the Security Agent) and Clause 30.11 (Lenders' indemnity to the Mezzanine Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

30.13	Confidentiality

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty.

30.14	Information from the Secured Parties

Each Secured Party shall supply the Security Agent with any information that the Security Agent may specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

30.15	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Mezzanine Only Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Mezzanine Only Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Mezzanine Only Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Mezzanine Only Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property (in so far as it relates to the Mezzanine Only Transaction Security), the priority of any of the Mezzanine Only Transaction Security or the existence of any Security affecting the Charged Property (in so far as it relates to the Mezzanine Only Transaction Security).

30.16	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

30.17	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Mezzanine Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

30.18	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

30.19	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub- delegate.

30.20	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Secured Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

30.21	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

30.22	Winding up of trust

If the Security Agent, with the approval of the Agent (acting on the instructions of the Majority Lenders,) determines that:

(a)	all of the Secured Obligations have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Mezzanine Only Transaction Security and the rights of the Security Agent under each of the Mezzanine Only Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 30.12 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Mezzanine Only Security Document.

30.23	Releases

Upon a disposal of any of the Mezzanine Only Charged Property or the resignation of an Obligor in accordance with Clause 28 (Changes to the Obligors):

(a)	pursuant to the enforcement of the Mezzanine Only Transaction Security by a Receiver or the Security Agent;

(b)	if that disposal is permitted under the Finance Documents; or

(c)	if the Security Agent is instructed to release the Mezzanine Only Transaction Security granted by the resigning Obligor under the terms of Clause 28 (Changes to the Obligors),

the Security Agent shall (at the cost and upon the request of the Obligors) without incurring any liability, release that property from the Mezzanine Only Transaction Security given by that Obligor and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Mezzanine Only Transaction Security or other claim over that asset or Obligor and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

30.24	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

30.25	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) or Clause 35 (Application of Proceeds) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Mezzanine Agent;

(b)	the Mezzanine Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Mezzanine Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Mezzanine Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Mezzanine Agent, pay to the Mezzanine Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Mezzanine Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).

32.2	Redistribution of payments

The Mezzanine Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party's rights

On a distribution by the Mezzanine Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Mezzanine Agent, pay to the Mezzanine Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

(a)	This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 12

ADMINISTRATION

33.	PAYMENT MECHANICS

33.1	Payments to the Mezzanine Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Mezzanine Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Mezzanine Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency(or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Mezzanine Agent) and with such bank as the Mezzanine Agent, in each case, specifies.

33.2	Distributions by the Mezzanine Agent

Each payment received by the Mezzanine Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor), Clause 33.4 (Clawback and pre-funding) and Clause 29.18 (Deduction from amounts payable by the Mezzanine Agent) be made available by the Mezzanine Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Mezzanine Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

33.3	Distributions to an Obligor

The Mezzanine Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Mezzanine Agent under the Finance Documents for another Party, the Mezzanine Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Mezzanine Agent pays an amount to another Party and it proves to be the case that the Mezzanine Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Mezzanine Agent shall on demand refund the same to the Mezzanine Agent together with interest on that amount from the date of payment to the date of receipt by the Mezzanine Agent, calculated by the Mezzanine Agent to reflect its cost of funds.

(c)	If the Mezzanine Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Mezzanine Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Mezzanine Agent shall notify the Borrower of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Mezzanine Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Mezzanine Agent the amount (as certified by the Mezzanine Agent) which will indemnify the Mezzanine Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

33.5	Impaired Mezzanine Agent

(a)	If, at any time, the Mezzanine Agent becomes an Impaired Mezzanine Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Mezzanine Agent in accordance with Clause 33.1 (Payments to the Mezzanine Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Mezzanine Agent in accordance with Clause 29.13 (Replacement of the Mezzanine Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Mezzanine Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 33.2 (Distributions by the Mezzanine Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

33.6	Partial payments

(a)	If the Mezzanine Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Mezzanine Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Mezzanine Agent, the Security Agent (including any Receiver or Delegate) under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any unpaid amount owing to the Arranger and accrued interest, fee or commission due to any Finance Party but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Mezzanine Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.7	No set-off by Obligors

(a)	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.8	Business Days

(a)	Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9	Currency of account

(a)	Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

33.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Mezzanine Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Mezzanine Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Mezzanine Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

33.11	Disruption to payment systems etc.

If either the Mezzanine Agent determines (in its discretion) that a Disruption Event has occurred or the Mezzanine Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Mezzanine Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Mezzanine Agent may deem necessary in the circumstances;

(b)	the Mezzanine Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Mezzanine Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Mezzanine Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (Amendments and Waivers);

(e)	the Mezzanine Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Mezzanine Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11; and

(f)	the Mezzanine Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

34.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	APPLICATION OF PROCEEDS

35.1	Order of Application

All amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Mezzanine Only Transaction Security shall be held by the Security Agent on trust to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as trustee, any Receiver or any Delegate;

(b)	in payment to the Mezzanine Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 33.6 (Partial Payments);

(c)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

35.2	Investment of Proceeds

Prior to the application of the proceeds of the Mezzanine Only Transaction Security in accordance with Clause 35.1 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Mezzanine Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of this Clause 35.

35.3	Currency Conversion

(a)	For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

35.4	Permitted Deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Mezzanine Only Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

35.5	Discharge of Secured Obligations

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Mezzanine Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Mezzanine Agent in the same currency as that in which any Unpaid Sum is denominated.

35.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause.

36.	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or (if applicable) fax.

36.2	Addresses

The address and (if applicable) fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Mezzanine Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Mezzanine Agent and Security Agent, that identified with its name below,

or any substitute address or (if applicable) fax number or department or officer as the Party may notify to the Mezzanine Agent (or the Mezzanine Agent may notify to the other Parties, if a change is made by the Mezzanine Agent) by not less than five Business Days' notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5)Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Mezzanine Agent or to the Security Agent will be effective only when actually received by the Mezzanine Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Mezzanine Agent's or the Security Agent's signature below (or any substitute department or officer as the Mezzanine Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Mezzanine Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	All notices to a Lender from the Security Agent shall be sent through the Mezzanine Agent.

(f)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (e) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

36.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Mezzanine Agent shall notify the other Parties.

36.5	Communication when Mezzanine Agent is Impaired Mezzanine Agent

If the Mezzanine Agent is an Impaired Mezzanine Agent the Parties may, instead of communicating with each other through the Mezzanine Agent, communicate with each other directly and (while the Mezzanine Agent is an Impaired Mezzanine Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Mezzanine Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Mezzanine Agent has been appointed.

36.6	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Mezzanine Agent only if it is addressed in such a manner as the Mezzanine Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 36.6.

36.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Mezzanine Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

38.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS

40.1	Required consents

(a)	Subject to Clause 40.2 (All Lender matters) and Clause 40.3 (Other exceptions) and Clause 30.23 (Releases) and the Intercreditor and Subordination Deed, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Mezzanine Agent, or in respect of the Mezzanine Only Security Documents the Security Agent, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

(c)	Paragraph (c) of Clause 26.10 (Pro rata interest settlement) shall apply to this Clause 40.

40.2	All Lender matters

Subject to the Intercreditor and Subordination Deed, an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of "Termination Date", "Majority Lenders", "Sanction Provisions", "Sanctioned Territory", "Sanctions", "Sanctions Authority", "Sanctions Mandatory Prepayment Event", "AIF", "AIFM", "AIFMD", "AIFMD Law" and "Anti-Bribery and Corruption Laws" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrower or Guarantors (other than in accordance Clause 28 (Changes to the Obligors));

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.4 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.4 (Mandatory prepayment - Sanctions), Clause 7.11 (Application of prepayments), Clause 21.24 (Anti-Bribery and Anti-Corruption), Clause 21.25 (Sanctions), Clause 21.26 (Non-AIF status), Clause 21.43 (Dealings with SRCs and SDNs), Clause 24.7 (Anti-Bribery and Anti-Corruption), Clause 24.8 (Sanctions), Clause 24.9 (Use of proceeds), Clause 24.10 (Non-AIF status), Clause 25.19 (Sanctions), Clause 25.20 (Non-AIF status), Clause 26 (Changes to the Lenders), Clause 27 (Changes to the Obligors),Clause 32 (Sharing among the Finance Parties), this Clause 40, Clause 45 (Governing law); or Clause 46 (Jurisdiction);

(i)	the nature or scope of the guarantee and indemnity granted under Clause 20 (Guarantee and indemnity); or

(j)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed, shall not be made without the prior consent of all the Lenders.

40.3	Other exceptions

Subject to the Intercreditor and Subordination Deed an amendment or waiver which relates to the rights or obligations of the Mezzanine Agent, the Security Agent, the Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Mezzanine Agent, the Security Agent, the Arranger or that Reference Bank, as the case may be.

40.4	Replacement of Screen Rate

(a)	Subject to Clause 40.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Mezzanine Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)	In this Clause 40.4:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Screen Rate.

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)	the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that that Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than three (3) months; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

40.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender's Commitment under the Facility will be reduced by the amount of its Available Commitment under the Facility and to the extent that that reduction results in that Defaulting Lender's Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 40.5, the Mezzanine Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Mezzanine Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Mezzanine Agent) or the Mezzanine Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.6	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within fifteen (15) Business Days (unless the Borrower and the Mezzanine Agent agree to a longer time period in relation to any request) of that request being made:

(a)	its Commitment shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

40.7	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving fifteen (15) Business Days' prior written notice to the Mezzanine Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender, to an Eligible Institution (a "Replacement Lender") which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Mezzanine Agent has not given a notification under Clause 26.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Mezzanine Agent;

(ii)	neither the Mezzanine Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than five (5) after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Mezzanine Agent and the Borrower when it is satisfied that it has complied with those checks.

40.8	Sanction Provisions

In relation to the Original Lender and each other Lender that notifies the Mezzanine Agent to this effect (each a "Restricted Lender"), the Sanction Provisions shall only apply for the benefit of that Restricted Lender to the extent that the Sanction Provisions would not result in any violation of, conflict with or liability under any Blocking Regulation or a similar anti-boycott statute. In connection with any amendment, waiver, determination or direction relating to any part of the Sanction Provisions of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction by the Majority Lenders has been made.

41.	CONFIDENTIAL INFORMATION

41.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price- sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Mezzanine Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 29.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.9 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any insurer or reinsurer;

(e)	to consultants or service providers (including second party opinion provider, if applicable) for the purpose of assessing the sustainability features of the transaction under this Agreement, including, where applicable, the alignment of this Agreement with the current industry market standards for green, social, and sustainability-linked loans issued by the Loan Market Association, or, as the case may be, other international sustainability standards or benchmarks such as the UN Social Development Goals; and

(f)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 45 (Governing law);

(vi)	the names of the Mezzanine Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for the Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to

(xv) of paragraph (a) above is, nor will at any time be, unpublished price- sensitive information.

(d)	The Mezzanine Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Mezzanine Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

41.4	Entire agreement

This Clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.

41.7	Fee Letters

Notwithstanding anything to the contrary in this Agreement or in any other Finance Document to which any Party is a party, no Party, other than Deutsche Bank AG, London Branch (at its absolute discretion) shall disclose any Fee Letter (including the contents thereof) to any other person unless otherwise required by law.

41.8	Continuing obligations

The obligations in this Clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

42.1	Confidentiality and disclosure

(a)	The Mezzanine Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Mezzanine Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Mezzanine Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.5 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Mezzanine Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Mezzanine Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Mezzanine Agent or relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Mezzanine Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Mezzanine Agent's obligations in this Clause 42 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Mezzanine Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related obligations

(a)	The Mezzanine Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Mezzanine Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Mezzanine Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Mezzanine Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Mezzanine Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (b)(v) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42.

42.3	No Event of Default

No Event of Default will occur under Clause 25.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 42.

42.4	Tax Disclosure

Notwithstanding any of the provisions of the Finance Documents, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind, the "tax structure" and "tax treatment" (in each case within the meaning of the U.S. Treasury Regulation Section 1.6011-4) of the Facility and any materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax structure and tax treatment.

43.	BAIL-IN

43.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

43.2	Bail-In definitions

In this Clause 43:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers. "Bail-In Legislation" means:

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

in relation to the United Kingdom, the UK Bail-In Legislation; and

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write- down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

in relation to any other applicable Bail-In Legislation:

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

any similar or analogous powers under that Bail-In Legislation.

44.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 13

GOVERNING LAW AND ENFORCEMENT

45.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

46.	JURISDICTION

46.1	English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non- contractual obligations arising from or in connection with this Agreement, or a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a "Dispute").

(b)	Each Obligor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor shall argue to the contrary.

46.2	Service of process

Each Obligor agrees that the documents which start any proceedings in relation to any Finance Document, and any other documents required to be served in connection with those proceedings, may be served on it by being delivered to Law Debenture Corporate Services Limited at 8th Floor, 100 Bishopsgate, London EC2N 4AG, or to such other address in England and Wales as each such Obligor may specify by notice in writing to the Mezzanine Agent. Nothing in this paragraph shall affect the right of any Finance Party to serve process in any other manner permitted by law. This Clause applies to proceedings in England and proceedings elsewhere.

46.3	Resolution Procedure

If any matter is referred to the Resolution Procedure under the Finance Documents, the following procedure shall apply to resolve the matter, and such procedure shall not constitute a Dispute for so long as it is continuing in accordance with this Clause:

(a)	the Borrower and the Mezzanine Agent shall discuss the challenged matter in good faith for a period not exceeding ten (10) Business Days with a view to agreeing the challenged matter. If at the end of that period (or such longer period as the Borrower and the Mezzanine Agent may agree) the Borrower and the Mezzanine Agent have:

(i)	agreed the challenged matter, the Mezzanine Agent shall notify the Borrower of such agreement and such notification shall (absent manifest error) be final and conclusive with respect to the challenged matter; or

(ii)	not agreed the challenged matter, the challenged matter shall be referred to a person appointed in accordance with paragraph (b) below (an "Expert") for determination in accordance with the remainder of this Clause.

(b)	The Expert shall be:

(i)	a person having appropriate expertise with respect to, but no interest in the outcome of, the challenged matter referred to it and shall be appointed by the Mezzanine Agent with the consent of the Borrower (such consent not to be unreasonably withheld or delayed). If the Borrower and the Mezzanine Agent are unable to agree on the identity of the Expert within five (5) Business Days, either of them may request the President for the time being of the International Centre for Expertise (the International Chamber of Commerce) or an equivalent independent and internationally recognised body to appoint an Expert, provided that such person has, prior to the date of such appointment, confirmed in writing to the Borrower and the Mezzanine Agent that it has no conflict in acting as an Expert, has no interest in the outcome of the challenged matter and will remain neutral and impartial at all times when considering such referral; and

(ii)	given terms of reference determined by the Mezzanine Agent (acting in consultation with the Borrower) stating the reason for which the relevant referral is being made to him. The Borrower and the Mezzanine Agent may each provide such Expert with whatever supporting evidence they think appropriate and shall provide such Expert with such supporting evidence as is requested by such Expert.

(c)	An Expert shall:

(i)	not be bound to choose either the proposal made by the Borrower or that made by the Mezzanine Agent but shall be free to make his own reasonable determination of the point referred to it;

(ii)	act as an expert in determining the matter referred to it and not as an arbitrator; and

(iii)	give its decision as soon as practicable and, in any event, no later than fifteen (15) Business Days after the date of receipt of the terms of reference from the Mezzanine Agent.

(d)	At all times during a dispute but prior to the decision of an Expert pursuant to this Clause 46.3, the Assumptions, calculations or other determinations made by the Mezzanine Agent shall prevail for the purposes of any calculations to be made under the Finance Documents, provided that any Default that is continuing solely due to a calculation based on the Assumptions that are the subject of a challenge under this Clause (and which would not have occurred or be continuing if the relevant calculation had been based on the Assumptions determined by the Borrower) shall be deemed not to be continuing until such time as the dispute relating to the Assumptions is resolved in accordance with this Clause. The Expert's decision (when received) shall apply retrospectively to the relevant date to the extent that such decision was not available on that date.

(e)	An Expert's determination shall (absent manifest error) be final and binding on all the Parties in respect of the subject matter referred to it.

(f)	Once an Expert has reached a decision on the challenged matters, the Borrower shall update any documents or information previously delivered by it to the Mezzanine Agent to reflect the outcome of that determination.

(g)	The costs of any reference to an Expert will be borne by the Borrower, subject to the terms of reference agreed pursuant to this Clause.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

THE BORROWER

For and on behalf of

AEG MH 03 LIMITED

By:	/s/ Vincent Browne

Name: Vincent Browne

Title: CEO

Address: Suite 9/10, Blanchardstown Corporate Park Dublin 15

Fax:

Attention: Vincent Browne

THE ORIGINAL GUARANTOR

For and on behalf of

AEG MH 01 LIMITED

By:	/s/ Vincent Browne

Name: Vincent Browne

Title: CEO

Address: Suite 9/10, Blanchardstown Corporate Park Dublin 15

Fax:

Attention: Vincent Browne

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THE ARRANGER

For and on behalf of

DEUTSCHE BANK AG

By:	/s/ Pierre Kahn	Paul Battelle

Name:	Pierre Kahn	Paul Battelle

Title: Authorised Signatory

Address: Mainzer Landstrabe 11-17, Frankfur am Main, Germany

Attention: tie.pm@db.com

THE ORIGINAL LENDER

For and on behalf of

DEUTSCHE BANK AG

By:	/s/ Pierre Kahn	/s/ Paul Battelle

Name:	Pierre Kahn	Paul Battelle

Title: Authorised Signatory

Address: Mainzer Landstrabe 11-17, Frankfur am Main, Germany

Attention: tie.pm@db.com

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THE MEZZANINE AGENT

For and on behalf of

LAW DEBENTURE CORPORATE SERVICES LIMITED

By:	/s/ Rich Lynn

Name: Rich Lynn

Title: Authorized Signatory

Address: 8th Floor, 100 Bishopsgate, London EC2N 4AG

Fax: +44 (o) 20 7606 0643

Attention: Loan Agency-Rich Lynn

THE SECURITY AGENT

For and on behalf of

THE LAW DEBENTURE TRUST CORPORATION P.L.C.

By:	/s/ Laura Watson

Name: Laura Watson

Title: Authorized Signatory

Address: 8th Floor, 100 Bishopsgate, London EC2N 4AG

Fax: +44 (o) 20 7606 0643

Attention: Trust Management: 204832

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